Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 12, 2018

among

GENERAC ACQUISITION CORP.,
as Holdings,

GENERAC POWER SYSTEMS, INC. and its Subsidiaries listed as Borrowers on the Signature pages hereto, as Borrowers,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

and

WELLS FARGO BANK, N.A.,
as Documentation Agent
_________________

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, N.A.
as Joint Lead Arrangers and as Joint Bookrunners

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-ii-

-iii-

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	[RESERVED]
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Subordination Provisions
Exhibit H	Form of Intercompany Note
Exhibit I	Form of Compliance Certificate
Exhibit J	[RESERVED]
Exhibit K	[RESERVED]
Exhibit L-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M-1	Form of U.S. Revolver Note
Exhibit M-2	Form of U.K. Revolver Note
Exhibit N	[RESERVED]
Exhibit O	Form of Borrowing Base Certificate
Exhibit P	Applicable Margin Certificate

Schedule 1.01(a)	Bank Product Debt
Schedule 2.01	Revolver Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 3.08(a)	Subsidiaries
Schedule 3.17	Financing Statements and Other Filings
Schedule 3.20	Insurance
Schedule 5.12	Deposit Accounts
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

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CREDIT AGREEMENT dated as of May 30, 2012 (as amended on May 31, 2013, as amended and restated on May 29, 2015, as amended on November 2, 2016 and as further amended and restated as of June 12, 2018, this “Agreement”), among GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”), each of the other Borrowers (as hereinafter defined), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and WELLS FARGO BANK, N.A. as documentation agent (in such capacity, the “Documentation Agent”).

WHEREAS, the U.S. Borrowers, Guarantors and lenders party thereto immediately prior to the Restatement Date and the Administrative Agent are party to that certain Credit Agreement, dated as of May 30, 2012 (as amended on May 31, 2013, as amended and restated on May 29, 2015 and as amended on November 2, 2016, the “Original Credit Agreement”), pursuant to which the lenders thereunder made certain loans and other extensions of credit to the U.S. Borrowers;

WHEREAS, the U.S. Borrowers, the Guarantors and the Lenders party hereto and the other parties hereto desire to amend and restate the Original Credit Agreement in its entirety on and subject to the terms and conditions set forth herein;

NOW THEREFORE, the Lenders are willing to amend and restate the Original Credit Agreement and are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, and (c) the Eurodollar Rate (to the extent ascertainable) that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a one-month Interest Period plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum determined from time to time by Bank of America, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any U.S. Revolver Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II. All ABR Loans shall be denominated in Dollars.

“Account” shall have the meaning as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean a Person who is obligated under an Account, Chattel Paper or General Intangible (each as defined in the UCC).

“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Lender” shall have the meaning assigned to such term in Section  2.20.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Borrower or its Subsidiaries with respect to transactions evidenced by any Loan Document.

“Alternative Currency” shall mean, with respect to the U.K. Tranche, Euros and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative LC Currency” means (x) in the case of U.S. Letters of Credit, Yen and (y) in the case of U.K. Letters of Credit, Euros and Sterling, in each case, together with each other currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative LC Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the Alternative LC Currency as determined by the Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative LC Currency with Dollars.

“Alternative Currency Letter of Credit Sublimit” means an amount equal to $10,000,000. The Alternative Currency Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Subline.

“Amendment No. 1 Effectiveness Date” shall mean May 31, 2013.

“Amendment No. 1 Effectiveness Date Dividend” shall mean the dividend, in an amount not to exceed $345.0 million, to be paid on, or within 45 days of, the Amendment No. 1 Effectiveness Date from the Lead Borrower to Holdings from the proceeds of the Term Loans and to be paid from Holdings to Parent and from Parent to the holders of the Equity Interests of Parent.

“Amendment No. 2 Effective Date” shall mean May 29, 2015.

“Amendment No. 3 Effective Date” shall mean November 2, 2016.

“Agent Indemnitees” shall mean each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent.

“Agents” shall mean the Administrative Agent and the Syndication Agent and the Documentation Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Law” shall mean all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the Person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall mean with respect to any Type of Revolver Loan, the per annum margin set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability	ABR Loans	Eurodollar Loans	European Base Rate Loans

I	≥ 50%	0.125%	1.125%	1.125%
II	< 50%	0.375%	1.375%	1.375%

Until completion of the first full fiscal quarter after the Restatement Date, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease upon receipt by the Administrative Agent of the Applicable Margin Certificate required to be delivered by the Borrowers pursuant to Section  5.12 as of the last day of the fiscal quarter most recently ended, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Borrowers fail to deliver any Applicable Margin Certificate (or any Borrowing Base Certificate) required to be delivered pursuant to Section  5.12 on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level II were applicable, from the first day of the calendar month following the date such Applicable Margin Certificate (or Borrowing Base Certificate) was required to be delivered until the date of delivery of such Applicable Margin Certificate (or Borrowing Base Certificate).

“Applicable Margin Certificate: a certificate signed and certified as accurate by a Senior Officer of the Borrowers, substantially in the form of Exhibit P.

“Applicable Time” means, with respect to any borrowings and payments in Euro or Sterling, 2:00 p.m., London time, and with respect to any borrowings and payments denominated in any other Alternative Currency (other than Euro or Sterling), as agreed by the Administrative Agent and the Lead Borrower.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if the Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability” shall mean as of any applicable date, the amount by which the Line Cap at such time exceeds the aggregate amount of Revolver Loans and LC Obligations on such date.

“Availability Reserve” shall mean the sum (without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria (including collection rates or collection percentages)) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; provided that reserves of the type described in this clause (c) shall be instituted only after consultation with the Lead Borrower; (d) the Warranty Claim Reserve; (e) the Dilution Reserve; and (f) such additional reserves not otherwise addressed in clauses (a) through (e) above, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to establish or modify from time to time.

Notwithstanding anything to the contrary in this Agreement, (i) such Availability Reserves shall not be established or changed except upon not less than three (3) Business Days’ (or such shorter period as may be agreed by the Lead Borrower) prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such applicable Availability Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Lead Borrower and (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), and (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or such change. Notwithstanding clause (i) of the preceding sentence, changes to the Availability Reserves solely for purposes of correcting mathematical or clerical errors (and such other changes as are otherwise agreed by the Lead Borrower) shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of three (3) Business Days.

“Average Availability” shall mean at any Adjustment Date, the average daily Availability for the fiscal quarter immediately preceding such Adjustment Date.

“Average Usage” shall mean the average utilization of Revolver Commitments during the immediately preceding fiscal quarter.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” shall mean any of the following products, services or facilities extended to the Parent, any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Swap Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by Parent or Subsidiary.

“Bank Product Debt” shall mean Indebtedness and other obligations (including Cash Management Obligations) of Parent or any of its Subsidiaries relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its discretion in respect of Secured Bank Product Obligations, which shall in any event include the maximum amount of all Noticed Hedges.

“Bankruptcy Code” shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrowers” shall mean (i) the U.S. Borrowers and (ii) the U.K. Borrower (provided that the U.K. Borrower shall not be included in the definition of “Borrowers” with respect to (x) any provision of this Agreement or any other Loan Document pursuant to which the Borrowers are required to provide guarantees and/or pledge security interests in Collateral (including with respect to any Dominion Accounts and/or Deposit Accounts) including, but not limited to, pursuant to the Collateral and Guarantee Requirement and Sections 5.07, 5.09 and 5.12 and (y) the definitions of Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory and Availability Reserve, including all component definitions used in any of the foregoing).

“Borrowing” shall mean a group of Revolver Loans of a single Type, Class and in a single currency and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean at any time of calculation, the aggregate amount of the U.S. Borrowing Base and the U.K. Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit O, by which the Borrowers certify calculation of the U.S. Borrowing Base in accordance with Section 5.12 and the U.K. Borrowing Base as set forth herein.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of Exhibit C.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market; provided further that, (y) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency and (z) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), means any such day on which commercial banks and the London foreign exchange market are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” shall mean, in respect of any period, the aggregate of all expenditures incurred by the Lead Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including Capital Lease Obligations incurred, provided, however, that Capital Expenditures for the Lead Borrower and the Restricted Subsidiaries shall not include:

(a)       expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Lead Borrower and the Restricted Subsidiaries within twelve (12) months of receipt of such proceeds,

(b)       expenditures that are accounted for as capital expenditures of such person and that actually have been paid for by a third party (other than the Lead Borrower or any Restricted Subsidiary thereof) and for which neither the Lead Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(c)       the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment or property traded in at the time of such purchase and (y) the proceeds of a reasonably concurrent sale of used or surplus equipment or property, in each case, in the ordinary course of business, or

(d)       expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions.

“Capital Lease Obligations” shall mean the obligations of any person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Restricted Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” shall mean cash and any interest or other income earned thereon, or deposit account balances, and any other credit support satisfactory to the applicable Issuing Bank, that are delivered to the Administrative Agent to Cash Collateralize any Obligation.

“Cash Collateralize” shall mean the pledge and deposit with or the delivery of Cash Collateral to the Administrative Agent, as security for the payment of any Obligation, in an amount equal to 102.5% of such outstanding Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Management Obligations” shall mean obligations owed by any Borrower or Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury and treasury management services, Cash Management Services, credit cards or any automated clearing house transfer of funds.

“Cash Management Services” any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-Payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CCMP” shall mean CCMP Capital Advisors, LLC.

“Change in Control” shall mean:

(a)       the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any person which is the subject of clause (b) below) by any person other than Holdings (or another Parent Entity that has become a Loan Party) of any Equity Interests in the Lead Borrower, such that after giving effect thereto Holdings (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Lead Borrower, or

(b)       the acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors and any employee benefit plan and/or person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in Holdings representing more than the greater of (i)  35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the percentage of the aggregate ordinary voting power in Holdings held directly or indirectly by the Permitted Investors.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section  2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section  9.09.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees) at any time (including after Full Payment of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Revolver Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Class” (a) when used with respect to Lenders, refers to whether such Lender has a Loan, Protective Advance or Commitment with respect to the U.S. Tranche or the U.K. Tranche, (b) when used with respect to Commitments, refers to whether such Commitments are U.S. Revolver Commitments or U.K. Revolver Commitments, and (c) when used with respect to Revolver Loans or a Borrowing, refers to whether such Revolver Loans, or the Revolver Loans comprising such Borrowing, are Revolver Loans under the U.S. Tranche, Revolver Loans under the U.K. Tranche or Protective Advances under any of the U.S. Tranche or U.K. Tranche.

“Closing Date” shall mean May 30, 2012.

“Closing Date Dividend” shall mean the dividend, in an amount not to exceed $410.0 million, to be paid on, or within 45 days of, the Closing Date from the Borrower to Holdings from the proceeds of the Term Loans and to be paid from Holdings to Parent and from Parent to the holders of the Equity Interests of Parent.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Collateral” shall mean all the “Collateral” as defined in any Security Document; provided that, in no event shall any property or assets of the U.K. Borrower constitute Collateral (or be included in any component definition thereof) hereunder or under any of the Loan Documents.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of May 30, 2012 (as amended by that certain First Amendment to Guarantee and Collateral Agreement dated as of May 31, 2013, as further amended by that certain Second Amendment to Guarantee and Collateral Agreement dated as of November 2, 2016), among Parent (but solely in respect of Section 2 of the Collateral Agreement), Holdings, the Lead Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that, in each case subject to the Intercreditor Agreement:

(a)       on the Closing Date, the Administrative Agent shall have received (I) from Parent (but solely in respect of Section 2 of the Collateral Agreement) Holdings, the Lead Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is a Loan Party,

(b)       on the Closing Date or as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) the Lead Borrower, (B) each Domestic Subsidiary (other than a Disregarded Domestic Subsidiary) and (C) each Special Purpose Subsidiary (to the extent such pledge is permitted under the securitization agreements applicable to such Subsidiary), in the case of any such Domestic Subsidiary or Special Purpose Subsidiary, which is a Restricted Subsidiary owned on the Closing Date directly by or on behalf of Holdings, the Lead Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (A) each “first tier” material Foreign Subsidiary and (B) each material Disregarded Domestic Subsidiary, in each case which is a Restricted Subsidiary directly owned by Holdings, the Lead Borrower or a Subsidiary Loan Party; and (III) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(c)       on the Closing Date, all Indebtedness having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party and evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent for the benefit of the Secured Parties shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank,

(d)       [reserved],

(e)       on the Closing Date, or as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties, shall have been granted security interests in personal property of Holdings, the Lead Borrower or any such Subsidiary Loan Parties in accordance with the Collateral Agreement,

(f)       in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party,

(g)       after the Closing Date, (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) all the Equity Interests of the Lead Borrower issued after the Closing Date and (C) subject to Section  5.09(g) and Section  6.02(w), all other Equity Interests of any other Subsidiary that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (including any Special Purpose Subsidiary (to the extent such pledge is permitted under the securitization agreements applicable to such Subsidiary)) (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (i) any “first tier” Foreign Subsidiary directly owned by such Loan Party or (ii) any Disregarded Domestic Subsidiary directly owned by such Loan Party be pledged to secure Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary or a Domestic Subsidiary held by a Foreign Subsidiary be pledged to secure Obligations of any Loan Party), and the Administrative Agent for the benefit of the Secured Parties shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(h)       on the Closing Date, except as contemplated by any Security Document or otherwise agreed by the Administrative Agent, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document,

(i)       on the Closing Date, the Administrative Agent shall have received insurance certificates from the Lead Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section  5.02 is in full force and effect and such certificates shall (i) name the Administrative Agent, as collateral agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and, to the extent available, provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy,

(j)       within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Deposit Account other than Excluded Deposit Accounts opened following the Closing Date, the date such Loan Party notifies the Administrative Agent of the opening of such Deposit Account or the date any Person becomes a Loan Party hereunder), (i) each Loan Party shall cause each bank or other depository institution at which any Deposit Account other than any Excluded Deposit Account is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each Deposit Account other than any Excluded Deposit Account maintained by any Loan Party with such depository institution for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), (ii) the Borrowers shall establish the Dominion Account and obtain an agreement (in form satisfactory to the Administrative Agent) from the Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the Dominion Account, which may be exercised by the Administrative Agent during any Liquidity Period, requiring immediate deposit of all remittances received to a Dominion Account, (iii) each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each Loan Party shall instruct each Account Debtor to make all payments with respect to Current Asset Collateral into Deposit Accounts subject to Deposit Account Control Agreements; and

(k)       the Borrowers shall use commercially reasonable efforts to obtain Lien Waivers for all locations holding Inventory with a value in excess of $1,000,000 within (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the Closing Date.

Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that (a) neither the U.K. Borrower nor any other Loan Party shall be required to comply with the Collateral and Guarantee Requirement in respect of the giving of a guarantee by or a pledge of any property or assets of the U.K. Borrower and (b) the representations, warranties and covenants set forth herein with respect to the Collateral, the Security Documents or the Collateral and Guarantee Requirement shall not in any respects apply to the U.K. Borrower.

“Collateral Questionnaire” shall mean a certificate in form reasonably satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitment Adjustment Date” shall have the meaning assigned to such term in Section 2.28(a).

“Commitment Revolver Termination Date” shall mean the earliest to occur of (a) the Revolver Termination Date; (b) the date on which the Borrowers terminate the Revolver Commitments pursuant to Section 2.08; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 7.01.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Company Competitor” shall mean any person that competes with or which is affiliated with a person that competes with the business of Holdings, the Borrowers and their Subsidiaries from time to time, in each case as specifically identified by the Lead Borrower to the Administrative Agent from time to time in writing.

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio, determined on a consolidated basis for the Borrowers and their Restricted Subsidiaries for the most recent four fiscal quarters period, of (a) EBITDA minus (i) Capital Expenditures (except those financed with Indebtedness for borrowed money other than the Revolver Loans) paid in cash for such period and (ii) the aggregate amount of federal, state, local and foreign income taxes paid or payable currently in cash for such period to (b) Consolidated Fixed Charges paid or payable currently in cash for such period.

“Consolidated Fixed Charges” shall mean, with respect to the Borrowers and the Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) Interest Expense (but excluding, in any event (w) Transactions Costs and annual administrative or other agency fees, (x) fees and expenses associated with Dispositions, Investments and any issuances of Equity Interests or Indebtedness (in each case (A) not prohibited under this Agreement and (B) whether or not consummated) and (y) amortization of deferred financing costs) for such period less any interest income for such period received or (without duplication) to be received currently in cash, (b) regularly scheduled principal payments on funded Indebtedness paid or payable currently in cash for such period (other than payments made by the Borrowers and their Restricted Subsidiaries to the Borrowers and their Subsidiaries), (c)  all cash dividends or other distributions paid by the Lead Borrower or any Restricted Subsidiary during such period to any Person other than the Lead Borrower or any Restricted Subsidiary (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of the Lead Borrower or a Restricted Subsidiary during such period, (d) all cash dividends or other distributions paid by the Lead Borrower or any Restricted Subsidiary paid to any Person other than the Lead Borrower or any Restricted Subsidiary (excluding items eliminated in consolidation) on any series of Equity Interests of the Lead Borrower or a Restricted Subsidiary that is not Qualified Capital Stock during such period and (e) Restricted Payments made under clauses (b)(iv) (only to the extent the Borrowers would have relied on the Investment Conditions to make such Investment), (c), (f) and (k) of Section  6.06 made in cash during any fiscal period.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a)       any net after-tax (A) extraordinary, (B) nonrecurring or (C) unusual gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation, any severance expenses, and fees, expenses or charges related to any offering of Equity Interests of any Parent Entity or the Lead Borrower, any Investment or Indebtedness permitted to be incurred hereunder or refinancings thereof (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions (including any Transaction Costs) and Restatement Transactions (including Restatement Transaction Costs), in each case, shall be excluded,

(b)       any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)       any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the Lead Borrower) shall be excluded,

(d)       any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(e)       the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period,

(f)       consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, and

(g)       any increase in amortization or depreciation or any non-cash charges resulting from any amortization, write-up, write-down or write-off of assets with respect to assets revalued upon the application of purchase accounting (including tangible and intangible assets, goodwill, deferred financing costs and inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements)) in connection with the Transactions, Permitted Business Acquisitions or any merger, consolidation or similar transaction not prohibited hereunder.

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries at such date.

“Contractual Obligation” shall mean, as applied to any person, any provision of any security issued by that person or of any indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (U.K.).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Judgment” shall mean the Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor that the Administrative Agent reasonably determines: (a) could reasonably be expected to materially adversely affect the value of Eligible Inventory, Eligible In-Transit Inventory or Eligible Accounts, the enforceability or priority of the Administrative Agent’s Liens thereon, or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in liquidation of such Eligible Inventory, Eligible In-Transit Inventory or Eligible Accounts; or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Borrower is incomplete, inaccurate or misleading in any material respect.

“CTA” shall mean the Corporation Tax Act 2009 of the United Kingdom.

“Cure Action”     shall have the meaning assigned to such term in Section  6.10(b).

“Current Asset Collateral” shall mean the “Revolving Priority Collateral” as defined in the Intercreditor Agreement.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section  2.13(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any funding obligations (including its obligation to fund any portion of participations in Letters of Credit) hereunder, and such failure is not cured within two (2) Business Days of the date of the funding obligation; (b) has notified the Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit or has made a public statement to that effect; (c) has failed, within three (3) Business Days following written request by the Administrative Agent or the Lead Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Lead Borrower that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such confirmation); or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Deposit Account) for the Borrower or any other Loan Party, in each case as required by and in accordance with clause (j) of the definition of “Collateral and Guarantee Requirement.”

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Lead Borrower in good faith) of non-cash consideration received by the Lead Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section  6.05(g) and the last paragraph of Section  6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or cash equivalents).

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) consecutive months per the latest field examination, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other similar dilutive items, in each case, without duplication of any such amounts in the calculation of Eligible Accounts or other Availability Reserves for any such period, with respect to the Accounts of the Borrowers during such period, by (b) billings with respect to Accounts of the Borrowers during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Direction” has the meaning set forth in the definition of “Excluded Taxes.”

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of managers (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” shall mean any sale, transfer, lease or other disposition of assets.

“Disqualified Institutions” shall mean (a) those banks, financial institutions or other institutional lenders identified in writing to the Administrative Agent prior to the Closing Date and (b) Company Competitors.

“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary of which substantially all of its assets consist of Equity Interests of one or more indirect Foreign Subsidiaries.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative LC Currency or Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative LC Currency or Alternative Currency.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall mean a special concentration account established by the Borrowers at Bank of America or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.

“EBITDA” shall mean, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries for such period plus the sum of (a) (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xvi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)        provision for Taxes based on income, profits or capital of the Lead Borrower and the Restricted Subsidiaries for such period, including, without limitation, state, foreign, franchise and similar taxes, and Tax Distributions made by the Lead Borrower during such period,

(ii)       Interest Expense of the Lead Borrower and the Restricted Subsidiaries for such period,

(iii)      depreciation and amortization expenses of the Lead Borrower and the Restricted Subsidiaries for such period,

(iv)      business optimization expenses and restructuring charges and reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs (including future lease commitments) and costs to consolidate facilities and relocate employees); provided that with respect to each business optimization expense or restructuring charge or reserve, the Lead Borrower shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the Lead Borrower specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be; provided further that the aggregate amount added back to EBITDA pursuant to this clause (iv) in any period shall not exceed 20% of the EBITDA (or 25% in the case of any Permitted Business Acquisitions (it being understood that any such add backs in excess of the 20% threshold shall solely relate to Permitted Business Acquisitions)) of the Lead Borrower and the Restricted Subsidiaries for such period (prior to giving effect to any such add back),

(v)       the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Permitted Investors (or any accruals related to such fees and related expenses) during such period,

(vi)      Transaction Costs, Restatement Transaction Costs and fees, costs and expenses incurred directly in connection with any transaction, including any Investment, equity issuance, debt issuance, refinancing or Disposition (in each case, (A) not prohibited under this Agreement and (B) whether or not consummated) during such period,

(vii)      any non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation),

(viii)     letter of credit fees,

(ix)       to the extent reimbursable by third parties pursuant to indemnification provisions, other transaction fees, costs and expenses, provided that the Lead Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters,

(x)        to the extent actually reimbursed by insurance or a third party, costs of legal settlement, fines, judgments or orders,

(xi)       to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability events or casualty events,

(xii)      changes in earn-out obligations incurred in connection with any Permitted Business Acquisition or other Investments permitted under this Agreement and paid during the applicable period and any similar acquisitions completed prior to the Closing Date; provided such earn-out obligation is in effect for no longer than five (5) years from the closing date of the underlying transaction; provided further that any earn-out obligation with a duration of longer than two (2) years from the closing date of the underlying transaction shall not result in an add back to EBITDA in an amount greater than $5.0 million for any applicable period,

(xiii)     any unrealized losses in the fair market value of any Swap Agreements,

(xiv)      (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent such charges, costs, expenses, accruals or reserves are funded with an EBITDA Addback Contribution,

(xv)     any net unrealized losses resulting from currency translation losses related to currency remeasurements of Indebtedness (including any net loss resulting from Swap Agreements for currency exchange risk) and any unrealized foreign currency translation losses, and

(xvi)     the proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable period that such proceeds are intended to replace; provided that the Lead Borrower in good faith expects to receive such business interruption proceeds within the next four (4) fiscal quarters, minus (b) (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) (i) income tax credits and Restricted Payments pursuant to Section  6.06(b)(i), (ii) all non-cash gains increasing Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries for such period (but excluding any such gains (x) in respect of which cash or other assets were received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), (iii) any unrealized gains in the fair market value of any Swap Agreements and (iv) any net unrealized gains resulting from currency translation gains related to currency remeasurements of Indebtedness (including any net gain resulting from Swap Agreements for currency exchange risk) and any unrealized foreign currency translation gains, minus (c) (without duplication) (i) the amount added back to EBITDA pursuant to clause (a)(ix) above to the extent such transaction fees, costs and expenses were not reimbursed within the time period required by such clause (which amount shall be deducted in the next succeeding fiscal quarter following expiration of the applicable time period) and (ii) the amount added back to EBITDA pursuant to clause (a)(xvi) to the extent such business interruption proceeds were not received within the time period required by such clause (which amount shall be deducted in the next succeeding fiscal quarter following expiration of the applicable time period).

“EBITDA Addback Contribution” shall mean (a) the net cash proceeds received by the Lead Borrower from capital contributions to its equity capital, and (b) the net cash proceeds received by the Lead Borrower from the sale (other than to a Restricted Subsidiary) or issuance of Qualified Capital Stock of the Lead Borrower or any Parent Entity, in each case designated as an EBITDA Addback Contribution pursuant to a certificate of a Responsible Officer of the Lead Borrower concurrently with the delivery of financial statements for the fiscal quarter in which the contribution is utilized to offset the charge or expense add-back pursuant to clause (a)(xiv) of the definition of EBITDA, as the case may be, which proceeds shall not have been designated as a Cure Action.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, with respect to any Indebtedness and as of any date of determination, the applicable interest rate of such Indebtedness, taking into account interest rate floors, original issue discount and upfront fees with respect to such Indebtedness (with original issue discount and fees being equated to interest rate based on a four-year life to maturity or lesser remaining average life to maturity) and any amendment made to the interest rate with respect to such Indebtedness prior to such date of determination, but excluding arrangement, commitment, structuring and underwriting fees paid to the Joint Lead Arrangers or their Affiliates (in each case in their capacities as such) and any amendment fees paid with respect to such Indebtedness to the Joint Lead Arrangers or their Affiliates (in each case in their capacities as such).

“Eligible Accounts” shall mean, those Accounts created by a Borrower in the ordinary course of business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Credit Judgment to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a)       Accounts (i) that are more than 60 days past due and (ii) if no due date is specified, that the Account Debtor has failed to pay within 90 days of original invoice date,

(b)       Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)       Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(d)       Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)       Accounts that are not payable in Dollars,

(f)       Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) which letter of credit is assigned to the Administrative Agent for benefit of the Secured Parties (with such assignment acknowledged by the issuing or domestic confirming bank) or, if requested by the Agent, that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (y) the Account is covered by credit insurance in form substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent,

(g)       Accounts in excess of $3,000,000 in the aggregate with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

(h)       Accounts with respect to which the Account Debtor is a creditor of a Borrower has or has asserted a right of setoff or that is an open account payable, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff or dispute or open accounts payable,

(i)       Accounts with respect to which an Account Debtor whose total obligations owing to the Borrowers exceeded 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent’s Credit Judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit but shall not be excluded in an amount in excess of the foregoing percentage,

(j)       Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding,

(k)       Accounts, the collection of which the Administrative Agent, in its Credit Judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l)       Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien,

(m)       Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)       Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)       Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(p)       Accounts to the extent that open volume rebates payable in cash exist in respect of such Accounts (only to the extent of such rebates payable in cash),

(q)       Accounts representing late charges (only to the extent of such late charges),

(r)       Accounts representing chargeback receivables,

(s)       Accounts with respect to which the Account Debtors are designated by a Borrower as “do not sell,”

(t)       Accounts acquired in connection with a Permitted Business Acquisition, until the completion of an appraisal and field examination of such Accounts, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Business Acquisition),

(u)       Accounts with dated terms of more than 120 days from the invoice date,

(v)       Accounts in excess of $3,000,000 in the aggregate arising from sales of goods pursuant to “bill and hold” terms,

(w)       Accounts that are in excess of $15,000,000 owed by GE Capital Commercial Finance Corporation (or any other provider of dealer floor plan financing) as part of any dealer floor plan financing program that is reasonably acceptable to the Administrative Agent (it being understood that the dealer floor plan financing program between GE Capital Commercial Finance Corporation and the Lead Borrower in effect on the Closing Date is acceptable to the Administrative Agent), or

(x)       Accounts owed by an Account Debtor if any Accounts owed by such Account Debtor to any Borrower or Restricted Subsidiary (i) have been contributed, sold or otherwise financed in connection with a Receivables Facility or (ii) arise out of or are related to any Receivables Facility.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

“Eligible Inventory” shall mean Inventory of a Borrower consisting of finished goods held for sale in the ordinary course of business or raw materials, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Credit Judgment to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Lead Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)       a Borrower does not have good, valid, and marketable title thereto,

(b)       a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c)       it is not located at a location in the United States,

(d)       it is in-transit to or from a location of a Borrower (other than in-transit from one location of a Borrower to another location of a Borrower),

(e)       it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) (A) it is subject to a Lien Waiver executed by the lessor or warehouseman, as the case may be, or (B) a Rent and Charges Reserve has been established and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f)       it is the subject of a bill of lading or other document of title,

(g)       it is not subject to a valid and perfected first priority Administrative Agent’s Lien,

(h)       it consists of goods returned or rejected by a Borrower’s customers other than the goods that are undamaged or resalable in the ordinary course of business,

(i)       it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrowers’ business or, bill and hold goods, damaged or defective goods, “seconds” or Inventory acquired on consignment,

(j)       it consists of capitalized variances reserved on the Borrower’s books and records,

(k)       it consists of Inventory at locations which totals less than $100,000 at any given location,

(l)       it consists of Inventory consigned to customers in excess of $15,000,000 in the aggregate, or

(m)       it was acquired in connection with a Permitted Business Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Business Acquisition).

“Eligible In-Transit Inventory” shall mean up to $20,000,000 of Inventory of a Borrower that is not Eligible Inventory consisting of finished goods or raw materials, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is ineligible only because (a) it is in transit to or from a location of a Borrower or (b) solely in the case of documented inventory “on the water” (which documentation shall be reasonably satisfactory to the Administrative Agent), it is not located at a location in the United States. In determining the amount to be so included, Eligible In-Transit Inventory shall be valued at the lower of cost or market on a basis consistent with the Lead Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible In-Transit Inventory if:

(a)       it consists of an estimate of Inventory “on the water,” or

(b)       the estimated arrival at a company location is more than 5 weeks in the future.

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or terminated (within the meaning of Section 4041A of ERISA); or (g) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” shall mean the single currency of the Participating Member States.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period, with respect to any Credit Extension denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days (for Sterling on the commencement of such Interest Period) prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolver Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“European Base Rate” means on any day, with respect to Euros, Sterling and Dollars funded under the U.K. Tranche, LIBOR on the first Business Day in each month for a 1 month Interest Period as of 11:00 a.m. London time on such day (or, if such day is not a Business Day, on the preceding Business Day); and if the European Base Rate shall be less than 0.00% per annum, such rate shall be deemed 0.00% per annum for purposes of this Agreement.

“European Base Rate Borrowing” shall mean a Borrowing comprised of European Base Rate Loans.

“European Base Rate Loan” means each U.K. Revolver Loan which is designated or deemed designated as a European Base Rate Loan by the U.K. Borrower at the time of the incurrence thereof or conversion thereto. All European Base Rate Loans shall be denominated in Dollars, Euros or Sterling.

“Event of Default” shall have the meaning assigned to such term in Section  7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Deposit Account” shall mean (x) a Deposit Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is used for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or (iv) which, individually or together with any other Deposit Accounts that are Excluded Deposit Accounts pursuant to this clause (iv), has an average daily balance for any fiscal month of less than $3,000,000 and (y) the Net Proceeds Pledged Account.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is prohibited by law, regulation or Contractual Obligation from providing a Guarantee of the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee, (b) any Restricted Subsidiary for which the guaranteeing of the Obligations by such Subsidiary would result in material adverse tax consequences as reasonably determined by the Lead Borrower, (c) any Disregarded Domestic Subsidiary, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Disregarded Domestic Subsidiary, (e) any not-for profit Restricted Subsidiary, Captive Insurance Subsidiary or Special Purpose Subsidiary, (f) any Foreign Subsidiary and (g) any Restricted Subsidiary to the extent that the burden or cost of obtaining a Guarantee of the Obligations from such Subsidiary outweighs the benefit afforded thereby, as reasonably determined by the Administrative Agent and the Lead Borrower.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a U.S. Revolver Loan (other than pursuant to a Borrower request under Section 2.19), any U.S. federal withholding tax imposed on amounts payable hereunder to such Lender in respect of such U.S. Revolver Loan pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such tax pursuant to Section  2.17(a) or Section  2.17(c) or (y) is attributable to such person’s failure to comply with Section  2.17(e) with respect to such U.S. Revolver Loan, (d) any interest, additions to taxes or penalties with respect to the foregoing, (e) any withholding taxes imposed pursuant to FATCA, (f) any U.K. withholding taxes imposed on payments to a Lender under this Agreement in respect of a U.K. Revolver Loan (a “U.K. Tax Deduction”) if on any date the payment falls due: (i) the payment could have been made to the relevant Lender without a U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a party to this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or concession of any relevant taxing authority, or (ii) the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (a)(ii) of the definition of “U.K. Qualifying Lender” and (A) an officer of H.M. Revenue and Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment or from the Agents a certified copy of that Direction; and (B) the payment could have been made to the Lender without such a U.K. Tax Deduction if that Direction had not been made, or (iii) the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (a)(ii) of the definition of “U.K. Qualifying Lender” and (A) the relevant Lender has not given a Tax Confirmation to the Agents or a Loan Party; and (B) the payment could have been made to the relevant Lender without such U.K. Tax Deduction if the Lender had given a Tax Confirmation to the Agents or a Loan Party, on the basis that the Tax Confirmation would have enabled the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of section 930 of the ITA, or (iv) the relevant Lender is a Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without a U.K. Tax Deduction had that Lender complied with its obligations under Section 2.17(i)(i), Section 2.17(i)(ii) or Section 2.17(i)(iii), and (h) any U.K. withholding taxes imposed on a payment under this Agreement in respect of a U.K. Revolver Loan (or any U.K. withholding taxes which would be subject to an indemnification or an increased payment pursuant to Section 2.17 but for this clause (h)), which would not have been imposed or made had a Lender (the “Original Lender”) not: (i) assigned, transferred or otherwise disposed of any rights under this Agreement in each case in accordance with Section 9.04; or (ii) designated a new Lending Office; save to the extent that the U.K. withholding taxes arise as a result of a change in law after the date the Original Lender assigns, transfers or otherwise disposes of its rights under this Agreement in each case in accordance with Section 9.04, or designates a new Lending Office.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of February 9, 2012, among Holdings, the Lead Borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and parties party thereto from time to time.

“Existing Debt” shall mean the Indebtedness outstanding under the Existing Credit Agreement.

“Existing Lender” shall have the meaning assigned to such term in Section 9.27(c).

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing Credit Agreement (including any banker’s acceptances or other payment obligations arising therefrom) and outstanding as of the Closing Date and set forth on Schedule 2.05(a).

“Existing Revolver Loans” shall have the meaning assigned to such term in Section  9.27(c).

“Extended Revolver Loans” shall have the meaning assigned to such term in Section  2.23(a)(ii).

“Extended Revolver Commitment” shall have the meaning assigned to such term in Section  2.23(a)(ii).

“Extension” shall have the meaning assigned to such term in Section  2.23(a).

“Extension Offer” shall have the meaning assigned to such term in Section  2.23(a).

“FATCA” shall mean Sections 1471 through 1474, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCCR Test Amount” shall mean as defined in Section  6.10.

“Federal Funds Effective Rate” shall mean, for any day the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated May 30, 2012 by and among the Lead Borrower and the Administrative Agent.

“Fees” shall have the meaning assigned to such term in Section  2.12(a).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (U.K.).

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, with respect to any Tranche, a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans under such Tranche, as applicable, except to the extent allocated to other Lenders or Cash Collateralized under Section  2.21.

“Full Payment” shall mean with respect to any Obligations, (a) the full cash payment thereof (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made)), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in such proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent or reimbursable obligations for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), Cash Collateralization thereof. No Revolver Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Revolver Loans have expired or been terminated.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business, (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement or (z) any dealer related inventory repurchase obligations. The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantor” shall have the meaning assigned to such term in the Collateral Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Lead Borrower (i) having total assets (as determined in accordance with GAAP) in an amount of less than 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, (ii) contributing less than 2.5% to EBITDA for the Test Period of twelve (12) consecutive fiscal months most recently ended for which financial statements have been delivered pursuant to Section  5.04 and (iii) contributing less than 2.5% to consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for the Test Period of twelve (12) consecutive fiscal months most recently ended for which financial statements have been delivered pursuant to Section  5.04; provided, however, that the total assets (as so determined), EBITDA contribution (as so determined) and revenue (as so determined) of all Immaterial Subsidiaries shall not exceed 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, 2.5% of EBITDA for the relevant period or 2.5% of the consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for the relevant period, as the case may be. In the event that total assets of all Immaterial Subsidiaries exceeds 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries, the total contribution to EBITDA of all Immaterial Subsidiaries exceeds 2.5% of EBITDA for any relevant Test Period for which financial statements have been delivered pursuant to Section  5.04 or the total revenue of all Immaterial Subsidiaries exceeds 2.5% of consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for any relevant Test Period for which financial statements have been delivered pursuant to Section  5.04, as the case may be, (i) such Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 2.5% thresholds are met and (ii) to the extent not otherwise excluded as a Subsidiary Loan Party, shall comply with the Collateral and Guarantee Requirement.

“Increase Date” shall have the meaning assigned to such term in Section  2.22(b).

“Increase Loan Lender” shall have the meaning assigned to such term in Section  2.22(b).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section  6.01(j).

“Incurrence Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action and (ii) (1) the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action and (2) (I) Availability on a Pro Forma Basis immediately after giving effect to such action would be greater than the greater of (x) 17.5% of the Line Cap and (y) $17.5 million and (II) over the 20 consecutive Business Days prior to consummation of such action, Availability averaged no less than the greater of (x) 17.5% of the Line Cap and (y) $17.5 million, also on a Pro Forma Basis for such action.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements net of payments such person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. The Indebtedness of the Lead Borrower and the Restricted Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section  9.05(b).

“Information” shall have the meaning assigned to such term in Section  3.14(a).

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal, provincial, territorial or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar Person for such Person or any part of its property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors.

“Insolvency Regulation” shall mean The Council of the European Union Regulation No. 2015/ 848 on Insolvency Proceedings.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercompany Note” shall mean the Intercompany Note substantially in the form of Exhibit H.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of May 30, 2012, among the Administrative Agent and the Term Agent and acknowledged by the Lead Borrower and the other Loan Parties.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section  2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum without duplication of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Lead Borrower and the Restricted Subsidiaries with respect to Swap Agreements (provided that payments and costs upon the settlement or termination of a Swap Agreement will not be included in Interest Expense).

“Interest Payment Date” shall mean, (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan and any European Base Rate Loan, the first day of April, July, October and January of each year.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if agreed by all Lenders) or shorter period, as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing or European Base Rate Borrowing, as applicable, in accordance with Section  2.07 or repaid or prepaid in accordance with Section  2.08 or Section  2.10; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section  6.04.

“Inventory” shall have the meaning as defined in the UCC including all goods intended for sale, lease, display or demonstration, all work in process, and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment (as defined in the UCC)).

“Inventory Reserve” shall mean a reserve established by the Administrative Agent, in its Credit Judgment, to reflect factors that may negatively impact the value of Eligible Inventory.

“Investment Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action and (ii) either (A) (1) the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action and (2) (I) Availability on a Pro Forma Basis immediately after giving effect to such action would be greater than the greater of (x) 10% of the Line Cap and (y) $10 million and (II) over the 20 consecutive Business Days prior to consummation of such action, Availability averaged no less than the greater of (x) 10% of the Line Cap and (y) $10 million, also on a Pro Forma Basis for such action or (B) (I) Availability on a Pro Forma Basis immediately after giving effect to such action would be greater than the greater of (x) 12.5% of the Line Cap and (y) $12.5 million and (II) over the 20 consecutive Business Days prior to consummation of such action, Availability averaged no less than the greater of (x) 12.5% of the Line Cap and (y) $12.5 million, also on a Pro Forma Basis for such action.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean Bank of America or any Affiliate of Bank of America, Wells Fargo Bank, N.A. or any Affiliate of Wells Fargo Bank, N.A., any other Lender reasonably acceptable to the Lead Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed by either party) who agrees to issue Letters of Credit, or any replacement issuer appointed pursuant to Section  2.19.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section  2.12(c).

“Issuing Bank Indemnitees” shall mean the Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“ITA” shall mean the Income Tax Act 2007 of the United Kingdom.

“Joint Lead Arrangers” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Borrower or any Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any person be considered to be a Joint Venture to which such person is a party.

“Junior Lien Indebtedness” shall mean Indebtedness (other than the Term Loans or any Replacement Term Loans secured on a pari passu basis with the Term Loans) of the Borrower or any Restricted Subsidiary that is expressly subordinated, in writing, in right of security in respect of the Collateral to the Obligations.

“LC Application” shall mean an application by the Lead Borrower to the Issuing Bank for issuance of a Letter of Credit, in form reasonably satisfactory to the Issuing Bank.

“LC Conditions” shall mean the following conditions necessary for issuance of a Letter of Credit: (a) after giving effect to such issuance, (i) total LC Obligations do not exceed the Letter of Credit Subline, and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base, (ii) total U.S. LC Obligations under the U.S. Tranche do not exceed the U.S. Letter of Credit Subline, and, if no U.S. Revolver Loans are outstanding, such U.S. LC Obligations do not exceed the U.S. Borrowing Base and (iii) total U.K. LC Obligations under the U.K. Tranche do not exceed the U.K. Letter of Credit Subline, and, if no U.K. Revolver Loans are outstanding, such U.K. LC Obligations do not exceed the U.K. Borrowing Base; (b) each Letter of Credit shall expire not later than the earlier of (i) 365 days from issuance (or such longer period as may be agreed between the Issuing Bank and the applicable Borrower) and (ii) the fifth Business Day prior to the Revolver Termination Date; provided that any Letter of Credit may provide for an automatic renewal thereof for additional periods of up to 365 days (which in no event shall extend beyond the date referred to in clause (b)(ii), except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank); (c) the Letter of Credit and payments thereunder are denominated in Dollars or the Alternative LC Currency; and (d) the form of the proposed Letter of Credit is satisfactory to the Administrative Agent and the Issuing Bank in their reasonable discretion.

“LC Documents” shall mean all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrowers or any other Person to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Obligations” shall mean the U.S. LC Obligations and/or the U.K. LC Obligations.

“LC Request” shall mean a request for issuance of a Letter of Credit, to be provided by the Lead Borrower to the Issuing Bank, in form satisfactory to the Issuing Bank.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursements” shall mean payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit.

“Lead Borrower” shall have the meaning assigned to such term in the introductory paragraph.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section  9.04), as well as any person that becomes a “Lender” hereunder in accordance with Section  9.04.

“Lender Party” shall mean the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean the U.S. Letters of Credit and the U.K. Letters of Credit.

“Letter of Credit Subline” shall mean $75,000,000, which amount shall include the Alternative Currency Letter of Credit Sublimit.

“LIBOR” shall have the meaning assigned to such term in the definition of “Eurodollar Base Rate.”

“LIBOR Quoted Currency” means Dollars, Euro and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 2.27.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Eurodollar Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lien Waiver: shall mean an agreement, in form reasonably satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent and Term Agent to enter upon the premises and remove the Collateral or to use the premises to store the Collateral as permitted hereunder; and (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents (as defined in the Collateral Agreement) in its possession relating to the Collateral as agent for the Administrative Agent and Term Agent, and agrees to deliver the Collateral to the Administrative Agent or Term Agent upon request, in accordance with such agreement.

“Line Cap” shall mean equal to an amount that is the lesser of (a) the aggregate amount of all Revolver Commitments and (b) the then applicable Borrowing Base.

“Liquidity Event” shall mean the occurrence of a date when (a) (x) Availability plus (y) the amount of Qualified Cash (up to $5,000,000) on such date (but not to exceed Availability on such date) shall have been less than the greater of (i) 10% of the Line Cap and (ii) $10,000,000, in either case for five consecutive Business Days, until such date as (b) (x) Availability plus (y) the amount of Qualified Cash (up to $5,000,000) on such date (but not to exceed Availability on such date) shall have been at least equal to the greater of (i) 10% of the Line Cap and (ii) $10,000,000 for 30 consecutive calendar days. It being understood and agreed that for purposes of this Agreement and the other Loan Documents, a Liquidity Event shall not be deemed to occur as a result of the initial Borrowings, if any, on the Closing Date unless and until additional Borrowings are made and a Liquidity Event subsequently occurs as a result of such additional Borrowings.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Deposit Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Deposit Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, any Supplemental Intercreditor Agreement, the Security Documents, the Fee Letter and any Note issued under Section  2.09(d) and any amendments (including any amendments pursuant to Section  2.22, Section  2.23, Section  9.08(d) and Section  9.08(e)) and waivers to any of the foregoing.

“Loan Parties” shall mean Holdings, the Borrowers, the Subsidiary Loan Parties and any Parent Entity, in lieu of Holdings, that has executed and delivered an assumption agreement in substantially the form of Exhibit D to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder; provided, that the U.K. Borrower shall not be included in the definition of “Loan Parties” with respect to any provision of this Agreement or any other Loan Document pursuant to which any Loan Party is required to provide guarantees and/or pledge security interests in Collateral (including with respect to any Dominion Accounts and/or Deposit Accounts) including, but not limited to, pursuant to the Collateral and Guarantee Requirement and Sections 5.07, 5.09 and 5.12.

“Local Time” shall mean with respect to the U.S. Tranche, New York City time and with respect to the U.K. Tranche, London time.

“Management Group” shall mean the group consisting of the directors, officers and other management personnel of any Parent Entity, the Lead Borrower and the Restricted Subsidiaries.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect with respect to (a) the business, assets, financial condition or results of operations, in each case of Holdings, the Lead Borrower and the Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

“Maximum Rate” shall have the meaning assigned to such term in Section  9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section  2.23(b).

“Monthly Reporting Period” shall mean the occurrence of a date when, for a period of five consecutive Business Days, Availability has been less than $125.0 million, until such date that Availability has not been less than $125.0 million for a period of five consecutive Business Days.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean an amount equal to 100% of the cash proceeds actually received by any Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Disposition to any person of any asset or assets of any Borrower or any Restricted Subsidiary in a single transaction or series of related transactions, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser or transferee of such asset (other than pursuant hereto or pursuant to any Junior Lien Indebtedness), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by such Borrower or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction.

“Net Proceeds Pledged Account” shall mean a Deposit Account held at, and subject to the sole dominion and control of, the Term Agent which holds solely proceeds of Term Priority Collateral pending reinvestment or application to the Term Facility.

“NOLV Percentage” shall mean the net orderly liquidation value of Eligible Inventory or Eligible In-Transit Inventory, as applicable, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Borrowers’ Eligible Inventory or Eligible In-Transit Inventory performed pursuant to the terms of this Agreement.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section  2.19(c).

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“Noticed Hedge” shall mean Secured Bank Product Obligations arising under a Swap Agreement, in respect of which the notice delivered to the Administrative Agent by the applicable Secured Bank Product Provider and the applicable Borrower (as required under the definition of “Secured Bank Product Provider”) confirms that such Swap Agreement shall be deemed a “Noticed Hedge” hereunder for all purposes, including the application of Availability Reserves and Section 7.02, so long as no Overadvance would result from establishment of a Bank Product Reserve with respect to such Swap Agreement; provided that, if the amount of Secured Bank Product Obligations arising under such Swap Agreement is increased in accordance with the definition of “Secured Bank Product Obligations”, then such Secured Bank Product Obligations shall only constitute a Noticed Hedge to the extent that a Bank Product Reserve can be established with respect to such Swap Agreement without resulting in an Overadvance.

“Obligations” shall mean for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents) or the Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), LC Obligations, fees, expenses, indemnification or otherwise. For the avoidance of doubt, Revolver Loans made pursuant to any Revolver Commitment Increases incurred under Section  2.22 shall constitute Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Credit Agreement” has the meaning set forth in the recitals hereof.

“Original Lender” has the meaning set forth in the definition of “Excluded Taxes.”

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Overadvance” shall have the meaning assigned to such term in Section 2.24.

“Overadvance Loan” shall mean an ABR Loan or a European Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” shall mean Generac Holdings Inc.

“Parent Entity” shall mean any of (i) Holdings and (ii) any other person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section  9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section  9.04(c)(i).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action and (ii) either (A) (1) the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action and (2) (I) Availability on a Pro Forma Basis immediately after giving effect to such action would be greater than the greater of (x) 12.5% of the Line Cap and (y) $12.5 million and (II) over the 20 consecutive Business Days prior to consummation of such action, Availability averaged no less than the greater of (x) 12.5% of the Line Cap and (y) $12.5 million, also on a Pro Forma Basis for such action or (B) (I) Availability on a Pro Forma Basis immediately after giving effect to such action would be greater than the greater of (x) 17.5% of the Line Cap and (y) $17.5 million and (II) over the 20 consecutive Business Days prior to consummation of such action, Availability averaged no less than the greater of (x) 17.5% of the Line Cap and (y) $17.5 million, also on a Pro Forma Basis for such action.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (U.K.).

“Permitted Business Acquisition” shall mean any acquisition by a Borrower or any Restricted Subsidiary of all or substantially all of the assets of, or a majority of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by applicable law in, a person or division or line of business of a person (but in any event including any Investment in a Subsidiary which serves to increase such Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Subsidiary), provided that: (i) on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom; (ii) if the aggregate cash consideration to be paid by such Borrower or any Restricted Subsidiary exceeds $10.0 million, such Borrower shall have delivered to the Administrative Agent at least five (5) days prior to such acquisition a certificate of a Responsible Officer of such Borrower to such effect, together with all financial information for such Subsidiary or assets that is reasonably requested by the Administrative Agent and available to such Borrower, (iii) if (with respect to any acquisition of a person or any Equity Interests in a person) the acquired person shall not become a Subsidiary Loan Party or (with respect to any acquisition of assets) the assets shall be acquired by a Subsidiary that is not a Subsidiary Loan Party, the aggregate amount of cash or property in connection with such acquisition shall not exceed $150.0 million plus amounts permitted by Sections 6.04(q), (r), (t), or (v) (and, without duplication, clause (v) to the extent made with an Investment pursuant to Sections 6.04(q), (r), or (t)) and (iv) the Investment Conditions shall be satisfied on a Pro Forma Basis for such Permitted Business Acquisition.

“Permitted Debt Securities” shall mean unsecured Indebtedness of a Borrower or any Restricted Subsidiary, (i) that is expressly subordinated to the prior payment in full of the Obligations pursuant to provisions substantially similar to those set forth in Exhibit G or otherwise on terms reasonably satisfactory to the Administrative Agent (it being understood that customary high yield subordination terms prevailing at the time of determination shall be deemed to be so satisfactory), (ii) the terms of which do not provide for any scheduled repayment, mandatory redemption (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets) or sinking fund obligation prior to the date that is, at the time of issuance of such Indebtedness, ninety-one (91) days after the Revolver Termination Date, (iii) in the case of Indebtedness with an outstanding principal amount in excess of $35.0 million, the covenants, events of default, and remedy provisions of which, taken as a whole, are not materially more restrictive to, or the mandatory repurchase or redemption provisions thereof are not materially more onerous or expansive in scope, taken as a whole, on, the Borrowers and the Restricted Subsidiaries than the terms of the Loan Documents in the good faith determination of the Lead Borrower and (iv) in respect of which no Subsidiary of any Borrower that is not an obligor under the Loan Documents is an obligor.

“Permitted Investments” shall mean:

(a)       direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two (2) years;

(b)       time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)       repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)       commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)       securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)       shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)       money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(h)       other short-term investments utilized by Foreign Subsidiaries of the Lead Borrower in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsors and (b) the members of the Management Group.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section  6.01, (b) other than with respect to Indebtedness permitted pursuant to Section  6.01(h), Section  6.01(i) and Section  6.01(q), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) other than in respect of Indebtedness permitted by Section  6.01(a), Section  6.01(o), Section 6.01(y) and Section  6.01(aa), if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent otherwise permitted under Section  6.01 or Section  6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured with the Current Asset Collateral, such Permitted Refinancing Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent; and provided further, that, except as otherwise provided herein, with respect to a Refinancing of Permitted Debt Securities such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i), (ii), (iii) and (iv) of the definition of “Permitted Debt Securities”.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section  5.14.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall have the meaning assigned to such term in the definition of the term “ABR.”

“Pro Forma Basis” shall mean, as to any calculation of the Consolidated Fixed Charge Coverage Ratio and Consolidated Total Assets for any events as described below that occur subsequent to the commencement of any period of four (4) consecutive quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Reference Period or in the case of Consolidated Total Assets, after giving effect thereto (it being understood and agreed that (x) unless otherwise specified, such Reference Period shall be deemed to be the four (4) consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Lead Borrower and its Subsidiaries for which financial statements are available and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period and (y) if any person that became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any Restricted Subsidiary shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period): (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition of a Restricted Subsidiary, manufacturing facility or line of business, to any asset acquisition, any discontinued operation or any operational change and any Subsidiary Redesignation in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis or otherwise with the Consolidated Fixed Charge Coverage Ratio (any such action, a “Restricted Action”) occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid, returned, redeemed or extinguished during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid, returned, redeemed or extinguished at the beginning of such period (it being understood that for purposes of any calculation of the Consolidated Fixed Charge Coverage Ratio and Consolidated Total Assets, the use of proceeds of any such Indebtedness shall be taken into account in such calculation) and (y) Interest Expense of such person attributable to (A) interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given taking into account any interest hedging arrangements applicable to such Indebtedness, (B) any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (C) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Restricted Subsidiary may designate.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Lead Borrower and, for any fiscal period ending on or prior to the first anniversary of any such asset acquisition, asset disposition, discontinued operation or operational change, Subsidiary Redesignation or Unrestricted Subsidiary Designation, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation, operational change, or Subsidiary Redesignation and for purposes of determining compliance with the Consolidated Fixed Charge Coverage Ratio such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that (x) would be includable in pro forma financial statements prepared in accordance with Regulation S-X and (y) such other adjustments not includable in Regulation S-X under the Securities Act for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Lead Borrower to be taken in the next twelve (12)-month period following the consummation thereof and, are estimated on a good faith basis by the Lead Borrower; provided, however that the aggregate amount of any such adjustments pursuant to clause (y) shall not exceed (together with the aggregate add back to EBITDA pursuant to clause (a)(iv) thereof with respect to the applicable four (4) fiscal quarter period) 20% of the EBITDA (or 25% in the case of any Permitted Business Acquisitions (it being understood that any such add backs or adjustments in excess of the 20% threshold shall solely relate to Permitted Business Acquisitions)) of the Lead Borrower and the Restricted Subsidiaries for any four (4) fiscal quarter period (prior to giving effect to any add back pursuant to clause (a)(iv) thereof). The Lead Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Rata” shall mean with respect to any Lender, (i) in respect of the U.S. Tranche, a percentage (rounded to the ninth decimal place) determined (a) while U.S. Revolver Commitments are outstanding, by dividing the amount of such Lender’s U.S. Revolver Commitment by the aggregate amount of all U.S. Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate amount of all outstanding U.S. Revolver Loans and U.S. LC Obligations and/or (ii) in respect of the U.K. Tranche, a percentage (rounded to the ninth decimal place) determined (a) while U.K. Revolver Commitments are outstanding, by dividing the amount of such Lender’s U.K. Revolver Commitment by the aggregate amount of all U.K. Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s U.K. Revolver Loans and U.K. LC Obligations by the aggregate amount of all outstanding U.K. Revolver Loans and U.K. LC Obligations, as applicable.

“Pro Rata Percentage” of any Lender at any time shall mean either (i) to the extent applicable on an aggregate basis, the percentage of the total Revolver Commitments represented by such Lender’s Revolver Commitment, (ii) in respect of the U.K. Tranche, the percentage of the total U.K. Revolver Commitments represented by such Lender’s U.K. Revolver Commitment or (iii) in respect of the U.S. Tranche, the percentage of the total U.S. Revolver Commitments represented by such Lender’s U.S. Revolver Commitment, as applicable.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Projections” shall mean the projections of Holdings, the Borrowers and their Subsidiaries provided to the Administrative Agent prior to the Closing Date.

“Protective Advance” shall mean as defined in Section  2.25.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” shall mean any Equity Interest of any person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Revolver Termination Date, (b) become mandatorily redeemable at the option of the holder thereof (other than for Qualified Capital Stock or pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Revolver Termination Date or (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests that are not Qualified Capital Stock; provided further, that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Holdings (or any Parent Entity thereof), any Borrower or its Subsidiaries or by any such plan to such persons, such Equity Interest shall not be regarded as an Equity Interest not constituting Qualified Capital Stock solely because it may be required to be repurchased by Holdings (any Parent Entity), a Borrower or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Qualified Cash” shall mean cash and Permitted Investments of the Lead Borrower and the Restricted Subsidiaries that (i) are subject to Deposit Account Control Agreements in form and substance reasonably satisfactory to the Administrative Agent (which will not prohibit withdrawal of such funds by the Lead Borrower or such Restricted Subsidiaries in the absence of an Event of Default), (ii) do not include customer deposits or unapplied cash and (iii) do not otherwise constitute proceeds from the Disposition of any Current Asset Collateral, in the case of clauses (ii) or (iii), only to the extent the assets giving rise to such customer deposits, unapplied cash or proceeds, as the case may be, are at that time included in the calculation of the U.S. Borrowing Base for purposes of calculating Availability in connection with the FCCR Test Amount or determining whether a Liquidity Event has occurred.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for Standard Receivables Undertakings) to any Borrower or any of the Restricted Subsidiaries (other than a Special Purpose Subsidiary) pursuant to which a Borrower or any of the Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Special Purpose Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary; provided that any accounts receivable sold in connection with a Receivables Facility shall (i) be owed by an Account Debtor that is not organized under the laws of the United States or any state thereof and (ii) not otherwise constitute Eligible Accounts; provided further that any such Receivables Facility shall be on customary terms and conditions for receivables financings of this type.

“Receivables Fees” shall mean customary distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issue or sold in connection with, and any other customary fees paid to a Person that is not a Restricted Subsidiary in connection with any Receivables Facility permitted by Section 6.01(z).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section  6.06(l).

“Register” shall have the meaning assigned to such term in Section  9.04(b)(iv).

“Regulation FD” shall mean Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Rent and Charges Reserve” shall mean the aggregate of (a) all past due rent and other amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory and could legally assert a Lien on any Inventory; and (b) a reserve at least equal to three months’ rent and other periodic charges that would reasonably be expected to be payable to any such Person, unless it has executed a Lien Waiver, in each case, excluding any amounts being disputed in good faith.

“Report” shall have the meaning assigned to such term in Section  8.02(b).

“Replacement Term Loans” shall mean any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of issuances of debt securities) in whole or in part from time to time indebtedness and other obligations under the Term Facility in accordance with the terms thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” shall mean, at any time, the Lenders holding more than 50% of the aggregate amount of Revolver Commitments and Revolver Loans outstanding at any time; provided, however the Revolver Commitments and Revolver Loans of any Defaulting Lender shall be excluded from such calculation.

“Required Tranche Lenders” shall mean, with respect to any Tranche, the Lenders holding more than 50% of the aggregate amount of Revolver Commitments and Revolver Loans outstanding at any time in respect of such Tranche; provided, however the applicable Revolver Commitments and Revolver Loans of any Defaulting Lender shall be excluded from such calculation.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restatement Date” shall mean the date that the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in accordance with the terms hereof.

“Restatement Date Lender” shall have the meaning assigned to such term in Section 9.27(c).

“Restatement Transaction Costs” shall mean fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrowers and their Subsidiaries in connection with the Restatement Transactions occurring on or about the Restatement Date.

“Restatement Transactions” shall mean, collectively, (a) the transactions to occur pursuant to the Loan Documents, including but not limited to the execution and delivery of this Agreement, any other Loan Documents in connection therewith and any borrowings hereunder and (b) the execution, delivery and performance of and/or under the Term Documents.

“Restricted Action” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Restricted Debt Payment” shall have the meaning assigned to such term in Section  6.09(b).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” shall mean each Subsidiary of the Lead Borrower that is not an Unrestricted Subsidiary.

“Revaluation Date” means with respect to any (a) Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative LC Currency; (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount); (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative LC Currency; and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require and (b) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Loan denominated in an Alternative Currency; (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.07; and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolver Commitment” shall mean for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 2.01, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. The aggregate amount of the combined Revolver Commitments as of the Restatement Date is $300,000,000. The maximum amount of Revolver Commitments available for use under the U.S. Tranche (the “U.S. Revolver Commitments”) shall be the then current U.S. Revolver Sublimit. The maximum amount of Revolver Commitments available for use under the U.K. Tranche (the “U.K. Revolver Commitments”) shall be the then current U.K. Revolver Sublimit. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolver Commitment Increase” shall have the meaning assigned to such term in Section 2.22(a).

“Revolver Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.22(b).

“Revolver Facility” shall mean the Revolver Commitments and the Revolver Loans made hereunder.

“Revolver Loans” shall mean a U.S. Revolver Loan or a U.K. Revolver Loan.

“Revolver Termination Date” shall mean June 12, 2023, or, with respect to any Extended Revolver Commitment or Extended Revolver Loan, the date agreed to in the applicable Extension pursuant to Section  2.23, or, with respect to any Revolver Commitment Increase or any Revolver Loan made pursuant thereto, the date agreed to pursuant to Section 2.22; provided that the Revolver Termination Date shall be March 2, 2023 if the Term Loans have not been repaid, refinanced, redeemed or otherwise defeased or discharged prior to such date.

“Revolving Facility Percentage” shall mean, with respect to any Lender, such Lender’s respective U.S. Revolving Facility Percentage and U.K. Revolving Facility Percentage.

“Revolving Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section  6.03.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 2.27.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Obligations” shall mean Bank Product Debt, including, without limitation, the Bank Product Debt set forth in Schedule 1.01(a) as of the Closing Date, owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates so long as Bank of America is the Administrative Agent) reasonably specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Default or Event of Default exists.

“Secured Bank Product Provider” shall mean (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product (provided such provider delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, which has been countersigned by the Lead Borrower to designate such Bank Product as a Secured Bank Product Obligation, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section  8.12).

“Secured Obligations” shall mean the Obligations and the Secured Bank Product Obligations.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section  5.09.

“Settlement Report” shall mean a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to the Lenders under each Tranche on a Pro Rata basis in accordance with their Revolver Commitments under such Tranche.

“Special Purpose Subsidiary” shall mean a Restricted Subsidiary (other than a Borrower) that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business, in each case permitted by this Agreement and (b) is designated as a “Special Purpose Subsidiary” by a Borrower.

“Specified Event of Default” shall mean any Event of Default arising under Section  7.01(b), (c), (d) (solely relating to a failure to comply with Section 5.12(c)), (h) (with respect to the Lead Borrower only), (i) (with respect to the Lead Borrower only), (e)(i) and (e)(ii) (solely relating to a failure to comply with clause (j) of the definition of “Collateral and Guarantee Requirement”).

“Sponsors” shall mean CCMP and its Affiliates.

“Spot Rate” for any currency means the rate reasonably determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative LC Currency.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” shall mean any Indebtedness of a Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment to the Obligations.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section  6.01(d).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent.

“Subsidiary Loan Party” shall mean each Restricted Subsidiary that is a Wholly Owned Subsidiary of the Lead Borrower, other than (a) any Foreign Subsidiary of the Lead Borrower, (b) any Subsidiary of a Foreign Subsidiary, (c) any Unrestricted Subsidiary, (d) any Immaterial Subsidiary or (e) any Excluded Subsidiary.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section  1.01.

“Supermajority Lenders” shall mean the Lenders holding more than 66⅔% of the aggregate amount of U.S. Revolver Commitments and U.S. Revolver Loans outstanding at any time; provided, however the U.S. Revolver Commitments and U.S. Revolver Loans of any Defaulting Lender shall be excluded from such calculation.

“Supplemental Intercreditor Agreement” shall mean any intercreditor agreement entered into after the Closing Date by the Administrative Agent with respect to the Collateral.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Holdings, a Borrower or any of their Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Lender” shall mean any Lender who advances a Swingline Loan to any Borrower.

“Swingline Loan” shall mean any Borrowing of ABR Loans or European Base Rate Loans funded with the Administrative Agent’s or any other Swingline Lender’s funds, until such Borrowing is settled among the Lenders or repaid by the Borrowers.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document is either (a) a company resident in the U.K. for U.K. tax purposes, (b) a partnership each member of which is: (i) a company so resident in the U.K.; or (ii) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Distribution” shall have the meaning assigned to such term in Section  6.06(f).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement dated as of November 10, 2006 among the Lead Borrower and GPS CCMP Acquisition Corp.

“Term Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Term Documents, or any successor administrative agent or collateral agent under the Term Documents.

“Term Documents” shall mean the Term Facility, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“Term Facility” shall mean the Credit Agreement entered into as of the Closing Date by and among the Lead Borrower, Holdings, the lenders party thereto in their capacities as lenders thereunder, the Term Agent, the other agents and parties party thereto from time to time.

“Term Facility Debt” shall mean Indebtedness in respect of the Term Facility.

“Term Loans” shall mean the term loans borrowed under the Term Facility.

“Term Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters (taken as one (1) accounting period) of the Lead Borrower then most recently ended for which financial statements are available.

“Tranche” shall mean the U.S. Tranche and/or the U.K. Tranche

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrowers and their Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, (a) the transactions to occur pursuant to the Loan Documents, including (i) the execution and delivery of the Loan Documents and the initial borrowings hereunder, (ii) the repayment of the Existing Debt (as defined in the Term Facility) and (iii) the making of Amendment No. 1 Effectiveness Date Dividend and (b) the execution and delivery of the Term Documents.

“Treaty” has the meaning set forth in “Treaty State.”

“Treaty Lender” shall mean a Lender which makes an advance under a U.K. Revolver Loan and (a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty, (b) does not carry on a business in the U.K. through a permanent establishment with which such Lender’s participation in the Loan is effectively connected, and (c) fulfills any other conditions which must be satisfied such that the U.K. Borrower has received clearance or is capable of receiving clearance in order for it to make payment with full exemption from tax imposed by the U.K. on payments of interest.

“Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the U.K. which makes provision for full exemption from tax imposed by the U.K. on interest.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the ABR.

“Uniform Customs” shall have the meaning assigned to such term in Section  9.07.

“Unrestricted Subsidiary” shall mean any Subsidiary (other than the U.K. Borrower) of the Lead Borrower designated by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Lead Borrower shall only be permitted to so designate an Unrestricted Subsidiary (each an “Unrestricted Subsidiary Designation”) so long as (a) as of the date of such designation, no Default or Event of Default exists or would result therefrom, (b) as of the date of such designation, the designation of such Unrestricted Subsidiary shall comply with Section  6.04, with the amount of the fair market value of any assets owned by such Unrestricted Subsidiary and any of its Subsidiaries at the time of the designation thereof being deemed an Investment pursuant to Section  6.04 (as reasonably determined by the Lead Borrower in good faith), (c) after giving effect to the respective Unrestricted Subsidiary Designation, Availability shall not be less than 15% of the Line Cap and (d) as of the date of such designation, the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (c), inclusive, and containing the calculations required by the preceding clause (c); provided further that in no event shall the U.K. Borrower be designated as an Unrestricted Subsidiary. The Lead Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the credit documentation (each, a “Subsidiary Redesignation”); provided that (i)  no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 6.01 and 6.02), (ii) after giving effect to the respective Subsidiary Redesignation, Availability shall not be less than 15% of the Line Cap, (iii) treating such Subsidiary Redesignation as a contribution to the Lead Borrower of an amount equal to the fair market value of such Unrestricted Subsidiary (as reasonably determined by the Lead Borrower in good faith) and (iv) the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive and containing the calculations required by the preceding clause (ii).

“Unrestricted Subsidiary Designation” shall have the meaning assigned thereto in the definition of “Unrestricted Subsidiary.”

“Unused Line Fee” shall have the meaning assigned thereto in Section 2.12(b).

“Unused Line Fee Rate” shall mean 0.25% per annum on the average daily unused Availability calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears.

“U.K.” or “United Kingdom” means, collectively, the United Kingdom of Great Britain and Northern Ireland.

“U.K. Borrower” shall mean Generac Holdings UK Limited, incorporated in England and Wales with company number 08282861.

“U.K. Borrower DTTP Filing” shall mean an H.M. Revenue and Customs’ Form DTTP2 duly completed and filed by the U.K. Borrower, which:

(a)     where it relates to a U.K. Treaty Lender that is a Lender on the Restatement Date, contains the scheme reference number and jurisdiction of tax residence notified to the U.K. Borrower, and is filed with H.M. Revenue and Customs within 30 days of the date of this Agreement; or

(b)     where it relates to a U.K. Treaty Lender that is not a Lender on the Restatement Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Acceptance which it executes on becoming a party to this Agreement as a Lender; and is filed with H.M. Revenue and Customs within 30 days of the date on which that U.K. Treaty Lender becomes a party to this Agreement as a Lender.

“U.K. Borrowing Base” shall mean an amount determined by the Lead Borrower and set forth in each Borrowing Base Certificate, but in any event not to exceed the U.K. Revolver Sublimit.

“U.K. LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the U.K. Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Letters of Credit issued on behalf of the U.K. Borrower or its Subsidiaries.

“U.K. Letter of Credit” shall mean any standby or documentary letter of credit issued by the Issuing Bank for the account of the U.K. Borrower or any of the U.K. Borrower’s Subsidiaries, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Administrative Agent or the Issuing Bank for the benefit of the U.K. Borrower or any of the U.K. Borrowers’ Subsidiaries. U.K. Letters of Credit may be issued in Dollars, Euro and Sterling.

“U.K. Letter of Credit Subline” shall mean (a) $10,000,000 or (b) to the extent any U.S. LC Obligations are outstanding, an amount equal to $10,000,000 minus the amount of such outstanding U.S. LC Obligations (but not less than $0.00).

“U.K. Line Cap” an amount that is the lesser of (a) the aggregate amount of all U.K. Revolver Commitments and (b) the then applicable U.K. Borrowing Base.

“U.K. Overadvance” shall have the meaning assigned to such term in Section 2.24.

“U.K. Qualifying Lender” shall mean (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is: (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA, or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is (A) a company resident in the U.K. for U.K. tax purposes, (B) a partnership each member of which is (x) a company so resident in the U.K. or (y) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (C) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (iii) a Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“U.K. Revolver Loan” shall mean a loan made pursuant to Section  2.01(b), including, without duplication, any Swingline Loan (to the extent the context so requires the same), Overadvance Loan in respect of a U.K. Overadvance and Extended Revolver Loan in respect of any of the foregoing.

“U.K. Revolver Sublimit” an aggregate amount equal to $50,000,000, as such amount may be increased or decreased from time to time as a result of a U.K. Revolver Commitment Adjustment pursuant to Section 2.28.

“U.K. Revolver Commitment” shall have the meaning assigned to such term in the definition of “Revolver Commitment.”

“U.K. Revolver Commitment Adjustment” shall have the meaning assigned to such term in Section 2.28.

“U.K. Revolving Facility Percentage” shall mean, with respect to any Lender under the U.K. Tranche, the percentage of the total U.K. Revolver Commitments represented by such Lender’s U.K. Revolver Commitment. If the U.K. Revolver Commitments have terminated or expired, the U.K. Revolving Facility Percentages shall be determined based upon the U.K. Revolver Commitments most recently in effect, giving effect to any assignments pursuant to Section  9.04.

“U.K. Tax Deduction” has the meaning set forth in the definition of “Excluded Taxes.”

“U.K. Tranche” shall mean the Revolver Commitments of the Lenders solely related to the obligation to make Revolver Loans and issue Letters of Credit to the U.K. Borrower, and the U.K. Revolver Loans so made and U.K. Letters of Credit so issued and other Obligations of the Loan Parties related thereto.

“U.S. Borrowers” shall mean (i) the Lead Borrower and (ii) any Domestic Subsidiaries of the Lead Borrower that own any assets included in the Borrowing Base and that execute a counterpart hereto and to any other applicable Loan Document as a Borrower.

“U.S. Borrowing Base” shall mean at any time of calculation, the sum of the following as set forth in the most recently delivered Borrowing Base Certificate:

(a)       90% of Eligible Accounts owed by Account Debtors that have an Investment Grade Rating; plus

(b)       85% of all other Eligible Accounts; plus

(c)       the lesser of (x) 70% of the lesser of cost (on a basis consistent with the Lead Borrower’s historical accounting practices) or market value of Eligible Inventory and (y) 85% of the appraised NOLV Percentage of Eligible Inventory; plus

(d)       the lesser of (x) 70% of the lesser of cost (on a basis consistent with the Lead Borrower’s historical accounting practices) or market value of Eligible In-Transit Inventory and (y) 85% of the appraised NOLV Percentage of Eligible In-Transit Inventory; minus

(e)       the Availability Reserve; minus

(f)       the U.K. Borrowing Base at such time.

“U.S. LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the U.S. Borrowers for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Letters of Credit issued to a U.S. Borrower.

“U.S. Letter of Credit” shall mean any standby or documentary letter of credit issued by the Issuing Bank for the account of any U.S. Borrower or any of the U.S. Borrowers’ Subsidiaries, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Administrative Agent or the Issuing Bank for the benefit of any U.S. Borrower or any of the U.S. Borrowers’ Subsidiaries. U.S. Letters of Credit may be issued in Dollars or in the Alternative LC Currency.

“U.S. Line Cap” shall mean an amount that is the lesser of (a) the aggregate amount of all U.S. Revolver Commitments and (b) the then applicable U.S. Borrowing Base.

“U.S. Letter of Credit Subline” shall mean $75,000,000 as reduced, on a dollar-for-dollar basis, by any outstanding U.K. LC Obligations.

“U.S. Overadvance” shall have the meaning assigned to such term in Section 2.24.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Revolver Commitment” shall have the meaning assigned to such term in the definition of “Revolver Commitment.”

“U.S. Revolver Loan” shall mean a loan made pursuant to Section  2.01(a), including, without duplication, any Swingline Loan (to the extent the context so requires the same), Overadvance Loan in respect of a U.S. Overadvance and Extended Revolver Loan in respect of any of the foregoing.

“U.S. Revolver Sublimit” an aggregate amount equal to $250,000,000, as such amount may be (a) increased from time to time as a result of a Revolver Commitment Increase pursuant to Section 2.22(a) or (b) increased or decreased from time to time as a result of a U.K. Revolver Commitment Adjustment pursuant to Section 2.28.

“U.S. Revolving Facility Percentage” shall mean, with respect to any Lender under the U.S. Tranche, the percentage of the total U.S. Revolver Commitments represented by such Lender’s U.S. Revolver Commitment. If the U.S. Revolver Commitments have terminated or expired, the U.S. Revolving Facility Percentages shall be determined based upon the U.S. Revolver Commitments most recently in effect, giving effect to any assignments pursuant to Section  9.04.

“U.S. Subsidiary” shall mean a Subsidiary organized under the laws of the United States, any state thereof, or the District of Columbia.

“U.S. Tranche” shall mean the Revolver Commitments of the Lenders solely related to the obligation to make Revolver Loans and issue Letters of Credit to the U.S. Borrowers, and the U.S. Revolver Loans so made and U.S. Letters of Credit so issued and other Obligations of the Loan Parties related thereto.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) of this definition or imposed elsewhere.

“Warranty Claim Reserve” represents 3 months of the current liability accrual for warranty claims incurred according to GAAP.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including a payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth that will elapse between such date and the making of such payment); by (b) the outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02.     Terms Generally.

(a)     The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b)     Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any by-laws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time and any reference in this Agreement to any person shall include a reference to such person’s permitted assigns and successors-in-interest.

SECTION 1.03.     Accounting Terms.

(a)     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Date in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Lead Borrower or the Required Lenders, then the Lead Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Lead Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).

(b)     Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

SECTION 1.04.     Rounding. Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05.     Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of ABR, Federal Funds Effective Rate or Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.06.     Classification. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, the Lead Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

SECTION 1.07.     References to Laws. Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.08.     Pro Forma. Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Consolidated Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma Basis.”

SECTION 1.09.     Exchange Rates; Currency Equivalents.

(a)     The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of (i) Letters of Credit denominated in Alternative LC Currencies and (ii) Credit Extensions and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Issuing Bank in accordance with this Section 1.09.

(b)     Wherever in this Agreement in connection with the Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency or Letter of Credit is denominated in an Alternative LC Currency as applicable, such amount shall be the relevant Alternative LC Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative LC Currency, with 0.5 of a unit being rounded upward), as determined by the Issuing Bank

(c)     Any amount specified in this Agreement or any of the other Loan Documents to be in a currency other than Dollars shall also include the equivalent of such amount in Dollars to the extent necessary to give effect to the intent, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Revolver Commitments, U.S. Borrowing Base components and other amounts shall be denominated in Dollars. Borrowers shall report U.S. Borrowing Base components to the Administrative Agent in the currency invoiced by the applicable Loan Parties or shown in their financial records, and unless expressly provided otherwise, herein shall deliver financial statements and calculate financial covenants in Dollars.

SECTION 1.10.     Additional Alternative Currencies.

(a)     Any Borrower may from time to time request that Eurodollar Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Loans, such request shall be subject to the approval of the Administrative Agent and the affected Lenders; and in the case of any such request with respect to the issuance of Letters of Credit (other than Letters of Credit denominated in an Alternative LC Currency), such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(b)     Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Eurodollar Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion) after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)     Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurodollar Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Loans in such requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Lead Borrower.

ARTICLE II

The Credits

SECTION 2.01.     Revolver Commitments.

(a)     Each Lender with a U.S. Revolver Commitment agrees, severally on a Pro Rata basis up to its U.S. Revolver Commitment, on the terms set forth herein, to make Revolver Loans (each a “U.S. Revolver Loan”) to the U.S. Borrowers from time to time on the Restatement Date through the Commitment Revolver Termination Date. The U.S. Revolver Loans may be repaid and reborrowed as provided herein. In no event shall the Lenders have any obligation to honor a request for a U.S. Revolver Loan if the unpaid balance of U.S. Revolver Loans outstanding at such time (including the requested U.S. Revolver Loan) would exceed the then applicable U.S. Borrowing Base.

(b)     Each Lender with a U.K. Revolver Commitment agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans (each a “U.K. Revolver Loan”) in Dollars or one or more Alternative Currencies to the U.K. Borrower from time to time on the Restatement Date through the Commitment Revolver Termination Date. The U.K. Revolver Loans may be repaid and reborrowed as provided herein. In no event shall the Lenders have any obligation to honor a request for a U.K. Revolver Loan if the unpaid balance of U.K. Revolver Loans outstanding at such time (including the requested U.K. Revolver Loan) would exceed the then applicable U.K. Borrowing Base.

SECTION 2.02.     Loans and Borrowings.

(a)     All (i) U.S. Revolver Loans shall be made by the Lenders ratably in accordance with their respective U.S. Revolver Commitments and (ii) U.K. Revolver Loans shall be made by the Lenders ratably in accordance with their respective U.K. Revolver Commitments. The failure of any Lender to make any Revolver Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)     Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) of U.S. Revolver Loans shall be comprised entirely of ABR Loans or Eurodollar Loans, as the U.S. Borrowers, may request in accordance herewith, and each Borrowing of U.K. Revolver Loans shall be comprised entirely of Eurodollar Loans or European Base Rate Loans, as the U.K. Borrower may request in accordance herewith. With respects to the U.S. Tranche, each Swingline Borrowing shall be an ABR Borrowing. With respects to the U.K. Tranche, each Swingline Borrowing shall be a European Base Rate Borrowing. Each Lender at its option may make any ABR Loan, Eurodollar Loan or European Base Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolver Loan; provided that, any exercise of such option shall not affect the obligation of any Borrower to repay such Revolver Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)     Borrowings of more than one Type may be outstanding at the same time; provided that, without the consent of the Administrative Agent, there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, any Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolver Termination Date.

SECTION 2.03.     Requests for Borrowings and Notices.

(a)     To request a Borrowing of Revolver Loans, the applicable Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing or a European Base Rate Borrowing, not later than 1:00 p.m., Local Time, one (1) Business Day before the date of the proposed Borrowing and (c) not later than 11:00 a.m., Local Time four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Loans denominated in Alternative Currencies other than Yen, Euros or Sterling. Such Borrowing Request shall be irrevocable and shall be by hand delivery, fax or other electronic transmission (including.”pdf” or.”tif”) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Lead Borrower. Such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)       the aggregate amount of the requested Borrowing;

(ii)      the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be an ABR Borrowing, European Base Rate Borrowing or a Eurodollar Borrowing;

(iv)     whether such borrowing is to be made as U.S. Revolver Loans or U.K. Revolver Loans;

(v)      in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)     the location and number of the Borrowers’ account to which funds are to be disbursed; and

(vii)    the currency of the Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing in respect of a Borrowing in Dollars and/or a European Base Rate Borrowing in respect of a Borrowing in an Alternative Currency. If no Interest Period is specified with respect to a requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolver Loan to be made as part of the requested Borrowing.

SECTION 2.04.     Swingline Loans; Settlement.

(a)     The Administrative Agent may, but shall not be obligated to, advance Swingline Loans in Dollars to the Borrowers under each Tranche, up to an aggregate outstanding amount of (i) in the case of the U.S. Tranche, $10,000,000 and (ii) in the case of the U.K. Tranche, $5,000,000. Each Swingline Loan shall constitute a Revolver Loan of such Tranche for all purposes, except that payments thereon shall be made to the Administrative Agent for its own account. The obligation of the Borrowers to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note. The Borrowers acknowledge that in the event that a reallocation of the Swingline Loan Fronting Exposure of a Defaulting Lender pursuant to Section 2.21 does not fully cover the Swingline Loan Fronting Exposure of such Defaulting Lender, the Administrative Agent may require the Borrowers to, at its option, prepay or Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Swingline Loan and will have no obligation to issue new Swingline Loans, or to extend, renew or amend existing Swingline Loans to the extent such Fronting Exposure would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure is Cash Collateralized.

(b)     Settlement among the Lenders and the Administrative Agent with respect to Swingline Loans and other Revolver Loans shall take place on a date determined from time to time by the Administrative Agent (but at least weekly), in accordance with the Settlement Report delivered by the Administrative Agent to the Lenders. Between settlement dates, the Administrative Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the Borrowers or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan under any Tranche may not be settled among the Lenders hereunder, then with respect to such Tranche each Lender shall be deemed to have purchased from the Administrative Agent a Pro Rata participation in each unpaid Swingline Loan under such Tranche and shall transfer the amount of such participation to the Administrative Agent, in Same Day Funds, within one Business Day after the Administrative Agent’s request therefor.

(c)     Provisions Related to Revolver Commitment Increases and Extended Revolver Commitments with Respect to Swingline Loans. If the maturity date in respect of any tranche of Revolver Commitments occurs at a time when another tranche or tranches of Revolver Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolver Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(b)), there shall exist sufficient unutilized Extended Revolver Commitments or Revolver Commitment Increases so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolver Commitments or Revolver Commitment Increases which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolver Commitments or Revolver Commitment Increases, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05.     Letters of Credit.

(a)     Issuance of Letters of Credit. At any time on or after the Restatement Date, (i) the Issuing Banks may issue U.S. Letters of Credit denominated in Dollars or in an Alternative LC Currency totaling up to a maximum aggregate principal amount equal to the U.S. Letter of Credit Subline from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Revolver Termination Date, if earlier) and (ii) the Issuing Banks may issue U.K. Letters of Credit denominated in Dollars or in an Alternative LC Currency totaling up to a maximum aggregate principal amount equal to the U.K. Letter of Credit Subline from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Revolver Termination Date, if earlier), in each case on the terms set forth herein, including the following:

(i)     Each Borrower acknowledges that the Issuing Bank’s issuance of any Letter of Credit is conditioned upon the Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Issuing Bank receives a LC Request and LC Application at least 3 Business Days (or shorter period of time as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If, in sufficient time to act, the Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, the Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, the Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. In the event that a reallocation of the Fronting Exposure with respect to LC Obligations of a Defaulting Lender pursuant to Section 2.21(a) does not fully cover the Fronting Exposure with respect to LC Obligations of such Defaulting Lender and such Defaulting Lender has not Cash Collateralized its obligations or otherwise made arrangements reasonably satisfactory to the Issuing Bank, the applicable Issuing Bank may require the Borrowers to Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the Fronting Exposure with respect to LC Obligations would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure with respect to LC Obligations is Cash Collateralized.

(ii)     Letters of Credit may be requested by a Borrower to support obligations incurred in the ordinary course of business, to backstop or replace Existing Letters of Credit through the issuance of new Letters of Credit for the account of the issuers of such Existing Letters of Credit (including, by “grandfathering” such Existing Letters of Credit in this Agreement), for any purpose permitted under this Agreement and the other Loan Documents or as otherwise approved by the Administrative Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application may be required or waived at the discretion of the Issuing Bank.

(iii)     The applicable Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of the Administrative Agent, the Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrowers are discharged with proceeds of any Letter of Credit.

(iv)     In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by the Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents

(v)     Notwithstanding anything to the contrary in this Section 2.05(a), the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, that are the result of gross negligence, bad faith or willful misconduct on the apart of the applicable Issuing Bank.

(vi)     For the avoidance of doubt, (a) no LC Documents shall (i) contain any representations and warranties, covenants or events of default not set forth in this Agreement and any representations and warranties, covenants and events of default shall be subject to the same qualifiers, exceptions and exclusions as those set forth in this Agreement or (ii) provide for any collateral security or Liens and (b) to the extent any of the foregoing provisions are contained therein and not contained herein, then such provisions shall be rendered null and void and any such qualifiers, exceptions and exclusions contained herein shall be deemed incorporated therein, mutatis mutandis.

(b)     Reimbursement; Participations.

(i)      If the Issuing Bank honors any request for payment under a U.S. Letter of Credit, the U.S. Borrowers shall pay to the Issuing Bank, by 2:00 p.m. (New York time) (or such later time as the Administrative Agent may agree) within one Business Day following receipt by the Lead Borrower of notice from the relevant Issuing Bank (“Reimbursement Date”), the amount paid by the Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for ABR Loans or European Base Rate Loans, as applicable, from the Reimbursement Date until payment by the U.S. Borrowers. In the case of a U.S. Letter of Credit denominated in an Alternative LC Currency, the Lead Borrower shall reimburse the Issuing Bank in such Alternative LC Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Lead Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Lead Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a U.S. Letter of Credit denominated in an Alternative LC Currency, the Issuing Bank shall notify the Lead Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The obligation of the U.S. Borrowers to reimburse the Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and, subject to Section 2.05(a)(v), shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that the U.S. Borrowers may have at any time against the beneficiary. Unless the Lead Borrower notifies the Administrative Agent that it intends to reimburse the Issuing Bank for a drawing under a U.S. Letter of Credit, whether or not Lead Borrower submits a Borrowing Request, U.S. Borrowers shall be deemed to have requested a Borrowing of ABR Loans or European Base Rate Loans, as applicable, in an amount necessary to pay all amounts (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a U.S. Letter of Credit denominated in an Alternative LC Currency) due Issuing Bank on any Reimbursement Date and each Lender under the U.S. Tranche agrees to fund its Pro Rata Percentage of such Borrowing whether or not the Revolver Commitments have terminated, a U.S. Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied. Upon the issuance of a U.S. Letter of Credit, each Lender under the U.S. Tranche shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the U.S. Letter of Credit. If the Issuing Bank makes any payment under a U.S. Letter of Credit and the Borrowers do not reimburse such payment on the Reimbursement Date, the Administrative Agent shall promptly notify the Lenders under the U.S. Tranche and each such Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of the Issuing Bank, such Lender’s Pro Rata Percentage of such payment, expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative LC Currency.

(ii)     If the Issuing Bank honors any request for payment under a U.K. Letter of Credit, the U.K. Borrower shall pay (or cause to be paid) to the Issuing Bank, by 2:00 p.m. Local Time (or such later time as the Administrative Agent may agree) on the Reimbursement Date, the amount paid by the Issuing Bank under such U.K. Letter of Credit, together with interest at the interest rate for ABR Loans or European Base Rate Loans, as applicable, from the Reimbursement Date until payment by (or on behalf of) the U.K. Borrower. In the case of a U.K. Letter of Credit denominated in an Alternative LC Currency, the U.K. Borrower shall reimburse (or cause the reimbursement to) the Issuing Bank in such Alternative LC Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the U.K. Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the U.K. Borrower will reimburse (or cause the reimbursement to) the Issuing Bank in Dollars. In the case of any such reimbursement in an Alternative LC Currency of a drawing under a U.K. Letter of Credit denominated in an Alternative LC Currency, the Issuing Bank shall notify the Lead Borrower and the U.K. Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The obligation of the U.K. Borrower to reimburse (or cause the reimbursement to) the Issuing Bank for any payment made under a U.K. Letter of Credit shall be absolute, unconditional, irrevocable, and, subject to Section 2.05(a)(v), shall be paid without regard to any lack of validity or enforceability of any U.K. Letter of Credit or the existence of any claim, setoff, defense or other right that the Borrowers may have at any time against the beneficiary. Unless the U.K. Borrower notifies the Administrative Agent that it intends to reimburse (or cause the reimbursement to) the Issuing Bank for a drawing under a U.K. Letter of Credit, whether or not the U.K. Borrower submits a Borrowing Request, the U.K. Borrower shall be deemed to have requested a Borrowing of Eurodollar Loans in an amount necessary to pay all amounts (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a U.K. Letter of Credit denominated in an Alternative LC Currency) due Issuing Bank on any Reimbursement Date and each Lender under the U.K. Tranche agrees to fund its Pro Rata Percentage of such Borrowing whether or not the U. K. Revolver Commitments have terminated, a U.K. Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied. Upon the issuance of a U.K. Letter of Credit, each Lender under the U.K. Tranche shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.K. LC Obligations relating to the U.K. Letter of Credit. If the Issuing Bank makes any payment under a U.K. Letter of Credit and the U.K. Borrower does not reimburse (or cause the reimbursement of) such payment on the Reimbursement Date, the Administrative Agent shall promptly notify the Lenders under the U.K. Tranche and each such Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of the Issuing Bank, such Lender’s Pro Rata Percentage of such payment, expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a U.K. Letter of Credit denominated in an Alternative LC Currency.

(iii)    The obligation of each Lender under any Tranche to make payments to the Administrative Agent for the account of the Issuing Bank, in Dollars, in connection with the Issuing Bank’s payment under a Letter of Credit for dollar-denominated payments shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of: any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. The Issuing Bank does not make to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. The Issuing Bank shall not be responsible to any Lender for: any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iv)     No Issuing Bank shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence, bad faith or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

(c)     Cash Collateral. Except as otherwise provided herein, if any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and is continuing, (b) that Availability is less than zero, (c) after the Commitment Revolver Termination Date, or (d) within 5 Business Days prior to the Revolver Termination Date, then the Borrowers under any Tranche shall, at the Issuing Bank’s or the Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to the Issuing Bank the amount of all other LC Obligations. If the Borrowers fail to provide any Cash Collateral as required hereunder, the Administrative Agent may (and shall upon direction of Required Lenders) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.2 are satisfied).

(d)     Provisions Related to Revolver Commitment Increases and Extended Revolver Commitment with respect to Letters of Credit. If the maturity date in respect of any tranche of Revolver Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolver Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolver Loans and payments in respect thereof pursuant to Section 2.05(b) under (and ratably participated in by the Lenders pursuant to) the Revolver Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolver Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated)) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(c). Commencing with the maturity date of any tranche of Revolver Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(e)     Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time upon at least 30 days prior notice to the Administrative Agent and the Lead Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. On the effective date of such resignation or replacement, the Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.05, 8.06, and 9.05, relating to any Letter of Credit issued prior to such date. The Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default under Sections 7.01(b), (c), (h) (with respect to the Lead Borrower only) and (i) (with respect to the Lead Borrower only) has occurred and is continuing, shall be reasonably acceptable to the Borrowers.

SECTION 2.06.     Funding of Borrowings.

(a)     Each Lender shall make a Revolver Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 12:00 p.m., Local Time in the case of any Revolver Loan denominated in Dollars, and not later than the Applicable Time in the case of any Revolver Loans denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make the proceeds of such Revolver Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account designated by the Borrowers in the applicable Borrowing Request.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing Request that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent (provided, that any such payment by the Borrowers to the Administrative Agent is without prejudice to any claim the Borrowers may have against such applicable Lender) forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans or European Base Rate Loans, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolver Loan included in such Borrowing.

SECTION 2.07.     Interest Elections.

(a)       Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolver Loans comprising such Borrowing, and the Revolver Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)       To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be by hand delivery, fax or other electronic transmission (including.”pdf” or.”tif”) to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrowers.

(c)       Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a European Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided, however, that in the case of a failure deliver a timely Interest Election Request with respect to a Eurodollar Borrowing denominated in an Alternative Currency prior to the end of the Interest Period applicable thereto denominated in an Alternative Currency, such Borrowing shall be continued as Eurodollar Loans in their original currency with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing or European Base Rate Borrowing, as applicable, at the end of the Interest Period applicable thereto.

SECTION 2.08.     Repayment of Loans; Termination of Revolver Commitments.

(a)     Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Subject to Section 2.18(g), Revolver Loans under any Tranche may be prepaid from time to time, without penalty or premium. If any Disposition includes the disposition of Current Assets Collateral, then, if a Liquidity Event shall have occurred and be continuing, the Net Proceeds of such disposition shall be applied to the U.S. Revolver Loans within ten Business Days following such Disposition, other than such Net Proceeds not in excess of $1,000,000 in the aggregate, and the Borrowers shall deliver an updated Borrowing Base Certificate on the date of any such Disposition.

(b)     To the extent that at any time outstanding (a) Revolver Loans and LC Obligations exceed the Line Cap, (b) U.S. Revolver Loans and U.S. LC Obligations exceed the U.S. Line Cap and (b) U.K. Revolver Loans and U.K. LC Obligations exceed the U.K. Line Cap, the applicable Borrowers shall first repay such applicable outstanding Revolver Loans (and thereafter Cash Collateralize such outstanding LC Obligations, to the extent remaining; provided, that the U.K. Borrower shall not be required to repay any U.S. Revolver Loans or Cash Collateralize an U.S. LC Obligations) in an amount equal to such excess.

(c)     The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 3 days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior written notice to the Administrative Agent at any time, the applicable Borrowers may, at their option, and subject to Section 2.18(g), terminate the Revolver Commitments under any Tranche and this Agreement. Any notice of termination given by such Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by such Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. On the Revolver Termination Date, the Borrowers shall make Full Payment of all Obligations.

(d)     The Borrowers may permanently reduce the Revolver Commitments under any Tranche, subject to Section 2.18(g), on a Pro Rata basis with respect to such Tranche for each Lender, upon at least 5 days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior written notice to the Administrative Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof.

SECTION 2.09.     Evidence of Debt.

(a)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Revolver Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)     The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iv), in which it shall record (i) the amount of each Revolver Loan made hereunder and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)     The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Revolver Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d)     Any Lender may request that the Revolver Loans made by it be evidenced by a promissory note (a “Note”) in the form of Exhibit M-1 or Exhibit M-2, as applicable. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrowers. Thereafter, the Revolver Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the payee named therein.

SECTION 2.10.     Application of Payment in the Dominion Accounts. Upon delivery of a written notice to the Lead Borrower from the Administrative Agent that specifies that “cash dominion” is being instituted, the ledger balance in the Dominion Account as of the end of a Business Day shall be applied to reduce the outstanding Secured Obligations at the beginning of the next Business Day during any Liquidity Period. If, as a result of such application, a credit balance exists, the balance shall accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Event of Default is continuing. During a Liquidity Period, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds in the Dominion Account or any Deposit Account subject to a Deposit Account Control Agreement, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply the same against the outstanding Secured Obligations, in accordance with the terms of this Agreement and the other Loan Documents.

SECTION 2.11.     [Reserved].

SECTION 2.12.     Fees.

(a)     The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, at the times and in the amount specified therein (the “Fees”).

(b)     Unused Line Fee. The Borrowers shall pay to the Administrative Agent, for the Pro Rata benefit of the Lenders under each Tranche (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Revolver Commitments (other than Revolver Commitments of a Defaulting Lender) under such Tranche exceed the average daily balance of outstanding Revolver Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit under such Tranche during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall be payable in arrears, on the first day of each fiscal quarter.

(c)     LC Facility Fees. (i) The U.S. Borrowers shall pay (a) to the Administrative Agent, for the Pro Rata benefit of the Lenders under the U.S. Tranche, a fee equal to the Applicable Margin in effect for Eurodollar Loans times the average daily stated amount of outstanding U.S. Letters of Credit, which fee shall be payable in arrears, on the first Business Day of each fiscal quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee not in excess of 0.125% per annum of the stated amount of each U.S. Letter of Credit, which fee shall be calculated based upon the actual number of days elapsed over a 360-day year and payable in arrears, on the first day of each fiscal quarter; and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, registration, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred upon demand and (ii) the U.K. Borrower shall pay (or cause to be paid) (a) to the Administrative Agent, for the Pro Rata benefit of the Lenders under the U.K. Tranche, a fee equal to the Applicable Margin in effect for Eurodollar Loans times the average daily stated amount of outstanding U.K. Letters of Credit, which fee shall be payable in arrears, on the first Business Day of each fiscal quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee not in excess of 0.125% per annum of the stated amount of each U.K. Letter of Credit, which fee shall be calculated based upon the actual number of days elapsed over a 360-day year and payable in arrears, on the first day of each fiscal quarter; and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, registration, amending, negotiating, payment, processing, transfer and administration of U.K. Letters of Credit, which charges shall be paid as and when incurred upon demand.

(d)     All Fees set forth in Section 2.12(b) and (c) shall be paid on the dates due, in Same Day Funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

(e)     Closing Fee. The Borrowers agree to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as compensation for the making of such Revolver Commitment, a closing fee (the “Closing Fee”) as set forth in that certain Engagement Letter dated as of May 22, 2018 by and between the Lead Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

SECTION 2.13.     Interest.

(a)     The Revolver Loans comprising each (i) ABR Borrowing shall bear interest at the ABR plus the Applicable Margin or (ii) European Base Rate Borrowing shall bear interest at the European Base Rate plus the Applicable Margin.

(b)     The Revolver Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)     Notwithstanding the foregoing, if any principal of or interest on any Revolver Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Revolver Loan, 2% plus the rate otherwise applicable to such Revolver Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans and/or European Base Rate Loans, as applicable, as provided in paragraph (a) of this Section (in each case, the “Default Rate”).

(d)     Accrued interest on each Revolver Loan shall be payable in arrears on each Interest Payment Date for such Revolver Loan and on the Revolver Termination Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolver Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except for Sterling loans where interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days and except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Eurodollar Base Rate, Eurodollar Rate or European Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)     In the event that any Borrowing Base Certificate or related information for any period delivered pursuant to Section 5.12 is inaccurate while the Revolver Commitments are in effect, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for such period than the Applicable Margin actually used to determine interest rates for such period, then (a) the Borrowers shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for such period, (b) the Applicable Margin for such period shall be retroactively determined based on the Average Availability as set forth in the corrected Borrowing Base Certificate, and (c) the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders during such period or their successors and permitted assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such period. This Section 2.13(f) shall not limit the rights of the Administrative Agent under this Section 2.13 or Article VII.

SECTION 2.14.     Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate, the Eurodollar Rate or the European Base Rate, as applicable, for such Interest Period; or

(b)     the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate, the Eurodollar Rate or the European Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolver Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) in the case of a Borrowing denominated in Dollars, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (y) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (ii) in the case of a Borrowing is in an Alternative Currency, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto to a rate determined in a customary manner in good faith by the Administrative Agent and the Lead Borrower and (y) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made at a rate determined in a customary manner in good faith by the Administrative Agent and the Lead Borrower.

SECTION 2.15.     Increased Costs.

(a)     If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or Issuing Bank; or

(ii)     subject any Lender Party to any Taxes (other than (A) Indemnified Taxes indemnified or indemnifiable under Section 2.17, (B) Other Taxes and (C) Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)     If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolver Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)     Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)     A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e)     Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin). Such loss, cost and expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan but exclusive of the Applicable Margin relating thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17.     Taxes.

(a)     Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) such applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Each Loan Party shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment (including but not limited to, in the case of a U.K. Tax Deduction, a statement under section 975 of the ITA) reasonably satisfactory to the Administrative Agent.

(e)     This Section 2.17(e) shall not apply in respect of any U.K. Revolver Loan which shall instead be subject to Section 2.17(i).

(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in respect of any U.S. Revolver Loan:

(A)     any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(i)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(ii)     executed originals of IRS Form W-8ECI;

(iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and that interest payments on such Loan are not effectively connected with its conduct of a U.S. trade or business, and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Restatement Date.

(iii)     Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.

(iv)     Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form or certification that such Lender is not legally eligible to deliver.

(v)     Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(vi)     For the avoidance of doubt, for purposes of FATCA, neither this Agreement nor any Revolver Loan will be treated as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)     If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g)     Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)     For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the Swingline Lender.

(i)     This Section 2.17(i) shall apply only in respect of any U.K. Revolver Loan.

(i)     Subject to Section 2.17(i)(ii) below, a Treaty Lender and each Loan Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a U.K. Tax Deduction.

(ii)     A Treaty Lender shall be under no obligation pursuant to Section 2.17(i)(i) above where:

(A)     the Treaty Lender is a party to this Agreement as at the Restatement Date and holds a passport under the HMRC DT Treaty Passport scheme, wishes that scheme to apply to this Agreement, and confirms its scheme reference number and its jurisdiction of tax residence by notifying the U.K. Borrower in writing on the Restatement Date of the same; or

(B)     the Treaty Lender is not a party to this Agreement as at the Restatement Date and holds a passport under the HMRC DT Treaty Passport scheme, wishes that scheme to apply to this Agreement, and confirms its scheme reference number and jurisdiction of tax residence in the Assignment and Acceptance which it executes on becoming a party to this Agreement as a Lender.

(iii)     If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(i)(ii) above, and:

(A)     the U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or

(B)     the U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing in respect of that Lender but:

(i)     that U.K. Borrower DTTP Filing has been rejected by H.M. Revenue and Customs; or

(ii)     H.M. Revenue and Customs has not given the U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing,

and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for that U.K. Borrower to obtain authorisation to make that payment without a U.K. Tax Deduction.

(iv)     The U.K. Borrower shall, promptly on making a U.K. Borrower DTTP Filing, provide the Administrative Agent with a copy of that filing for delivery to the relevant Lender.

(v)     If a Lender has not confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(i)(ii) above, the U.K. Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless that Lender otherwise agrees.

(vi)     Each Lender which becomes a party to this Agreement after the Restatement Date (each a “New Lender”) shall indicate, for the benefit of the Administrative Agent and without any liability to any Loan Party, in the Assignment and Acceptance which it executes on becoming a party which of the following categories it falls within: (A) not a U.K. Qualifying Lender, (B) a U.K. Qualifying Lender (other than a Treaty Lender), or (C) a Treaty Lender. If a New Lender fails to indicate its status in accordance with this Section 2.17(i)(vi), then such New Lender shall be treated for the purposes of this Agreement (including by the U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the U.K. Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 2.17(i)(vi).

(vii)     if a payment made to a Lender under any U.K. Revolver Loan would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the U.K. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i)(vii), “FATCA” shall include any amendments made to FATCA after the Restatement Date.

(j)

(i)     All amounts expressed to be payable under any Loan Document by any Loan Party to any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, if VAT is or becomes chargeable on any supply made by any Lender to any Loan Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender shall promptly provide an appropriate VAT invoice to that Loan Party).

(ii)     If VAT is or becomes chargeable on any supply made by any Lender (the "Supplier") to any other Lender (the "Recipient") under a Loan Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)     (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)     (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)     Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender for any cost or expense that Loan Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)     Any reference in this Section 2.17(j) to any Lender or Loan Party shall, at any time when such Lender or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as set forth in applicable legislation in any jurisdiction having implemented Council Directive 2006/112 EC on the common system of value added tax).

SECTION 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)     Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to (x) 2:00 p.m., Local Time with respect to payments denominated in Dollars and (y) the Applicable Time with respect to any payments denominated in any Alternative Currency, on the date when due, in Same Day Funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein, in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. All payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein, in such Alternative Currency and in Same Day Funds not later than the Applicable Time on the dates specified herein. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after the required time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein. The Administrative Agent shall distribute in like funds any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)     If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)     If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Revolver Loans to any assignee or participant, including any assignee or participation that is a Loan Party, the Sponsors or any of their respective Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.22, Section 2.23, Sections 9.04(f) or Section 9.08(d)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolver Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolver Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolver Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolver Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement. The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)     Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due under the applicable Tranche to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(b), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)     Subject to Section 2.18(g), each borrowing by the Borrowers from the Lenders hereunder shall be made pro rata according to the respective Revolving Facility Percentages of the relevant Lenders under such Tranche.

(g)     Notwithstanding anything in Section 2.08, this Section 2.18, or Section 9.06 to the contrary, nothing in such sections shall apply to, or restrict, (A) the payment of letters of credit commissions, the commitment or other fee or interest applicable to any Tranche, based on the Applicable Margin or Unused Line Fee Rate (as applicable) applicable to such Tranche or otherwise or (B) the reduction or termination (and payments of any fees due on the date of any such termination) of any particular Tranche of Revolver Commitments, or the repayment accompanied by a corresponding permanent reduction of the related Revolver Loans or Cash Collateralization of any Letters of Credit thereunder, in each case on a non-pro rata basis with respect to any other Tranche, so long as (x) such termination, reduction, repayment or Cash Collateralization (and corresponding permanent reduction) is accompanied by an at least pro rata termination, reduction, repayment, repayment or Cash Collateralization (and corresponding permanent reduction), as applicable, of all earlier maturing Revolver Commitments, Revolver Loans and/or Letters of Credit, as applicable, related to such Revolver Commitments or (y) all earlier maturing Revolver Commitments, Revolver Loans and/or Letters of Credit, as applicable, related to such Revolver Commitments shall otherwise be or have been terminated, repaid and/or Cash Collateralized in full.

SECTION 2.19.     Mitigation Obligations; Replacement of Lenders.

(a)     If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Revolver Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the Revolver Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Revolver Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolver Loans, participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrowers shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Revolver Commitments are terminated, obligations are repaid or such assignment is consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.15 or Section 2.17, as the case may be. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b).

(c)     If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Revolver Commitments of such Lender and repaying all obligations of the Borrowers owing to such Lender relating to the Revolver Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign (in accordance with and subject to the restrictions contained in Section 9.04) all or the affected portion of its Revolver Loans and its Revolver Commitments hereunder to one (1) or more assignees, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) the Borrowers shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (d) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c).

SECTION 2.20.     Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurodollar Loans and/or European Base Rate Loans, as applicable, or to convert ABR Borrowings and/or European Base Rate Borrowings, as applicable, to Eurodollar Borrowings shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Affected Lender (with a copy to the Administrative Agent), (a) in the case of a Borrowing denominated in Dollars, convert all Eurodollar Borrowings of such Affected Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans or (b) in the case of a Borrowing is in an Alternative Currency, convert all Eurodollar Borrowings of such Affected Lender to Borrowings at a rate determined in a customary manner in good faith by the Administrative Agent and the Lead Borrower, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21.     Defaulting Lenders.

(a)     Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Revolver Loans (including, Swingline Loans) or Letters of Credit under any Tranche, the Administrative Agent may exclude the Revolver Commitments and Revolver Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares under such Tranche and any Revolver Commitments or Fronting Exposure of any such Defaulting Lender under such Tranche shall automatically be reallocated among the non-Defaulting Lenders Pro Rata under such Tranche in accordance with their Revolver Commitments up to an amount such that the Revolver Commitment of each non-Defaulting Lender does not exceed its Revolver Commitments under such Tranche, so long as the conditions set forth in Section 4.02 are satisfied at the time of such reallocation. A Defaulting Lender under any Tranche shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 9.08.

(b)     Payments; Fees. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender under any Tranche (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied, in each case with respect to the relevant Tranche, at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a Pro Rata basis of any amounts owing by that Defaulting Lender to any applicable Issuing Banks and Swingline Lenders hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank or Swingline Lender, to be held as Cash Collateral for the Fronting Exposure of such Defaulting Lender; fourth, to the funding of any Revolver Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or the Lead Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolver Loans under this Agreement and to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolver Loans or LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolver Loans or LC Obligations were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolver Loans of, and LC Obligations owed to, all non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Revolver Loans of, or LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the Unused Line Fee Rate under Section 2.12(b). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, Letter of Credit fees attributable to such LC Obligations under Section 2.12(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all Letter of Credit fees attributable to LC Obligations that are not so reallocated.

(c)     Cure. The Borrowers, the Administrative Agent and the Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender under any Tranche. At such time, Pro Rata shares, in each case with respect to the relevant Tranche, shall be reallocated without exclusion of such Lender’s Revolver Commitments and Revolver Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed in writing by the Borrowers, the Administrative Agent and the Issuing Bank (each of which shall make such determination, in its sole discretion), no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Revolver Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. No reallocation hereunder shall constitute a wavier or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.22.     Revolver Commitment Increase.

(a)     Subject to the terms and conditions set forth herein, after the Restatement Date, the U.S. Borrowers shall have the right to request, by written notice to the Administrative Agent, an increase in the U.S. Revolver Commitments under the U.S. Tranche (a “Revolver Commitment Increase”) in an aggregate amount not to exceed $100,000,000; provided that (a) the U.S. Borrowers shall only be permitted to request 3 Revolver Commitment Increases during the term of this Agreement, (b) any Revolver Commitment Increase shall be in a minimum amount of $10,000,000, and (c) after giving effect to all such Revolver Commitment Increases, the aggregate amount of the Revolver Commitments outstanding shall not exceed the Dollar Equivalent of $400,000,000.

(b)     Each notice submitted pursuant to this Section 2.22 (a “Revolver Commitment Increase Notice”) requesting a Revolver Commitment Increase shall specify the amount of the increase in the Revolver Commitments being requested. Upon receipt of a Revolver Commitment Increase Notice, the Administrative Agent may (at the direction of the Lead Borrower) promptly notify the applicable Lenders and each Lender may (subject to the Lead Borrower’s consent) have the right to elect to have its Revolver Commitment increased by its Pro Rata share under the U.S. Tranche (it being understood and agreed that a Lender may elect to have its Revolver Commitment increased in excess of its Pro Rata share under the U.S. Tranche in its discretion if any other Lender declines to participate in the Revolver Commitment Increase) of the requested increase in Revolver Commitments; provided that (i) each Lender may elect or decline, in its sole discretion, to have its Revolver Commitment increased in connection with any requested Revolver Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolver Commitment or make any Revolver Loan under any Revolver Commitment Increase unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any Revolver Commitment Increase Notice within five (5) Business Days after such Lender’s receipt of such request, such Lender shall be deemed to have declined to participate in such Revolver Commitment Increase, (ii) if any Lender declines to participate in any Revolver Commitment Increase and, as a result, commitments from additional financial institutions are required in connection with the Revolver Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld or delayed), if such consent would be required pursuant to the definition of Eligible Assignee and (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolver Commitment Increase. In the event that any Lender or other Person agrees to participate in any Revolver Commitment Increase (each an “Increase Loan Lender”), such Revolver Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolver Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolver Commitment Increase and the obligation of such Increase Loan Lenders to make the Revolver Loans thereunder shall be subject to the satisfaction of each of the following conditions: (1) no Event of Default would exist after giving effect thereto; (2) the Revolver Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders; (3) Loan Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Loan Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; and (4) the Borrowers shall have paid to the Administrative Agent and the Lenders such additional fees as may be required to be paid by the Borrowers in connection therewith.

(c)     On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.22, (i) the Administrative Agent shall effect a settlement of all outstanding Revolver Loans among the Lenders that will reflect the adjustments to the Revolver Commitments of the Lenders as a result of the Revolver Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Loan Parties of the occurrence of the Revolver Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolver Commitments of the affected the Lenders and (iv) Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolver Commitment Increase and requesting a Note.

(d)     The terms and provisions of the Revolver Commitment Increase shall be identical to the U.S. Revolver Loans and the U.S. Revolver Commitments (other than with respect to fees) and, for purposes of this Agreement and the other Loan Documents, all Revolver Loans made under the Revolver Commitment Increase shall be deemed to be Revolver Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Revolver Commitment Increase shall be the same as the rate of interest applicable to the existing U.S. Revolver Loans, (ii) unused line fees applicable to the Revolver Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolver Loans, (iii) the Revolver Commitment Increase shall share ratably in any mandatory prepayments of the Revolver Loans, (iv) after giving effect to such Revolver Commitment Increases and prior to the Commitment Revolver Termination Date, Revolver Commitments shall be reduced on a Pro Rata basis, and (v) the Revolver Commitment Increase shall rank pari passu in right of payment and security with the existing Revolver Loans. Notwithstanding the foregoing or anything to the contrary contained in the Loan Documents (including Section 9.08), the rate of interest and the Unused Line Fee Rate or similar fee interest rate applicable to the existing Revolver Loans may, at the sole option of the Borrowers, be increased in excess of the rate of interest and/or fee applicable thereto to match that applicable to the Revolver Commitment Increase. Each joinder agreement and any amendment to any Loan Document requested by the Administrative Agent in connection with the establishment of the Revolver Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.22.

SECTION 2.23.     Extension Offers.

(a)     Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Revolver Commitments with a like maturity date on a Pro Rata basis under each Tranche and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of such Revolver Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolver Commitments (and related outstandings)) (each, an “Extension,” and each group of Revolver Commitments, as applicable, in each case as so extended, as well as the original Revolver Commitments (in each case not so extended), being a “tranche”; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), so long as the following terms are satisfied:

(i)     no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,

(ii)     except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender under any Tranche that agrees to an Extension (an “Extending Revolver Lender”) with respect to all or a portion of such Revolver Commitment under such Tranche extended (an “Extended Revolver Commitment”), and the related outstandings (“Extended Revolver Loans”) under such Tranche, shall be a Revolver Commitment (or related outstandings, as the case may be) under the relevant Tranche with the same terms as the original Revolver Commitments (and related outstandings) under such Tranche; provided that (1) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolver Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Revolver Loans with respect to Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments under such Tranche, (2) subject to the provisions of Sections 2.04(c) and 2.05(d) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Extended Revolver Commitments with a longer maturity date, all Swingline Loans and Letters of Credit under each Tranche shall be participated on a Pro Rata basis by all Lenders with Revolver Commitments under such Tranche in accordance with their percentage of the Revolver Commitments under such Tranche (and except as provided in Sections 2.04(c) and 2.05(d) without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolver Loans under any Tranche with respect to, and termination of, Extended Revolver Commitments under such Tranche after the applicable Extension date shall be made on a Pro Rata basis with all other Revolver Commitments under such Tranche, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such tranche of Revolver Commitments on a better than Pro Rata basis as compared to any other tranche of Revolver Commitments with a later maturity date than such tranche of Revolver Commitments, (4) assignments and participations of Extended Revolver Commitments and extend Revolver Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolver Loans and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitment and any original Revolver Commitments) which have more than three different maturity dates,

(iii)     if the aggregate principal of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolver Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,

(iv)     all documentation in respect of such Extension shall be consistent with the foregoing and

(v)     any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower.

(b)     With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.23(b), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.08, 2.18, 9.06 and 9.19 and (ii) an Extension Offer is required to be in a minimum amount of $5,000,000, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a greater minimum amount of Revolver Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.08, 2.18, 9.06 and 9.19) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

(c)     No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Revolver Commitments (or a portion thereof). All Extended Revolver Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of the Revolver Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23. In addition, if so provided in such amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Revolver Termination Date) in respect of the Revolver Commitments shall be re-allocated from Lenders holding non-extended Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolver Commitments, be deemed to be participation interests in respect of such Revolver Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d)     In connection with any Extension, the Borrowers shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof.

SECTION 2.24.     Overadvances. If (i) the aggregate U.S. Revolver Loans outstanding exceed the U.S. Borrowing Base (a “U.S. Overadvance”), (ii) the aggregate U.K. Revolver Loans outstanding exceed the U.K. Borrowing Base (a “U.K Overadvance”) or (iii) the aggregate Revolver Loans outstanding exceed the Line Cap (each of the foregoing clauses (i), (ii) and (iii), an “Overadvance”), in each case, at any time, the excess amount shall be payable by the Borrowers on demand by the Administrative Agent, but all such Revolver Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Borrowing Base and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the (i) aggregate outstanding U.S. Revolver Loans and U.S. LC Obligations to exceed the aggregate U.S. Revolver Commitments (ii) aggregate outstanding U.K. Revolver Loans and U.K. LC Obligations to exceed the aggregate U.K. Revolver Commitments or (iii) aggregate outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.

SECTION 2.25.     Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make ABR Loans and/or European Base Rate Loans in respect of Borrowings made in Alternative Currencies, as applicable (“Protective Advances”) (a) (i) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, (ii) in an aggregate amount, together with the aggregate amount of all U.S. Overadvance Loans, not to exceed 10% of the U.S. Borrowing Base and (iii) in an aggregate amount, together with the aggregate amount of all U.K. Overadvance Loans, not to exceed 10% of the U.K. Borrowing Base, in each case, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations under any Tranche; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolver Loans and LC Obligations shall not exceed the aggregate Revolver Commitments. Each Lender under any Tranche shall participate in each Protective Advance under such Tranche on a Pro Rata basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being properly contested.

SECTION 2.26.     Lead Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Bank or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request) delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

SECTION 2.27.     LIBOR Successor. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Lead Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Lead Borrower) that the Lead Borrower or Required Lenders (as applicable) have determined, that:

(a)     adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)     the administrator of the Reuters Screen LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c)     syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable, the Administrative Agent and the Lead Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in the applicable currency for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment (in which case, the Administrative Agent and the Lead Borrower may propose an alternative amendment).

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Lead Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans or European Base Rate Loans, as applicable, shall be suspended (to the extent of the affected Eurodollar Loans or European Base Rate Loans, as applicable, or Interest Periods) and (y) the LIBOR component shall no longer be utilized in determining the ABR or the European Base Rate, as applicable.  Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or European Base Rate Loans, as applicable (to the extent of the affected Eurodollar Loans or European Base Rate Loans, as applicable, or Interest Periods) or, failing that, in the case of a Borrowing denominated in U.S. Dollars, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein, and in the case of a Borrowing denominated in an Alternative Currency, will be deemed to have converted such request for a Borrowing at a rate determined in a customary manner in good faith by the Administrative Agent and the Lead Borrower.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

SECTION 2.28.     Adjustment of Revolver Commitments.

(a)     The Lead Borrower may, by written notice to the Administrative Agent, request that the Administrative Agent and the Lenders increase or decrease the U.K. Revolver Sublimit (a “U.K. Revolver Commitment Adjustment”), which request shall be granted provided that each of the following conditions are satisfied:

(i)     only four U.K. Revolver Commitment Adjustments may be made in any fiscal year and a Borrowing Base Certificate contemplated by Section 5.12(a) shall be delivered in each case, for the most recently ended month;

(ii)     the written request for a U.K. Revolver Commitment Adjustment must be received by the Administrative Agent at least three (3) Business Days (or such earlier time as the Administrative Agent may agree) prior to the requested date (which shall be a Business Day) of the effectiveness of such U.K. Revolver Commitment Adjustment (such date of effectiveness, the “Commitment Adjustment Date”);

(iii)     no Event of Default shall have occurred and be continuing as of the date of such request or both immediately before and after giving effect thereto as of the Commitment Adjustment Date;

(iv)     any increase in the U.K. Revolver Sublimit shall result in a dollar-for-dollar decrease in the U.S. Revolver Sublimit pursuant to this Section 2.28, and any decrease in the U.K. Revolver Sublimit pursuant to this Section 2.28 shall result in a dollar-for-dollar increase in the U.S. Revolver Sublimit;

(v)     in no event shall the Revolver Commitments exceed $300,000,000 (or such greater amount resulting from the provisions of Section 2.22);

(vi)     in no event shall the U.K. Revolver Sublimit exceed $100,000,000 pursuant to this Section 2.28;

(vii)     no U.K. Revolver Commitment Adjustment shall be permitted if, after giving effect thereto, an Overadvance would exist; and

(viii)     the Administrative Agent shall have received a certificate of the Lead Borrower dated as of the Commitment Adjustment Date certifying the satisfaction of all such conditions (including calculations thereof in reasonable detail) and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Any such U.K. Revolver Commitment Adjustment shall be in an amount equal to $1,000,000 or a multiple of $500,000 in excess thereof and shall concurrently increase or reduce, as applicable, (1) the aggregate U.K. Revolver Commitments available for use under the U.K. Tranche among the Lenders in accordance with such Lender’s Pro Rata Percentage and (2) the aggregate U.S. Revolver Commitments available for use under the U.S. Revolver Sublimit then in effect among the Lenders in accordance with such Lender’s Pro Rata Percentage. After giving effect to any U.K. Revolver Commitment Adjustment, the Revolver Commitment available for use under the U.S. Revolver Sublimit or U.K. Revolver Sublimit, as applicable, of each Lender (and the percentage of each U.S. Revolver Loan or U.K. Revolver Loan, as applicable) that each participant must purchase a participation in) shall be equal to such Lender’s (or participant’s) Pro Rata share of the U.S. Revolver Sublimit or U.K. Revolver Sublimit, as applicable.

(b)     The Administrative Agent shall promptly inform the Lenders of any request for a U.K. Revolver Commitment Adjustment made by the Lead Borrower. If the conditions set forth in clause (a) above are not satisfied on the applicable Commitment Adjustment Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Administrative Agent shall notify the Lead Borrower in writing that the requested U.K. Revolver Commitment Adjustment will not be effectuated; provided, however, that the Administrative Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Lead Borrower pursuant to clause (a)(viii) immediately above in making its determination as to the satisfaction of such conditions. On each Commitment Adjustment Date, the Administrative Agent shall notify the Lenders and the Lead Borrower, on or before 2:00 p.m. (New York time), by telecopier, e-mail or telex, of the occurrence of the U.K. Revolver Commitment Adjustment to be effected on such Commitment Adjustment Date, the amount of Revolver Loans held by each Lender as a result thereof, the amount of the Revolver Commitment of each Lender available for use under the U.S. Revolver Sublimit and the amount of the Revolver Commitment of each Lender available for use under the U.K. Revolver Sublimit (and the percentage of each Revolver Loan that each participant must purchase a participation interest in) as a result thereof.

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and each Borrower represents and warrants to each of the Lenders that:

SECTION 3.01.     Organization; Powers. Each of Holdings, each Borrower and each of the Restricted Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized or incorporated, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to each Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.     Authorization. The execution, delivery and performance by Holdings, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder, the transactions forming a part of the Transactions and the payment of the Transaction Costs (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Holdings, each Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws or articles of association of Holdings, any Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, any Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, any Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof.

SECTION 3.03.     Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.     Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions and the payment of the Transaction Costs, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) [reserved], (d) such as have been made or obtained and are in full force and effect and (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.     Financial Statements.

(a)     The audited consolidated balance sheets of the Lead Borrower and its Subsidiaries at December 31, 2015, 2016 and 2017, and the audited consolidated statements of income and cash flows of the Lead Borrower and its Subsidiaries for such fiscal years, reported on by and accompanied by an audit opinion from Ernst & Young, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Lead Borrower and its Subsidiaries for such periods and as at such dates and the consolidated results of operations and cash flows of the Lead Borrower and its Subsidiaries for the years then ended.

(b)     The unaudited interim consolidated balance sheet of the Lead Borrower and its Subsidiaries as at March 31, 2018, and the related unaudited interim consolidated statements of income and cash flows for the three (3)-month period then ended (including for the comparable period in fiscal year 2017), present fairly in all material respects the consolidated financial condition of the Lead Borrower and its Subsidiaries as at such date (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP (subject to (i) normal year-end adjustments and (ii) the absence of notes), except as approved by the aforementioned firm of accountants and disclosed therein.

SECTION 3.06.     No Material Adverse Effect. Since December 31, 2017, no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.     Title to Properties; Possession Under Leases.

(a)     Each of Holdings, the Borrowers and the Restricted Subsidiaries has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02 or arising by operation of law and except where the failure to have such title or interest or existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Each of Holdings, the Borrowers and the Restricted Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrowers have been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.     Subsidiaries.

(a)     Schedule 3.08(a) sets forth as of the Restatement Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Holdings or by any such Subsidiary.

(b)     As of the Restatement Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of any Restricted Subsidiary.

SECTION 3.09.     Litigation; Compliance with Laws.

(a)     There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Lead Borrower threatened in writing against, Holdings or the Lead Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, the Transactions or the payment of the Transaction Costs or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     None of Holdings, the Lead Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.     Investment Company Act. None of Holdings, any Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11.     [Reserved].

SECTION 3.12.     Federal Reserve Regulations.

(a)     None of Holdings, any Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)     No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.13.     Tax Returns.

(a)     Each of Holdings, the Borrowers and their Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects, except, in each case, as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

(b)     Each of Holdings, the Borrowers and their Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) with respect to all periods or portions thereof ending on or before the Restatement Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrowers or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; and

(c)     Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of Holdings, the Borrowers and their Subsidiaries, no tax lien has been filed, and, to the knowledge of the Lead Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

SECTION 3.14.     No Material Misstatements.

(a)     As of the Restatement Date only, all written information (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Holdings, the Lead Borrower, its Subsidiaries and the Transactions included in the Information or otherwise prepared by or on behalf of the foregoing or their representatives and made available, by or on behalf of Holdings or the Lead Borrower, to the Joint Lead Arrangers, any Lenders or the Administrative Agent in connection with the Transactions or any other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects as of the Restatement Date and does not as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)     The Projections furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders have been prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable at the time made, as of the date the Projections were furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders and as of the Restatement Date (it being understood that actual results may vary from the Projections and that such variations may be material).

SECTION 3.15.     Employee Benefit Plans.

(a)     Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur; the present value of all accumulated benefit obligations under each Plan (based on those assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the value of the assets of all such underfunded Plans.

(b)     Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred.

SECTION 3.16.     Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrowers or any of the Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrowers or any of the Restricted Subsidiaries, (ii) each of the Borrowers and the Restricted Subsidiaries has all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrowers or any of the Restricted Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrowers or any of the Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrowers or any of the Restricted Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrowers or any of the Restricted Subsidiaries, and (iv) there is no agreement to which the Borrowers or any of the Restricted Subsidiaries is a party in which the Borrowers or any of the Restricted Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

SECTION 3.17.     Security Documents.

(a)     The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent (together with transfer powers or endorsements executed in blank), in the case of Deposit Accounts, when Deposit Account Control Agreements are entered into by the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement (other than registered copyrights and copyright applications), when financing statements and other filings described on Schedule 3.17 are filed in the offices specified on Schedule 3.17, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations, in each case to the extent security interests in such Collateral can be perfected by delivery of such certificates or notes, as applicable, representing Pledged Collateral, the execution of Deposit Account Control Agreements or the filing Uniform Commercial Code financing statements, as applicable, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b)     When the Collateral Agreement or a summary thereof is properly filed in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Collateral consisting of registered copyrights and copyright applications, in each case prior and superior in right to any other person except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law (it being understood that subsequent recordings in the United States Copyright Office or United States Patent and Trademark Office, as the case may be, may be necessary to perfect a lien on registered copyrights and copyright applications acquired by the grantors after the Restatement Date).

(c)     [Reserved].

SECTION 3.18.     Solvency. Immediately after giving effect to the Restatement Date and immediately following the making of the Revolver Loans on the Restatement Date and after giving effect to the application of the proceeds of the Revolver Loans, (i) the fair value of the assets of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Date.

SECTION 3.19.     Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Lead Borrower, threatened in writing against the Borrowers or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrowers and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all persons treated as contractors by the Borrower and the Restricted Subsidiaries are properly categorized as such, and not as employees, under applicable law; and (d) all payments due from the Borrowers or any of the Restricted Subsidiaries or for which any claim may be made against the Borrowers or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrowers or such Restricted Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions and the payment of the Transaction Costs will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Lead Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Lead Borrower or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.20.     Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Lead Borrower or the Restricted Subsidiaries as of the Restatement Date. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of such date, such insurance is in full force and effect.

SECTION 3.21.     USA PATRIOT Act and OFAC.

(a)     To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act. To the knowledge of the Lead Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)     None of the Borrowers or any Restricted Subsidiary nor, to the knowledge of the Lead Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrowers is currently the subject of any U.S. sanctions program administered by OFAC; and the Borrowers will not directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

SECTION 3.22.     Beneficial Ownership. As of the Restatement Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

SECTION 3.23.     ERISA Matters. Each Borrower represents and warrants as of the Restatement Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Revolver Loans, the Letters of Credit or the Revolver Commitments.

SECTION 3.24.     Centre of Main Interest and Establishments. The U.K. Borrower has its “centre of main interests” (as that term is used in Article 3(7) of the Insolvency Regulation) in England and Wales and it has no establishment (as that term is used in Article 2(h) of the Insolvency Regulation) in any other jurisdiction.

SECTION 3.25.     U.K. Pensions. (a) The U.K. Borrower: is not nor has at any time been (i) an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004 (U.K.)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993 (U.K.))), or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (U.K.)) of such an employer, and (b) the U.K. Borrower has not been issued with a Financial Support Direction or Contribution Notice in respect of any U.K. defined benefit pension plan.

SECTION 3.26.     Pari passu. The U.K. Borrower’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE IV

Conditions of Lending

The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any Revolver Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Restatement Date, until the following conditions are satisfied or waived:

SECTION 4.01.     Restatement Date. On the Restatement Date:

(a)     The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b)     The representations and warranties set forth in Article III hereof shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)     At the time of and immediately after giving effect to the Restatement Date and upon the making of any Revolver Loans, no Event of Default or Default shall have occurred and be continuing.

(d)     The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(e)     [Reserved].

(f)     The Administrative Agent shall have received, on behalf of itself and the Lenders on the Restatement Date, a written opinion of each of (i) Sidley Austin LLP, special counsel for Holdings and the Borrowers and (ii) Reinhart Boerner Van Deuren S.C., special Wisconsin counsel for Holdings and the Borrowers, in each case (A) dated the Restatement Date, (B) addressed to the Administrative Agent and the Lenders on the Restatement Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Restatement Transactions as the Administrative Agent shall reasonably request, and each of Holdings and the Borrowers hereby instruct its counsel to deliver such opinions.

(g)     The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)     a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization or incorporation, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)     a certificate of the director, secretary or assistant secretary or similar officer of each Loan Party dated the Restatement Date and certifying:

(A)     that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Restatement Date,

(B)     that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Restatement Date,

(C)     that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)     as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E)     as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii)     a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)     a certificate of a Responsible Officer of Holdings or the Lead Borrower certifying that as of the Restatement Date (i) all the representations and warranties described in Section 4.01(b) are true and correct to the extent set forth therein and (ii) that as of the Restatement Date, no Default or Event of Default has occurred and is continuing or would result from any Borrowing to occur on the date hereof or the application of the proceeds thereof.

(h)     (i) The Collateral and Guarantee Requirement shall have been satisfied, (ii) [reserved], (iii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and copies of the financing statements (or similar documents) disclosed by such search and (iv) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner reasonably satisfactory to the Administrative Agent).

(i)     The Lenders shall have received the financial statements, Projections and other financial information referred to in Section 3.05 and Section 3.14.

(j)     [Reserved].

(k)     The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer of the Lead Borrower.

(l)     The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Restatement Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Restatement Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and Norton Rose Fulbright LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(m)     Since December 31, 2017, there shall not have occurred and there is no circumstance or occurrence that is reasonably likely to have (individually or in the aggregate) a Material Adverse Effect.

(n)     To the extent requested by the Administrative Agent not less than two (2) days prior to the Closing Date, the Administrative Agent shall have received, at least one (1) day prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(o)     [Reserved].

(p)     The Administrative Agent shall have received a Borrowing Base Certificate prepared as of March 31, 2018.

(q)     At least one Business Day prior to the Restatement Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Restatement Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

SECTION 4.02.     Conditions Precedent to All Credit Extensions. On the date of each Borrowing (including each Swingline Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)     the Lead Borrower shall have delivered to the Administrative Agent a customary Borrowing Request, or LC Request as the case may be;

(b)     (i) Availability on the proposed date of such Borrowing shall be adequate to cover the amount of such Borrowing and (ii) if, on a Pro Forma Basis immediately after giving effect to such proposed Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, either (x) outstanding Revolver Loans and LC Obligations would exceed $15.0 million or (y) Availability would be less than $100.0 million (such event, a “Reporting Trigger Event”), then the Borrowers shall deliver an updated Borrowing Base Certificate that would have been delivered if a Monthly Reporting Period was then in effect, which shall only be required to contain updates as to the amount of the gross Accounts and Inventory; provided that the Borrowers shall not be required to deliver an updated Borrowing Base Certificate for each subsequent Credit Extension after such Reporting Trigger Event; provided however that to the extent the Borrowers are no longer subject to a Monthly Reporting Period and a subsequent Reporting Trigger Event occurs, the Borrower will be required to provide an updated Borrowing Base Certificate as described above in connection with such Credit Extension. For the avoidance of doubt, delivery of any updated Borrowing Base Certificate pursuant to this Section 4.02(b) shall be in addition to, and shall not affect, the Borrowers’ requirements to deliver Borrowing Base Certificates pursuant to Section 5.12(a);

(c)     other than on the Restatement Date, no Default or Event of Default shall exist at the time of, or result from, such funding or issuance;

(d)     other than on the Restatement Date, the representations and warranties of each Loan Party set forth in Article III of this Agreement or in any Security Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date excluding, however, after the Restatement Date, the representations and warranties set forth in Section 3.22);

(e)     in the case of a Letter of Credit to be denominated in the Alternative LC Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Issuing Bank would make it impracticable for such Letter of Credit to be denominated in the Alternative LC Currency; and

(f)     with respect to the issuance of any Letter of Credit, the LC Conditions shall be satisfied.

Each request by the Borrowers for funding of a Revolver Loan, or issuance of a Letter of Credit shall constitute a representation by the Borrowers that the conditions in clauses (b) through (d) above are satisfied on the date of such request and on the date of such funding or issuance.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.05 and 5.09 as applicable to it) and the Borrowers covenant and agree with each Lender that so long as any Revolver Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrowers (and Holdings solely to the extent applicable to it) will, and the Borrowers will cause each of the Restricted Subsidiaries to:

SECTION 5.01.     Existence; Businesses and Properties.

(a)     Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise expressly permitted under Section 6.05 and (iii) the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiaries are acquired by any Borrower or a Subsidiary of any Borrower.

(b)     Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Lead Borrower and the Restricted Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Lead Borrower and the Restricted Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

SECTION 5.02.     Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.03.     Taxes.

Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except to the extent not overdue by more than thirty (30) days or, if more than thirty (30) days overdue (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrowers or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 5.04.     Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)     within one hundred ten (110) days after the end of each fiscal year (commencing with fiscal year 2012), (x) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, (y) a consolidating balance sheet and related statements of operations and cash flows showing the financial position of the Lead Borrower and its Restricted Subsidiaries as of the close of such fiscal year and the consolidating results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidating financial information shall not be subject to the audit procedures set forth in clause (x) but shall be certified by a Financial Officer of the Lead Borrower to the extent that such consolidating financial statements fairly present, in all material respects, the financial condition and results of operations of the Lead Borrower and its Restricted Subsidiaries on a consolidating basis in accordance with GAAP) and (z) in the case of the information required pursuant to clause (x) or clause (y) supporting schedules reconciling such consolidated (or consolidating, as applicable) balance sheet and related statements of operations and cash flows with the consolidated (or consolidating, as applicable) financial condition and results of operations of the Parent or the Lead Borrower, as applicable, for the relevant period (it being understood that the delivery by the Lead Borrower of annual reports on Form 10-K of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)     within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (commencing with the second fiscal quarter of 2012), (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Lead Borrower on behalf of the Lead Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), (y) a consolidating balance sheet and related statements of operations and cash flows showing the financial position of the Lead Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and the consolidating results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidating balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Lead Borrower on behalf of the Lead Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Lead Borrower and its Restricted Subsidiaries on a consolidating basis in accordance with GAAP and (z) in the case of information required pursuant to clause (x) or clause (y), supporting schedules reconciling such consolidated (or consolidating, as applicable) balance sheet and related statements of operations and cash flows with the consolidated (or consolidating, as applicable) financial position and results of operations of the Parent or the Lead Borrower, as applicable, for the relevant period (it being understood that the delivery by the Lead Borrower of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)     (i) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in substantially the form attached hereto as Exhibit I (x) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period, whether or not the requirements of Section 6.10 are then in effect;

(d)     promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Lead Borrower or any of its Subsidiaries with the SEC or any securities exchange, or after an initial public offering, distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(e)     within ninety (90) days after the beginning of each fiscal year, a detailed consolidated and consolidated quarterly budget for such fiscal year (including a projected consolidated and consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year (to the extent that such revisions have been approved by the Lead Borrower’s board of directors (or equivalent governing body)), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Lead Borrower to the effect that, to such Financial Officer’s knowledge, the Budget is a reasonable estimate for the period covered thereby;

(f)     promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulations;

(g)     together with the delivery of the annual compliance certificate required by Section 5.04(c), deliver an updated Collateral Questionnaire reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.09(f);

(h)     promptly following reasonable request therefore from the Administrative Agent, copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administer or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(i)     promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrowers or any of its Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(j)     at the Administrative Agent’s reasonable request, from time to time, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging;

(k)     at any time when Qualified Cash is to be included in any calculation hereunder, a report on the balance and Deposit Account location of such Qualified Cash of up to $5,000,000, and updates thereto as frequently as reasonably necessary if at any time the amount of such Qualified Cash to be so included varies from the latest report provided to the Administrative Agent in accordance with this Section 5.04(k);

(l)     together with the delivery of the Borrowing Base Certificate pursuant to Section 5.12(d), at any time when there are any Letters of Credit issued in the Alternative LC Currency, the Borrowers shall deliver a report detailing the Dollar Equivalent of the total outstanding amount of any such Letters of Credit denominated in the Alternative LC Currency.

SECTION 5.05.     Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrowers obtain actual knowledge thereof:

(a)     any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)     any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrowers or any of their Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c)     the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(d)     any other development specific to Holdings, the Borrowers or any of their Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06.     Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.     Maintaining Records; Access to Properties and Inspections.

(a)     Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

(b)     Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and normal business hours, to visit and inspect the properties of any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and one inventory appraisal with respect to any Collateral comprising the U.S. Borrowing Base per 12-month period; provided further, that if at any time Availability is less than 15% of the Line Cap for a period of 5 consecutive Business Days during such 12-month period, one additional field examination and one additional inventory appraisal of Current Asset Collateral will be permitted in such 12-month period, except that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals of Current Asset Collateral that shall be permitted at the Administrative Agent’s request. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them. Notwithstanding the foregoing, the Administrative Agent shall be entitled to one additional inventory appraisal with respect to any Collateral comprising the U.S. Borrowing Base to be completed within 90 days of the Amendment No. 2 Effective Date.

(c)     Reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 9.05) of the Administrative Agent in connection with (i) examinations of any Borrower’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) field examinations and inventory appraisals of Collateral comprising the U.S. Borrowing Base; in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

SECTION 5.08.     Compliance with Environmental Laws.

(a)     Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Lead Borrower and any of its affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b)     Except as could not reasonably be expected to have a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to the Lead Borrower or any of the Restricted Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Lead Borrower or any of the Restricted Subsidiaries.

SECTION 5.09.     Further Assurances.

(a)     Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority (subject to the Intercreditor Agreement) of the Liens created or intended to be created by the Security Documents.

(b)     If any asset (other than real property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million (as reasonably estimated by the Lead Borrower) is acquired by Holdings, the Borrowers or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (c) and paragraph (g) below.

(c)     [Reserved].

(d)     If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date or (ii) any Restricted Subsidiary ceases to be an Immaterial Subsidiary pursuant to the definition thereof, and, in each case, if such Subsidiary is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary Loan Party owned by or on behalf of any Loan Party.

(e)     If any additional Foreign Subsidiary (which Subsidiary is a “first tier” Foreign Subsidiary), Disregarded Domestic Subsidiary or Special Purpose Subsidiary (to the extent a pledge of the Equity Interests of such Subsidiary is permitted under the securitization agreements applicable to such Subsidiary) is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall reasonably agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party.

(f)     (i) Furnish to the Administrative Agent prompt written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g)     The Collateral and Guarantee Requirement and the provisions of this Section 5.09 need not be satisfied with respect to (i) all leasehold and all fee owned real property, (ii) any asset (excluding any personal property in which a security interest may be created under the terms of any existing Security Documents pursuant to the Uniform Commercial Code) that has an individual fair market value in an amount less than $5.0 million (as reasonably estimated by the Lead Borrower), (iii) Equity Interests of any partnerships, joint ventures and any non-Wholly Owned Subsidiary which cannot be pledged without the consent of one (1) or more third parties, (iv) margin stock, (v) security interests to the extent the same would result in adverse tax consequences as reasonably determined by the Lead Borrower, (vi) any property and assets the pledge of which would require governmental consent, approval, license or authorization, (vii) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (viii) other assets which the Administrative Agent, in consultation with the Borrower, determines, in its reasonable discretion, should be excluded taking into account the practical operations of the Borrowers’ business and its client relationships. Notwithstanding anything to the contrary herein, (w) neither the U.K. Borrower nor any other Loan Party shall be required to grant a security interest in any Collateral or perfect a security interest in any property or assets of the U.K. Borrower, (x) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in any Collateral to the extent (A) the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent or (B) if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or with respect to any assets to the extent such a pledge would violate the terms of any contract with respect to such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) or would trigger termination pursuant to any “change of control” or similar provision in any contract, (y) no foreign law security or pledge agreement shall be required and (z) the following Collateral shall not be required to be perfected (A) motor vehicles and any other assets subject to state law certificate of title statutes, (B) commercial torts claims and (C) letter of credit rights to the extent not perfected by the filing of a financing statement under the Uniform Commercial Code.

SECTION 5.10.     Fiscal Year; Accounting. In the case of Holdings and the Lead Borrower, cause its fiscal year to end on December 31.

SECTION 5.11.     [Reserved].

SECTION 5.12.     Collateral Monitoring and Reporting.

(a)     Borrowing Base Certificates. The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) quarterly Borrowing Base Certificates within 20 days of the fiscal quarter then ended prepared as of the close of business on the last Business Day of the previous fiscal quarter (provided that (1) during a Monthly Reporting Period, the Borrowers shall deliver to the Administrative Agent monthly Borrowing Base Certificates by the 20th day of each month prepared as of the close of business on the last Business Day of the previous month or (2) a Liquidity Event shall have occurred and be continuing, the Borrowers shall deliver to the Administrative Agent weekly Borrowing Base Certificates by Wednesday of every week prepared as of the close of business on Friday of the previous week, which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent; it being understood that (i) Inventory amounts shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the Inventory amount (a) set forth in the most recent weekly report, where possible, and (b) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently, and (ii) the amount of Eligible Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month). All calculations of Availability in any Borrowing Base Certificate shall be made by the Borrowers and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. By the 20th day after the end of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2012), the Borrowers shall deliver (i) to the Administrative Agent an Applicable Margin Certificate setting forth a calculation of the Average Availability for the fiscal quarter most recently ended and the corresponding Applicable Margins, and (ii) updates, if any, to Schedule O to the Collateral Questionnaire to reflect all locations of Inventory at the end of the fiscal quarter then ended.

(b)     Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each of the financials required pursuant to Section 5.04(a) and (b)). Each Borrower shall also provide to the Administrative Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request. If Accounts owing from any single Account Debtor in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Responsible Officer of the Lead Borrower has actual knowledge thereof.

(c)     Maintenance of Dominion Account. The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent and shall establish such lockbox or other arrangement as provided in clause (j) of the definition of “Collateral and Guarantee Requirement.” The Administrative Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower (including those constituting proceeds of Collateral) accepted by any bank.

(d)     Proceeds of Collateral. The Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts (other than Accounts with balances less than $1,000,000) or otherwise relating to Current Asset Collateral are made directly to a Deposit Account subject to a Deposit Account Control Agreement (or a lockbox relating to a Dominion Account). If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Deposit Account or Dominion Account.

(e)     Administration of Deposit Accounts. Schedule 5.12 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Restatement Date. Subject to clause (j) of the definition of “Collateral and Guarantee Requirement,” each Loan Party shall take all actions necessary to establish the Administrative Agent’s control (within the meaning of the UCC) over each such Deposit Account other than Excluded Deposit Accounts at all times. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent and the Term Agent) to have control over a Deposit Account or any deposits therein. Each Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account, and shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at a Bank not reasonably acceptable to the Administrative Agent.

SECTION 5.13.     Use of Proceeds. The Borrowers will use Letters of Credit, Revolver Loans and Swingline Loans (a) on the Closing Date, to consummate the Transactions and pay the Transaction Costs and (b) after the Closing Date, for working capital needs and other general corporate purposes of the Borrowers and their Subsidiaries, including in connection with the Restatement Transactions and to pay the Restatement Transaction Costs.

SECTION 5.14.     Certification of Public Information.

(a)     Concurrently with the delivery of any document or notice required to be delivered pursuant to any Loan Document, the Borrowers shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.14 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrowers have indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrowers have not indicated whether a document or notice delivered pursuant to this Section 5.14 contains Nonpublic Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrowers, their Subsidiaries and their securities. The Borrowers acknowledge and agree that the list of Disqualified Institutions does not constitute Nonpublic Information and shall be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

(b)     Each “public-side” Lender as described in paragraph (a) of this Section agrees to cause at least one (1) individual at or on behalf of such Lender to at all times have selected the “private side information” or similar designation on the content declaration screen of the Platform in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “public side information” portion of the Platform and that may contain Nonpublic Information with respect to Holdings, the Borrowers or the securities of any of the foregoing for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrowers, the Agents or the Joint Lead Arrangers has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

SECTION 5.15.     U.K. Pensions. The U.K. Borrower shall ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (U.K.) and that no action or omission is taken by the U.K. Borrower in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the U.K. Borrower ceasing to employ any member of such a pension scheme).

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the Borrowers covenant and agree with each Lender that, so long as any Revolver Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or, in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrowers will not and will not permit any of their Restricted Subsidiaries to (and Holdings as to Section 6.08(a), will not):

SECTION 6.01.     Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness of any Loan Party under the Loan Documents;

(b)     Indebtedness pursuant to Swap Agreements not incurred for speculative purposes;

(c)     Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Lead Borrower or any Restricted Subsidiary;

(d)     Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary (including pursuant to the Intercompany Note), provided that (i) Indebtedness of the U.K. Borrower and any Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be permitted under Section 6.04 and (ii) Indebtedness of the Lead Borrower and of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations pursuant to the subordination terms set forth in the Intercompany Note;

(e)     Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)     Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g)     (x) Indebtedness assumed or acquired in connection with Permitted Business Acquisitions, which Indebtedness may be secured or unsecured, and provided that (A) such Indebtedness exists at the time of such Permitted Business Acquisition and is not created in contemplation of such event and (B) after giving effect to the assumption or acquisition of such Indebtedness, the Incurrence Conditions are satisfied and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that in the case of clauses (x) and (y) if such Indebtedness is incurred by the Lead Borrower or any Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent;

(h)     Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by any Borrower or any Restricted Subsidiary prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (i) of this Section 6.01) would not exceed the greater of (x) $50.0 million and (y) an amount equal to 3% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements are available;

(i)     Capital Lease Obligations incurred by any Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof in an aggregate outstanding principal amount that at the time of, and after giving effect to the incurrence of (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01) would not exceed the greater of (x) $50.0 million and (y) an amount equal to 3% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements are available;

(j)     Indebtedness of the Borrowers under the Term Facility in an aggregate outstanding principal (or committed) amount not to exceed $1,200.0 million, provided that such amount may be increased by any Incremental Term Loans and/or Incremental Equivalent Debt (each as defined in the Term Facility) so long as the sum of (x) any Revolver Commitment Increase, (y) the aggregate initial principal amount of Incremental Term Loans and (z) the aggregate initial principal amount of Incremental Equivalent Debt does not exceed $300.0 million;

(k)     Guarantees (i) by the Loan Parties of the Indebtedness described in Section 6.01(j) and Section 6.01(o), (ii) by any Borrower or any Loan Party (which guarantees shall be subordinated in the case of any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof on terms no less favorable than the subordination applicable to the guarantees or refinanced Indebtedness) of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (iii) by any Borrower or any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party, (iv) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of Holdings and its Subsidiaries to the extent, in the case of clauses (iii) and (iv), such Guarantees are permitted by Section 6.04; provided that Guarantees by any Borrower or any Loan Party under this Section 6.01(k) of any other Indebtedness of a person that is subordinated to the Obligations shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders as those contained in the subordination of such other Indebtedness to the Obligations; provided further that no Guarantee by Holdings or any of its Subsidiaries of any Subordinated Indebtedness or the Indebtedness described in Section 6.01(j) shall be permitted unless Holdings or the applicable Subsidiaries, as the case may be, shall have also provided a Guarantee of the Obligations under the Loan Documents on substantially the terms set forth in the applicable Guarantee of such Indebtedness or on terms acceptable to the Administrative Agent;

(l)     Indebtedness arising from agreements of any Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including without limitation earn-out obligations), in each case, incurred or assumed in connection with the acquisition or Disposition of any business or assets (including Equity Interests of Subsidiaries) of any Borrower or any Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(m)     [Reserved];

(n)     Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)     (i) additional Indebtedness of any Borrower or any Restricted Subsidiary and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness shall be (1) Subordinated Indebtedness that constitutes Permitted Debt Securities, (2) unsecured Indebtedness that matures no earlier than the date that is, at the time of such incurrence or issuance, ninety-one (91) days after the Revolver Termination Date or (3) secured Indebtedness, so long as (x) after giving effect to such incurrence or issuance, no Event of Default shall have occurred and be continuing, (y) such Indebtedness is secured only by Liens permitted by Section 6.02(v) and (B) after giving effect to any such incurrence or issuance of Indebtedness that is not Subordinated Indebtedness, the Incurrence Conditions are satisfied; provided that if such Indebtedness is incurred by the Lead Borrower or any Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent;

(p)     [Reserved];

(q)     Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r)     Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit and (ii) letters of credit or bank guarantees (other than any Letter of Credit issued hereunder) incurred by Foreign Subsidiaries having an aggregate face amount not to exceed $15.0 million outstanding at any time;

(s)     Indebtedness incurred by the Borrowers and their Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of Holdings, any Parent Entity, any Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Business Acquisition or any Investment permitted hereby;

(t)     Indebtedness consisting of promissory notes issued by the Borrowers and their Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of, Holdings, any Parent Entity, any Borrower or any Subsidiary (or their respective estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(u)     Indebtedness in respect of (x) letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business or (y) any Letter of Credit issued in favor of any Issuing Bank or Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made hereunder;

(v)     Indebtedness arising out of the creation of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 6.02;

(w)     Indebtedness incurred in the ordinary course of business in respect of obligations of any Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x)     unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable law; and

(y)     other Indebtedness of any Borrower or any Restricted Subsidiary, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed $150.0 million and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(z)     Indebtedness in respect of Receivables Facilities in an aggregate principal amount outstanding at any one time not to exceed $15.0 million;

(aa)    (i) additional Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $150.0 million and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that, in each case, such Indebtedness is secured only by Liens permitted by Section 6.02(gg); and

(bb)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (aa) above.

SECTION 6.02.     Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)     Liens on property or assets of the Borrowers and the Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02 or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $5.0 million in the aggregate and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)     any Lien (i) created under the Loan Documents, (ii) [reserved], (iii) on cash or deposits granted in favor of any Swingline Lender or any Issuing Bank hereunder to cash collateralize any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, under this Agreement, as applicable and (iv) subject to the Intercreditor Agreement, Liens securing Indebtedness permitted by Section 6.01(j); provided that if any Incremental Equivalent Debt is incurred by the Lead Borrower or any Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent

(c)     any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by (i) Section 6.01(g), provided that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Indebtedness, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one (1) person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (B) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (and the Equity Interests in such person), (C) in the case of clause (A) and clause (B), such Lien is not created in contemplation of or in connection with such acquisition or assumption, (D) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (E) in the case of any Indebtedness incurred by the Lead Borrower or any Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent”;

(d)     Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)     landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(f)     (i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to any Borrower or any Subsidiary provided by such insurance carriers;

(g)     (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(g);

(h)     zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary;

(i)     Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by any Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (except in the case of any Permitted Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by any Borrower or any Restricted Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of any Borrower or any Restricted Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(j)     Liens arising out of (i) sale and lease-back transactions permitted under Section 6.03 and (ii) any Indebtedness incurred in connection therewith permitted by Section 6.01(i) (and any Permitted Refinancing Indebtedness in respect thereof), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(k)     Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)     [reserved];

(m)     any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(n)     Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(o)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)     Liens securing obligations in respect letters of credit permitted under Section 6.01(c), (e), (r) and (u);

(q)     (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)     Liens (i) solely on any cash earnest money deposits or Permitted Investments made by any Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t)     Liens arising from precautionary UCC financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements;

(u)     Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v)     any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(o); provided that (i) in the case of any Indebtedness of Subsidiaries (including Foreign Subsidiaries of the Borrowers and Disregarded Domestic Subsidiaries) that are not Subsidiary Loan Parties, such Lien applies solely to the assets and Equity Interests of such Subsidiaries (including Foreign Subsidiaries of the Borrowers, Disregarded Domestic Subsidiaries, their respective Subsidiaries, any other Foreign Subsidiary or any Disregarded Domestic Subsidiary) that are not Subsidiary Loan Parties, (ii) in the case of any Indebtedness secured with the Current Asset Collateral, such Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(w)     (i) Liens on Equity Interests in Joint Ventures or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries, as applicable and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(x)     Liens in favor of the Borrowers or the Restricted Subsidiaries securing intercompany Indebtedness permitted under Section 6.04;

(y)     Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or the Restricted Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(z)     Liens securing Incremental Equivalent Debt (as defined in the Term Facility), provided that in the case of any Indebtedness incurred by the Lead Borrower or any Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt and subject to the Intercreditor Agreement or secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent;

(aa)    other Liens with respect to property or assets of any Borrower or any Restricted Subsidiaries; provided that the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $150.0 million at any time outstanding;

(bb)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)    If no Letters of Credit are available hereunder, and solely with the consent of the Administrative Agent (not to be unreasonably withheld), Liens on specific items of inventory or other goods and the proceeds thereof securing such person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)    ground leases in the ordinary course in respect of real property on which facilities owned or leased by any Borrower or any of its Subsidiaries are located;

(ee)     (i) Liens securing obligations under Swap Agreements permitted by Section 6.01 and (ii) Liens securing Cash Management Obligations permitted by Section 6.01;

(ff)     Liens securing obligations under Receivables Facilities permitted by Section 6.01; and

(gg)    any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(aa); provided that such Lien applies solely to the assets and Equity Interests of the applicable Foreign Subsidiary and its Subsidiaries.

SECTION 6.03.     Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property (i) owned by any Borrower or any Domestic Subsidiary which is a Restricted Subsidiary that is acquired, leased, repaired or improved after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within two hundred seventy (270) days of the acquisition, lease, repair or improvement of such property or (ii) owned by any Foreign Subsidiary which is a Restricted Subsidiary regardless of when such property was acquired or (b) with respect to any property owned by any Borrower or any Domestic Subsidiary which is a Restricted Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, such lease is otherwise permitted under this Agreement.

SECTION 6.04.     Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another person or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary of (each, an “Investment”), except:

(a)     the Transactions;

(b)     Investments among the Borrowers and their Subsidiaries; provided that the sum of Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof, but net in the case of intercompany loans, and in any event, after giving effect to any returns, profits, distributions, and similar amounts, repayment of loans and the release of guarantees) after the Closing Date by the U.S. Borrowers and the Subsidiary Loan Parties (other than the U.K. Borrower) in (x) Subsidiaries (including Foreign Subsidiaries of the Borrowers) that are not Subsidiary Loan Parties and (y) the U.K. Borrower shall not exceed an aggregate net amount equal to $100.0 million outstanding at any time; and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and the Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c)     Permitted Investments and investments that were Permitted Investments when made;

(d)     Investments arising out of the receipt by any Borrower or any Subsidiary of promissory notes and other non-cash consideration for Dispositions permitted under Section 6.05 (excluding Section 6.05(e));

(e)     (i) loans and advances to directors, officers, employees, members of management or consultants of Holdings (or any Parent Entity), any Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f)     accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g)     Investments under Swap Agreements permitted pursuant to Section 6.01;

(h)     Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by terms thereof or as otherwise permitted by this Section 6.04;

(i)     Investments resulting from pledges and deposits permitted by Section 6.02(b)(iii), (f) and (g);

(j)     Investments (i) constituting Permitted Business Acquisitions, (ii) in any Subsidiary in an amount required to permit such person to consummate a Permitted Business Acquisition and (iii) in any Subsidiary that is not a Subsidiary Loan Party consisting of the Equity Interests of any person who is not a Subsidiary Loan Party;

(k)     Guarantees (i) permitted by Sections 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l)     Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m)     Investments of any Borrower or any Restricted Subsidiary acquired after the Closing Date or of a person merged into or consolidated with a Borrower or a Restricted Subsidiary, in each case, in accordance with Section 6.05 (other than Section 6.05(e)), after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(n)     acquisitions by the Borrowers of obligations of one (1) or more directors, officers, employees, members or management or consultants of Holdings, the Borrowers or their Subsidiaries in connection with such person’s acquisition of Equity Interests of Holdings (or its Parent Entity), so long as no cash is actually advanced by the Borrowers or any of their Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o)     Investments in Holdings in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.06;

(p)     Investments consisting of Indebtedness, Liens, Sale and Lease-Back Transactions, mergers, consolidations, Dispositions, Restricted Payments, Affiliate transactions and prepayments and repurchases of Indebtedness permitted under Section 6.01, 6.02, 6.03, 6.05, 6.06, 6.07(b)(iv), 6.07(b)(viii), 6.07(b)(xvii), 6.09 and 9.04(f) and (i);

(q)     Investments by any Borrower or any Restricted Subsidiary in an outstanding aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed, since the Amendment No. 3 Effective Date, $150.0 million, (plus any returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees in respect of Investments theretofore made by it pursuant to this paragraph (q); provided, however, that notwithstanding anything to the contrary herein, any Investments made pursuant to this paragraph (q) prior to the Amendment No. 3 Effective Date shall not count against or otherwise reduce the $150.0 million Investment capacity set forth above;

(r)     other Investments by any Borrower or any Restricted Subsidiary so long as the Investment Conditions are satisfied;

(s)     Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit or (B) customary trade arrangements with customers;

(t)     Investments to the extent the consideration paid therefor consists solely of Equity Interests of the applicable person or any direct or indirect parent thereof;

(u)     Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(v)     Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.04; and

(w)     Investments in, or relating to, a Special Purpose Subsidiary that, in the good faith determination of the Lead Borrower, are necessary or advisable to effect any Receivables Facility permitted by Section 6.01(z) or any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable in connection with a Receivables Facility permitted by Section 6.01(z).

SECTION 6.05.     Mergers, Consolidations and Dispositions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one (1) transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Restricted Subsidiary of any Borrower, except that this Section shall not prohibit:

(a)     (i) the Disposition of inventory and equipment in the ordinary course of business by any Borrower or any Restricted Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property, whether now owned or hereafter acquired, in the ordinary course of business by any Borrower or any Restricted Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by any Borrower or any Restricted Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)     if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary of Holdings (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets or (B) a Subsidiary of the Lead Borrower) into the Lead Borrower in a transaction in which the Lead Borrower is the surviving or resulting entity or the surviving or resulting person expressly assumes the obligations of the Lead Borrower in a manner reasonably satisfactory to the Administrative Agent, (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary; provided that in a transaction involving (A) the Borrowers or (B) any Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving or resulting person or such transaction shall be an Investment permitted by Section 6.04 or (iii) the liquidation or dissolution of any Restricted Subsidiary (other than a U.S. Borrower) or change in form of entity of any Restricted Subsidiary if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers;

(c)     Dispositions among the Borrowers and their Subsidiaries (upon voluntary liquidation or otherwise); provided that any Dispositions by a Loan Party to a (x) person that is not a Loan Party or (y) the U.K. Borrower shall be for book value (as reasonably determined by such person) or such transaction shall, to the extent sold for less than fair market value (as reasonably estimated by the Borrowers), be made in compliance with Section 6.04;

(d)     Sale and Lease-Back Transactions permitted by Section 6.03;

(e)     Liens permitted by Section 6.02, Investments permitted by Section 6.04, and Restricted Payments permitted by Section 6.06;

(f)     Dispositions of receivables in the ordinary course of business (i) not as part of an accounts receivables financing transaction or (ii) in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(g)     Dispositions by any Borrower or any Restricted Subsidiary of (i) Revolving Priority Collateral in an aggregate amount after the Amendment No. 1 Effectiveness Date not to exceed $10.0 million and (ii) Term Priority Collateral, in each case, not otherwise permitted by this Section 6.05; provided that the consideration for any Disposition shall be at least 75% cash consideration (provided that for purposes of the 75% cash consideration requirement (w) the amount of any Indebtedness or other liabilities of any Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $25.0 million in each case, shall be deemed to be cash); provided further that immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred or be continuing; provided further that prior to or concurrently with any such Disposition of Revolving Priority Collateral, an updated Borrowing Base Certificate (based on the Borrowing Base Certificate most recently provided or required to be provided as of that date by the Lead Borrower) shall have been provided to the Administrative Agent setting forth the adjusted figures thereon on a Pro Forma Basis for such Disposition;

(h)     Dispositions by any Borrower or any Restricted Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within two hundred seventy (270) days of the date such assets were acquired by such Borrower or such Subsidiary; and provided further that, the Payment Conditions are satisfied at the time of such Disposition;

(i)     any merger or consolidation in connection with an Investment permitted under Section 6.04 (including any Subsidiary Redesignation or Unrestricted Subsidiary Designation); provided that (i) if the continuing or surviving person is a Restricted Subsidiary, such Restricted Subsidiary shall have complied with its obligations under Section 5.09 (if any), (ii) in the case of a transaction, the purpose of which is a Subsidiary Redesignation or an Unrestricted Subsidiary Designation, such transaction must be consummated in compliance with Section 6.04, and (iii) if a Borrower is a party thereto, such Borrower shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of a Borrower in a manner reasonably acceptable to the Administrative Agent;

(j)     licensing and cross-licensing arrangements involving any technology or other intellectual property of any Borrower or any Restricted Subsidiary in the ordinary course of business;

(k)     Dispositions of inventory or other property of the Borrowers and the Restricted Subsidiaries determined by the management of the Borrowers to be no longer useful or necessary in the operation of the business of the Borrowers or any of their Subsidiaries;

(l)     Permitted Business Acquisitions;

(m)     the issuance of Qualified Capital Stock by the Borrowers;

(n)     sales of Equity Interests of any Subsidiary of the Borrowers; provided that, in the case of the sale of the Equity Interests of a Subsidiary Loan Party which is a Wholly Owned Subsidiary, the purchaser shall be the Borrowers or another Subsidiary Loan Party or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(p));

(o)     Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(p)     leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrowers and the Restricted Subsidiaries;

(q)     Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(r)     Dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrowers, are not material to the conduct of the business of the Borrowers and the Restricted Subsidiaries;

(s)     Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(t)     Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Borrowers and the Restricted Subsidiaries;

(u)     terminations of Swap Agreements;

(v)     the expiration of any option agreement in respect of real or personal property;

(w)     Dispositions of Unrestricted Subsidiaries;

(x)     any Restricted Subsidiary of the Borrowers may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition otherwise permitted under this Section 6.05;

(y)     Dispositions permitted by Section 6.04 (other than Section 6.04(p)) and Section 6.06 (other than Section 6.06(h)) and Liens permitted by Section 6.02;

(z)     the Disposition of the asset identified to the Administrative Agent prior to the Closing Date;

(aa)     any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(bb)     Dispositions in connection with the outsourcing of services in the ordinary course of business; and

(cc)     Dispositions (including by capital contribution) of accounts receivable and related assets, or participations therein, in connection with any Receivables Facility permitted by Section 6.01(z).

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no Disposition in excess of $15.0 million shall be permitted by this Section 6.05 (other than Dispositions pursuant to clause (a)(ii), (a)(iii), (b), (c), (i), (k), (l), (r), (s), (t) (u), (v), (w), (x), (aa), (bb) or (cc) (to the extent such Disposition is not required to be for fair market value)) unless such Disposition is for fair market value (as reasonably determined by the Borrowers) and (ii) no Disposition shall be permitted by paragraph (d) or (k) of this Section 6.05 unless such Disposition is for at least 75% cash consideration and (iii) no Disposition in excess of $15.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such Disposition is for at least 75% cash consideration; provided that for purposes of the 75% cash consideration requirement in the foregoing clauses (ii) and (iii), (w) the amount of any Indebtedness or other liabilities of any Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) following the closing of the applicable Disposition, and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $25.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case, shall be deemed to be cash.

SECTION 6.06.     Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrowers (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrowers) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrowers or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that:

(a)     the Lead Borrower may make the Closing Date Dividend;

(b)     the Borrowers may make Restricted Payments as shall be necessary to allow Holdings (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management and consultants of Holdings (or any Parent Entity) attributable to the ownership or operations of Holdings, the Borrowers and the Restricted Subsidiaries), (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful), (iii) to pay franchise or similar taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of the Lead Borrower and in order to permit Holdings to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrowers under Section 6.07(b), (iv) to finance any Investment permitted to be made under Section 6.04; provided, that (A) such Restricted Payments under this clause (iv) shall be made substantially concurrently with the closing of such Investment and (B) the Parent Entity shall, immediately following the closing thereof cause all property acquired to be contributed to a Borrower or one (1) of the Restricted Subsidiaries or the merger of the person formed or acquired into the Borrowers or one (1) of the Restricted Subsidiaries in order to consummate such Investment; and (v) to pay customary salary, bonus and other benefits payable to directors, officers, employees, members of management or consultants of Holdings or any Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of a Borrower and its Subsidiaries;

(c)     the Borrowers may make Restricted Payments the proceeds of which are used to purchase or redeem (i) the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of any Parent Entity, the Lead Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) or by any Plan, provided that the aggregate amount of such Restricted Payments under this paragraph (c) shall not exceed in any fiscal year $15.0 million (plus the sum of the amount of (x) net proceeds received by a Borrower during such fiscal year from sales of Equity Interests of Holdings or any Parent Entity to directors, officers, employees, members of management or consultants of Holdings, any Borrower or any Subsidiary (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any Plan and (y) net proceeds of any key-man life insurance policies received during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year and (ii) fractional shares of Equity Interests;

(d)     repurchases of Equity Interests in Holdings (or any Parent Entity), any Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or taxes to be paid in connection therewith;

(e)     [reserved];

(f)     any Borrower and any Subsidiary of any Borrower may make Restricted Payments to any direct or indirect member of an affiliated group of corporations that files a consolidated U.S. federal tax return with the Borrowers (the “Tax Distributions”), provided that, such Tax Distributions shall not exceed the amount that the Borrowers or such Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrowers or such Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(g)     [reserved];

(h)     to the extent constituting a Restricted Payment, the Borrowers and the Restricted Subsidiaries may enter into the transactions expressly permitted by Section 6.04, Section 6.05 (other than Section 6.05(e)) or Section 6.07;

(i)     the proceeds of which shall be used by Holdings to make (or to make a Restricted Payment to any Parent Equity to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Equity;

(j)     payments made or expected to be made by any Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of any Borrower (or any Parent Entity) or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interest in consideration of such payments including demand repurchases in connection with the exercise of stock options;

(k)     the Borrowers may make Restricted Payments to Holdings so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Payment;

(l)     redemptions, repurchases, retirements or other acquisitions of Equity Interests of any Borrower or any Parent Entity in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Borrower or a Restricted Subsidiary) of, Equity Interests of any Borrower or any Parent Entity (to the extent the proceeds of such sale are contributed to the capital of a Borrower) (in each case, other than any Equity Interests issued or sold that are not Qualified Capital Stock) (“Refunding Capital Stock”);

(m)     distributions or payments of Receivables Fees; and

(n)     the Lead Borrower may make the Amendment No. 1 Effectiveness Date Dividend.

SECTION 6.07.     Transactions with Affiliates.

(a)     Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) except with respect to any Investments permitted by Section 6.04, upon terms no less favorable to the Borrowers or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. Any transaction or series of related transactions involving the payment of less than $10.0 million with any such Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) above if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Borrowers or such Restricted Subsidiary.

(b)     The foregoing paragraph (a) shall not prohibit,

(i)     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity,

(ii)     loans or advances to directors, officers, employees, members of management or consultants of Holdings, any Borrower or any of its Subsidiaries permitted or not prohibited by Section 6.04,

(iii)     transactions among Holdings, each Borrower and its Subsidiaries, in each case otherwise permitted or not prohibited by the Loan Documents,

(iv)     the payment of fees and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, any Borrower and the Restricted Subsidiaries in the ordinary course of business,

(v)     permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)     (A) any employment or severance agreements or arrangements entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(vii)     Restricted Payments permitted under Section 6.06,

(viii)     any purchase by Holdings of or contributions to, the equity capital of the Borrower,

(ix)     payments by any Borrower or any of the Restricted Subsidiaries to the Permitted Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of such Borrower, in good faith,

(x)     transactions among the Borrowers and the Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(xi)     any transaction in respect of which a Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of such Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii)     (A) the Transactions, including the payment of all fees, expenses, bonuses and awards (including Transaction Costs) related to the Transactions and (B) the Restatement Transactions, including the payment of all fees, expenses, bonuses and awards (including Restatement Transaction Costs) related to the Restatement Transactions,

(xiii)     Guarantees permitted by Section 6.01,

(xiv)     the issuance and sale of Qualified Capital Stock or Permitted Debt Securities,

(xv)     transactions with customers, clients, suppliers or Joint Ventures for the purchase or sale of goods and services entered into in the ordinary course of business,

(xvi)     transactions pursuant to the Tax Sharing Agreement,

(xvii)     the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, any Borrower and its Subsidiaries in accordance with customary practice, and

(xviii)     sales of accounts receivable, or participations therein, in connection with any Receivables Facility permitted by Section 6.01(z).

SECTION 6.08.     Business of Holdings, the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)     in the case of Holdings, (A) ownership and acquisition of Equity Interests in a Borrower, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents (and Permitted Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (C) performance of its obligations under and in connection with the Term Documents and the other agreements contemplated thereby, (D) (x) actions incidental to the consummation of the Transactions (including the payment of Transaction Costs) and (y) actions incidental to the consummation of the Restatement Transactions (including the payment of Restatement Transaction Costs), (E) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Holdings after the Closing Date and that are related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a) including the payment by Holdings, directly or indirectly, of dividends or other distributions (by reduction of capital or otherwise), including the Closing Date Dividend, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for any such purpose, (F) actions required by law to maintain its existence, (G) the payment of taxes and other customary obligations, (H) the issuance of Equity Interests, (I) any transaction contemplated or referred to in this Article VI (including guaranteeing Indebtedness or obligations of a Borrower and its Subsidiaries) and (J) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b)     in the case of any Borrower and any Restricted Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in a Borrower (other than (i) Liens created by the Security Documents, (ii) subject to the Intercreditor Agreement, Liens created by the Term Documents, (iii) Liens arising by operation of law that would be permitted under Section 6.02 or (iv) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of a Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08).

SECTION 6.09.     Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)     Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, a Borrower or any of the Subsidiary Loan Parties; or

(b)     Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness with an aggregate outstanding principal amount in excess of $35.0 million in respect thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Subordinated Indebtedness (except for (i) Refinancings otherwise permitted by Section 6.01, (ii) payments of regularly scheduled interest, fees, expenses and indemnification obligations and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, (iii) any AHYDO “catch up” payments and (iv) the conversion of any Subordinated Indebtedness to Equity Interests of Holdings or any Parent Entity (each such payment or distribution, a “Restricted Debt Payment”)); provided, however, that any such Subordinated Indebtedness may be repurchased, redeemed, retired, acquired, cancelled or terminated so long as (x) immediately prior to and after giving effect to such repurchase, no Event of Default shall have occurred or be continuing and (y) the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Debt Payment; or

(c)     Amend or modify, or permit the amendment or modification of, any provision of any Permitted Debt Securities, unsecured Indebtedness or Subordinated Indebtedness (or Permitted Refinancing Indebtedness in respect thereof) in each case with an aggregate outstanding principal amount in excess of $20.0 million of the Borrower or any Restricted Subsidiary, or any agreement relating thereto, other than amendments or modifications that are not materially adverse to Lenders (it being understood that this Section 6.09(c) shall not restrict Permitted Refinancing Indebtedness permitted by Section 6.01); or

(d)     Permit any Borrower or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) a Borrower or any Restricted Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)     restrictions imposed by applicable law;

(ii)     contractual encumbrances or restrictions in effect on the Closing Date or contained in any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or any such encumbrances or restrictions in any agreements relating to any Permitted Debt Securities issued after the Closing Date or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(iii)     any restriction on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(iv)     customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(v)     any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)     customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(vii)     customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii)     customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix)     customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(x)     customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xi)     customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrowers, so long as such Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of such Borrower and its Subsidiaries to meet their ongoing obligations;

(xii)     any agreement in effect at the time such person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary;

(xiii)     restrictions contained in any documents documenting Indebtedness of any Subsidiary that is not a Subsidiary Loan Party permitted hereunder; or

(xiv)     customary restrictions and conditions created in connection with any Receivables Facility permitted by Section 6.01(z) that, in the good faith determination of the Borrowers, are necessary or advisable to effect such Receivables Facility.

SECTION 6.10.     Financial Covenant.

(a)     The Borrowers and their Restricted Subsidiaries shall, on any date when the sum of (x) Availability plus (y) the amount of Qualified Cash (up to $5,000,000) on such date (but not to exceed Availability on such date) is less than the greater of (a) 10% of the Line Cap, and (b) $10,000,000 (the “FCCR Test Amount”), maintain an Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Borrowers were required to deliver financial statements to the Administrative Agent in accordance with Section 5.04 of this Agreement, and at the end of each succeeding fiscal quarter thereafter until the date on which (x) Availability plus (y) the amount of Qualified Cash (up to $5,000,000) on such date (but not to exceed Availability on such date) has exceeded the FCCR Test Amount for 30 consecutive days.

(b)     Notwithstanding anything to contrary in this Agreement (including Article VII), upon an Event of Default as a result of the Borrowers’ failure to comply with Section 6.10(a) above, such Event of Default shall, subject to the limitations set forth below, be deemed cured ab initio and cease to exist in the event that, within 10 Business Days after the date on which the Borrowers were required to deliver financial statements in accordance with Section 6.10(a) for the month in which such Event of Default occurs, a cash equity capital contribution is made to the Lead Borrower (or otherwise receives an equity contribution in respect of the equity issued for such Cure Actions in exchange for Qualified Capital Stock). Each such equity contribution is referred to as “Cure Action.” The proceeds of any Cure Action may be included solely in the calculation of EBITDA (solely for purposes of calculating the ratio in Section 6.10(a) above, and not for any other purpose hereunder, and there shall be no pro forma or other reduction in Indebtedness with the proceeds of such Cure Action in connection with determining such calculation during the period in which such proceeds are included in EBITDA) at the request of the Lead Borrower as if such proceeds were contributed on the last day of the applicable fiscal quarter, and must be sufficient (but may not be in excess of the amount required) to cause Loan Parties to be in pro forma compliance with the financial covenant set forth in Section 6.10(a). No more than two Cure Actions may be taken in any 4 fiscal quarter period and no more than four Cure Actions may be taken during the term of this Agreement. If, after giving effect to the Cure Action, the Borrowers shall be in compliance with the requirements of the Consolidated Fixed Charge Coverage Ratio, the Borrowers shall be deemed to have satisfied the requirements of Section 6.10(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Event of Default with respect to such Consolidated Fixed Charge Coverage Ratio that had occurred shall be deemed cured for purposes of this Agreement. To the extent a fiscal quarter for which such Consolidated Fixed Charge Coverage Ratio is initially recalculated as a result of such Cure Action is included in the calculation of the Consolidated Fixed Charge Coverage Ratio in a subsequent fiscal period, the results of the Cure Action shall be included in the amount of EBITDA for such fiscal quarter in such subsequent fiscal period. After the occurrence of the breach, Default or Event of Default resulting from a failure to comply with Section 6.10(a), if the Lead Borrower has given the Administrative Agent notice that it intends to cure such breach, Default or Event of Default pursuant to a Cure Action, neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Article VII (or under any Loan Document) available during the continuance of any breach, Default or Event of Default on the basis of any actual or purported failure to comply with Section 6.10(a) until such failure is not cured on or prior to the expiration of the 10 Business Day cure period referenced above.

ARTICLE VII

Events of Default

SECTION 7.01.     Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)     any representation or warranty made or deemed made by Holdings, any Borrower or any other Loan Party in any Loan Document, or in any certificate or other instrument required to be given by any Loan Party in writing furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or so furnished by Holdings, any Borrower or any other Loan Party;

(b)     default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)     default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)     default shall be made in the due observance or performance by Holdings, any Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Sections 5.05(a), 5.07, 5.12(c) or in Article VI;

(e)     default shall be made in the (i) failure to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.12(a) within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered or (ii) due observance or performance by Holdings, any Borrower or any of their Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and in the case of this subclause (ii) such default shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrowers;

(f)     (i) any event or condition occurs that (A) results in any Indebtedness in excess of $35.0 million becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Indebtedness in excess of $35.0 million or any trustee or agent on its or their behalf to cause any such Indebtedness in excess of $35.0 million to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, any Borrower, or any of the Restricted Subsidiaries shall fail to pay the principal of any Indebtedness in excess of $35.0 million at the stated final maturity thereof; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided further that any such failure is unremedied and not waived by the holders of such Indebtedness prior to the acceleration of the Loans pursuant to this Section 7.01;

(g)     there shall have occurred a Change in Control;

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings, any Borrower or any material Restricted Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any such Restricted Subsidiary or for a substantial part of the property or assets of Holdings, any Borrower or any such Restricted Subsidiary or (iii) the winding-up or liquidation of Holdings, any Borrower or any such Restricted Subsidiary (except, in the case of any such Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     Holdings, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any such Restricted Subsidiary or for a substantial part of the property or assets of Holdings, any Borrower or any such Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)     the failure by Holdings, any Borrower or any Restricted Subsidiary to pay one (1) or more final judgments aggregating in excess of $35.0 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, any Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)     (i) an ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)     (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, any Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, a Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, any Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by the Intercreditor Agreement and this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority, (iii) the Guarantees pursuant to the Security Documents by Holdings, a Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or a Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of a Borrower or the Guarantees pursuant to the Security Documents by Holdings, a Borrower or the Subsidiary Loan Parties shall cease to constitute senior indebtedness under the subordination provisions of any indenture or other instruments, agreements and documents evidencing or governing any Permitted Debt Securities in excess of $35.0 million or such subordination provisions shall be invalidated or otherwise cease (in each case so long as such indenture, instrument, agreement or document is then in effect), or shall be asserted in writing by Holdings, any Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate, reduce or condition any Revolver Commitment, or, except as otherwise provided for in Section 2.28, make any adjustment to the U.S. Borrowing Base or the U.K. Borrowing Base, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) require the Loan Parties to Cash Collateralize LC Obligations, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied); and in any event with respect to a Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above, the Revolver Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.     Allocation. Notwithstanding anything herein to the contrary and subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)     first, to all costs and expenses, including extraordinary expenses, owing to the Administrative Agent pursuant to the terms of the Loan Documents;

(b)     second, to all amounts owing to the Administrative Agent on Swingline Loans;

(c)     third, to all amounts owing to the Issuing Bank;

(d)     fourth, to all Obligations constituting fees;

(e)     fifth, to all Obligations constituting interest;

(f)     sixth, to Cash Collateralization of LC Obligations;

(g)     seventh, to all other Revolver Loans and solely to the extent included in the Bank Product Reserve, Noticed Hedges and other Secured Bank Product Obligations; and

(h)     last, to all other Secured Obligations.

Amounts shall be applied to each category of Secured Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 7.02 are solely to determine the rights and priorities of the Administrative Agent and the Secured Parties as among themselves, and may, except as set forth in the next sentence, be changed by agreement among them without the consent of any Loan Party. It is understood and agreed that (i) no Secured Bank Product Obligations (other than Noticed Hedges) shall be paid pursuant to this Section ahead of any other Obligations, and (ii) no Cash Collateralization of LC Obligations shall be paid prior to any fees, interest, or amounts due in respect of Swingline Loans, or to the Issuing Bank or the Administrative Agent, in each case, unless consented to by the Lead Borrower. If any monies remain after distribution to all of the categories above, such monies shall be returned to the Borrowers.

ARTICLE VIII

The Agents

SECTION 8.01.     Appointment, Authority and Duties of the Administrative Agent.

(a)     Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates Bank of America as the Administrative Agent under all Loan Documents and Bank of America hereby accepts such appointments. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any Availability Reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b)     Duties. The Administrative Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

(c)     Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.

(d)     Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 9.08(b). In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

SECTION 8.02.     Agreements Regarding Collateral and Field Examination Reports.

(a)     Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(b)     Reports. The Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Administrative Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding the Collateral and will rely significantly upon the Borrowers’ books and records as well as upon representations of the Borrowers’ officers and employees; and (c) to keep all Reports confidential in accordance with Section 9.16 and not to distribute or use any Report in any manner other than administration of the Revolver Loans and other Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender.

SECTION 8.03.     Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.

SECTION 8.04.     Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

SECTION 8.05.     Payments Received by Defaulting Lender. If a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.21 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Administrative Agent.

SECTION 8.06.     Limitation on Responsibilities of the Agents. The Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Agents do not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. The Agents do not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Secured Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

SECTION 8.07.     Successor Administrative Agent and Co-Agents.

(a)     Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Lead Borrower. Upon receipt of such notice, Required Lenders shall have the right, in consultation with (and with the consent of) the Lead Borrower, to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists under Sections 7.01(b), 7.01(h) and 7.01(i) (with respect to the Lead Borrower only) is subject to the approval of the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint a successor agent from among the Lenders or, if no Lender accepts such role, the Administrative Agent may appoint Required Lenders as successor Administrative Agent. Upon acceptance by a successor Administrative Agent of an appointment to serve as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Section 8.15. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 8.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(b)     Separate Collateral Administrative Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Administrative Agent may appoint, subject to the approval of the Lead Borrower (such approval not to be unreasonably withheld or delayed), an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. The parties acknowledge that the Term Agent may be acting as collateral agent for the Administrative Agent and the Lenders with respect to real estate, equipment and other Term Priority Collateral (as defined in the Intercreditor Agreement) and the Administrative Agent hereby appoints the Term Agent to act in such capacity. Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

SECTION 8.08.     Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agents or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Secured Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly required to be furnished to or expressly requested by a Lender, the Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Administrative Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Agents and their respective Affiliates.

SECTION 8.09.     Remittance of Payments and Collections.

(a)     Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in Same Day Funds. If no time for payment is specified or if payment is due on demand by the Administrative Agent and request for payment is made by the Administrative Agent by 11:00 a.m. (New York City time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (New York City time) on such day, and if request is made after 11:00 a.m. (New York City time), then payment shall be made by 11:00 a.m. (New York City time) on the next Business Day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b)     Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.21.

(c)     Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from a Loan Party and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Secured Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Pro Rata Percentage of the amounts required to be returned.

SECTION 8.10.     The Administrative Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if Bank of America were not the Administrative Agent hereunder, without any duty to account therefor to the Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

SECTION 8.11.     Administrative Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders in their capacity as such, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

SECTION 8.12.     Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of a Bank Product, agrees to be bound by this Article VIII. Each Secured Bank Product Provider shall indemnify and hold harmless the Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

SECTION 8.13.     Survival. This Article VIII shall survive Full Payment of the Obligations. Other than Sections 8.01, 8.04 and 8.07, this Article VIII does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 8.14.     Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolver Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 8.14, the term “Lender” includes any Issuing Bank and any Swingline Lender.

SECTION 8.15.     Indemnification. The Lenders agree to indemnify each Agent and each Joint Lead Arranger in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), each in an amount equal to its Pro Rata Percentage (based on its Revolver Commitments hereunder (or if such Revolver Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Joint Lead Arranger in any way relating to or arising out of, the Revolver Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Joint Lead Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Joint Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.16.     ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i)     none of the Agent and each Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolver Loans, the Letters of Credit, the Revolver Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolver Loans, the Letters of Credit, the Revolver Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Revolver Loans, the Letters of Credit, the Revolver Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Revolver Loans, the Letters of Credit, the Revolver Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)     no fee or other compensation is being paid directly to the Administrative Agent and each Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Revolver Loans, the Letters of Credit, the Revolver Commitments or this Agreement.

The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Revolver Loans, the Letters of Credit, the Revolver Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Notices.

(a)     Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, (including.”pdf” or.”tif”) pursuant to the terms of this Agreement, as follows:

(i)     if to any Loan Party, to Generac Power Systems, Inc., Highway 59 and Hillside Road, P.O. Box 8, Waukesha Wisconsin, 53187, attention York Ragen and Joseph Kavalary, Telecopier: (262) 968-9372, Electronic Addresses: york.ragen@generac.com and joe.kavalary@generac.com, with a copy to Sidley Austin LLP, 2001 Ross Avenue, Suite 3600, Dallas, Texas 75201, Attention Christopher C. Gleason, Telecopier: (214) 981-3400, Electronic Address: cgleason@sidley.com;

(ii)     if to the Administrative Agent, to Bank of America, N.A., 135 S. LaSalle, 9th Floor, Mail Code IL4-135-09-43, Attention: Brad Breidenbach, Telecopier: (312) 992-6101, Electronic Address: brad.h.breidenbach@baml.com, with a copy to Bank of America, N.A., 135 South LaSalle St., Chicago, IL, 60603, Attention: Loan Administration Manager, Telecopier: (312) 453-2128, Electronic Address: Abl_chicago_structure_team@bankofamerica.com;

(iii)     if to an Issuing Bank, to it at the address, fax number or electronic address set forth separately in writing; or

(iv)     if to a Lender, to it at the address, fax number or electronic address set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)     Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.     Survival of Agreement. All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, and shall continue in full force and effect until the Revolver Termination Date. Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit, and the termination of the Revolver Commitments or this Agreement, limited in the manner set forth herein.

SECTION 9.03.     Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04.     Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise permitted by Section 6.05 the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more Eligible Assignees (other than to any Disqualified Institution or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Revolver Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Revolver Commitment) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)     the Lead Borrower, provided that no consent of the Lead Borrower shall be required (i) if an Event of Default under Section 7.01(b) or (c), or (with respect to the Lead Borrower only) Section 7.01(h) or (i)(i), (ii), (iii) or (iv) has occurred and is continuing and (ii) if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution);

(B)     the Administrative Agent; and

(C)     the Issuing Bank and the Swingline Lender.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender, an Affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitments or Revolver Loans, the amount of the Revolver Commitments or Revolver Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of the Lead Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(B)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500; and

(C)     the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii)     Subject to acceptance and recording thereof pursuant to clause (b)(v) below and subject to clause (f) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 as well as any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitments of, and principal amount of the Revolver Loans and the LC Obligations owing to, each Lender or Issuing Bank, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (subject to clause (f)), the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms, and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)      (i) Any Lender may, without the consent of the Borrowers, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to one (1) or more banks or other entities (other than to any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Revolver Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i) through (vi) of the first proviso to Section 9.08(b). Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations with respect thereto, it being understood that any forms required to be provided pursuant to Section 2.17(e) shall be provided to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolver Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolver Commitments, Revolver Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolver Commitment, Revolver Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)     A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent expressly acknowledging such Participant may receive a greater benefit. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender (it being understood that any forms required to be provided pursuant to Section 2.17(e) shall be provided to the applicable Lender).

(d)     Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(e)     The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)     If any assignment or participation under this Section 9.04 is made (or attempted to be made) (i) to a Disqualified Institution or any Affiliate of a Disqualified Institution, in each case without the Borrowers’ prior written consent or (ii) to the extent the Borrowers’ consent is required under the terms of this Section 9.04, to any other person without the Borrowers’ consent, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Revolver Commitments of such Lender and repay all obligations of the Borrowers owing to such Lender relating to the Revolver Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any Revolver Loan, to be applied to such participation), or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Revolver Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (ii) the Borrowers shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 9.04 (provided that no registration and processing fee referred to in this Section 9.04 shall be owing in connection with any assignment pursuant to this paragraph). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 9.04(f). Nothing in this Section 9.04(f) shall be deemed to prejudice any rights or remedies the Borrowers may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrowers would suffer irreparable harm if such Lender breaches any of its obligations under Sections 9.04(a) or 9.04(d) insofar as such Sections relate to any assignment, participation or pledge to a Disqualified Institution or an Affiliate of a Disqualified Institution without the Borrowers’ prior written consent. Additionally, each Lender agrees that the Borrowers may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.04(f) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(g)     If the Borrower wishes to replace all of the Revolver Loans or Revolver Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders, instead of prepaying the Revolver Loans or reducing or terminating the Revolver Commitments to be replaced to (i) require the Lenders to assign the Revolver Loans or Revolver Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Revolver Loans or Revolver Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Revolver were being optionally prepaid or such Revolver Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Revolver Loans or Revolver Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05.     Expenses; Indemnity.

(a)     The Borrowers agree to pay within thirty (30) days of demand thereof (together with backup documentation supporting such request) (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents and Joint Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents and Joint Lead Arrangers in connection with the syndication of the Revolver Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers and the reasonable out-of-pocket fees, disbursements and charges for no more than one (1) outside counsel and, if necessary one (1) local counsel in each material jurisdiction where Collateral is located for such persons, taken as a whole) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents or Joint Lead Arrangers or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Revolver Loans made or the Letters of Credit issued hereunder (including the reasonable out-of-pocket fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Agents and the Joint Lead Arrangers, and, if necessary (x) the reasonable out-of-pocket fees, charges and disbursements of one (1) local counsel per relevant material jurisdiction and (y) in the case of an actual or potential conflict of interest, the reasonable out-of-pocket fees, charges and disbursements of one (1) additional counsel to all affected persons, taken as a whole).

(b)     The Borrowers agree to indemnify, on a joint and several basis, the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling persons and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket costs and related expenses (including reasonable out-of-pocket documented fees, charges and disbursements of Cahill Gordon & Reindel LLP and, if necessary, one (1) local counsel in each relevant material jurisdiction to the Agents or Joint Lead Arrangers, taken as a whole, in each relevant jurisdiction and, in the case of an actual or potential conflict of interest, one (1) additional counsel to all affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions (including the payment of the Transaction Costs) and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Sponsor, any Borrower or any of their Subsidiaries and arises out of disputes among the Lenders and/or their transferees. The Borrowers shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed); provided, however, that a Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if such Borrower was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of such Borrower, subject to, in each case, a Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. A Borrower shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to a Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. A Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee (or its Related Parties). To the extent permitted by applicable law, each party hereto hereby waives for itself (and, in the case of a Borrower, for each other Loan Party) any claim against any Loan Party, any Lender, any Administrative Agent, any Lender Party, any Joint Lead Arrangers, and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of a Borrower on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit such Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the termination of the Revolver Commitments, the expiration of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)     Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(d)     Notwithstanding the foregoing paragraphs in this Section, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

SECTION 9.06.     Right of Set-off. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent or the Required Lenders, each Lender and each Issuing Bank is hereby authorized, subject to Section 2.18(g), at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, any Borrower or any Subsidiary Loan Party (and such Lender or Issuing Bank will provide prompt notice to such Loan Party) against any of and all the obligations of Holdings or the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amounts set off from any Loan Party shall be applied to Excluded Swap Obligations of such Loan Party.

SECTION 9.07.     Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.     Waivers; Amendment.

(a)     No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)     Except as provided in Section 2.22 with respect to any Revolver Commitment Increase, Section 2.23 with respect to any Extension and Section 9.08(d) with respect to any Replacement Revolver Facility, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)     decrease or forgive the principal amount of, or extend the final maturity date of, or decrease the rate of interest on, any Revolver Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolver Termination Date, without the prior written consent of each Lender directly and adversely affected thereby; provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (i), (y) any amendment to the Consolidated Fixed Charge Coverage Ratio or the component definitions thereof shall not constitute a reduction in the rate of interest for purposes of this clause (i) and (z) that waiver or reduction of a post-default increase in interest shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender),

(ii)     increase the Revolver Commitment of any Lender (other than with respect to any Revolver Commitment Increase to which such Lender has agreed) without the prior written consent of such affected Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase of the Revolver Commitments of any Lender),

(iii)     extend the Revolver Commitment of any Lender or decrease the Unused Line Fees or Issuing Bank Fees without the prior written consent of such Lender or Issuing Bank, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase or extension of maturity); provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (iii) and (y) any amendment to the Consolidated Fixed Charge Coverage Ratio or the component definitions thereof shall not constitute a reduction in the Unused Line Fees for purposes of this clause (iii),

(iv)     except to the extent necessary to give effect to the express intentions of this Agreement (including Sections 2.22, 2.23, 9.04 and 9.08(d)), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.18(b) or (c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender,

(v)     amend or modify the provisions of Section 7.02, Sections 9.08(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders,” without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any Revolver Commitment Increase, Extended Revolver Commitments (and the related credit exposure), any Replacement Revolver Facility and additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolver Loans and Revolver Commitments are included on the Closing Date),

(vi)     release all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or release all or substantially all of the value of the Guarantees (except as otherwise permitted herein (including in connection with a transaction permitted under Section 6.05) or in the other Loan Documents) under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii)     without the prior written consent of the Supermajority Lenders, change the definition of the terms “Availability,” “U.K. Borrowing Base” or “U.S. Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Account,” “Eligible Inventory” and “Eligible In-Transit Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves or to add Accounts and Inventory acquired in a Permitted Business Acquisition to the Borrowing Base as provided herein,

(viii)     without the prior written consent of the Supermajority Lenders, increase the percentages set forth in the term “U.S. Borrowing Base” or add any new classes of eligible assets thereto,

(ix)     amend the definition of “Alternative LC Currency” without the prior written consent of each Lender, or

(x)     without the prior written consent of the Required Tranche Lenders, adversely affect the rights of Lenders under such Tranche in respect of payments hereunder in a manner different than such amendment affects other Tranche, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank acting as such at the effective date of such agreement or the Swingline Lender, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolver Commitments of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

(c)     Without the consent of the Syndication Agents or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)     Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Revolver Facility (as defined below) to permit the refinancing, replacement or modification of all of the Revolver Facility or Revolver Commitment Increase (such Loans, the “Replaced Revolver Facility”) with a replacement revolving facility hereunder (“Replacement Revolver Facility”); provided, that (i) the aggregate amount of such Replacement Revolver Facility shall not exceed the aggregate principal amount of such Replaced Revolver Facility (plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (ii) the terms of any Replacement Revolver Facility are, as of the date of incurrence of such Replacement Revolver Facility, not (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms), taken as a whole, materially more favorable to the lenders providing such Replacement Revolver Facility than those applicable to the Replaced Revolver Facility (other than any covenants or other provisions applicable only to periods after the Revolver Termination Date) and (iii) any Lender or, with the consent of the Borrowers and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Revolver Loans or Revolver Commitment to such person, the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (which consent shall not be unreasonably withheld), any additional bank, financial institution or other entity may provide such Replacement Revolver Facility.

(e)     Notwithstanding anything to the contrary contained in this Section 9.08 or any Loan Document, (i) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Sections 2.21, 2.22, 2.23, 9.04(f) or 9.08(d), (ii) if the Administrative Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Parent, Holdings or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.09.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Revolver Loan or participation in any L/C Disbursement, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10.     Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12.     Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (including by.”pdf” or.”tif”) shall be as effective as delivery of a manually signed original.

SECTION 9.14.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.     Jurisdiction; Consent to Service of Process.

(a)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)     Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

SECTION 9.16.     Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrowers and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrowers or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by any such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or relying on any such information, (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Revolver Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrowers), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case such Lender, such Issuing Bank or such Agent will promptly notify the Borrowers, in advance, to the extent permitted by applicable law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (B) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section; provided that no such disclosure shall be made by such Lender, such Issuing Bank or such Agent or any of their respective Affiliates to any such person that is a Disqualified Institution), (D) in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (E) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), in each case other than a Disqualified Institution, (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), and (G) with the consent of the Borrowers. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and any Swap Agreement to which a Lender is a party.

SECTION 9.17.     Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in each case in a transaction not prohibited by Section 6.05 or in connection with an Unrestricted Subsidiary Designation or in connection with a pledge of the Equity Interests of joint ventures permitted by Section 6.02, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 or in connection with an Unrestricted Subsidiary Designation and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. At the request of the Borrowers, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) (i) subordinate any Lien granted to the Administrative Agent (or any sub-agent or collateral agent) under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a), (c)(i), (i), (v), (z), (aa), (ff) and (gg) and (ii) enter into intercreditor arrangements contemplated by Sections 6.01(g) and (o), Sections 6.02(b), (c), (v) and (z) and the definition of “Permitted Refinancing Indebtedness.”

SECTION 9.18.     USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act.

SECTION 9.19.     U.K. “Know your customer” checks.

(a)     If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date; (ii) any change in the status of the U.K. Borrower after the Closing Date; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the U.K. Borrower shall promptly upon the request of any Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by any Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for such Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents; and

(b)     Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by any Agent (for itself) in order for that Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

SECTION 9.20.     Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.21.     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolver Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.22.     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.23.     Acknowledgements. Each of Holdings and each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

SECTION 9.24.     Lender Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders and the Issuing Bank, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

SECTION 9.25.     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.26.     Nature of Borrowers’ Obligations.

(a)     Notwithstanding anything to the contrary herein, the U.S. Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each U.S. Borrower (regardless of which Borrower shall have delivered a Borrowing Request) and may be enforced against each U.S. Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each U.S. Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder. Further, the provisions of the Collateral Agreement set forth in Sections 2 thereof are hereby incorporated by reference and shall be deemed to apply to the Obligations of the U.S. Borrowers mutatis mutandis as if set forth herein.

(b)     Notwithstanding anything to the contrary herein, the obligations of the U.K. Borrower hereunder are, in all cases, several with respect to the U.K. borrowings only and not joint and the U.K. Borrower shall not be responsible for the failure of any other Borrower to make any payments hereunder or under any other Loan Document, as applicable.

SECTION 9.27.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.28.     Amendment and Restatement of Original Credit Agreement.

(a)     This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations under the Original Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or the other Loan Documents, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Guarantor under the Original Credit Agreement from any of its obligations and liabilities outstanding thereunder, as modified hereby. Each Guarantor hereby confirms and agrees that, except as modified or amended and restated hereby or by a Loan Document or other instruments executed concurrently herewith, each “Loan Document” (as defined in the Original Credit Agreement) to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Date all references in any such Loan Document to the “Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean this Agreement.

(b)     Each Guarantor (a) consents to the amendment and restatement of the Original Credit Agreement by this Agreement; (b) acknowledges and agrees that its obligations under each of the “Loan Documents” (as defined in the Original Credit Agreement) owing to each lender thereunder that is also a Lender hereunder shall be in respect of the obligations of the U.S. Borrowers under this Agreement and the other Loan Documents; and (c) reaffirms all of its obligations under each “Loan Document” (as defined in the Original Credit Agreement) and each other Loan Document and all other Secured Obligations, reaffirms its prior grants and the validity of Liens on the Collateral to secure the Secured Obligations and with respect to each of the Guarantors, its guarantee of the Secured Obligations. Each Loan Party hereby expressly acknowledges that the amendment and restatement of the Original Credit Agreement by this Agreement does not (i) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Secured Obligations, whether heretofore or hereafter incurred; or (ii) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens. Each Loan Party hereby confirms and agrees that all outstanding principal, interest and fees and other obligations under the Original Credit Agreement immediately prior to the Restatement Date shall, to the extent not paid on the Restatement Date, from and after the Restatement Date, be, without duplication, Secured Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by this Agreement and the other Loan Documents; provided, however, that notwithstanding anything to the contrary herein, the U.K. Borrower shall not be included in the definition of “Loan Parties” with respect to any reaffirmation contained herein in respect of guarantees provided and/or security interests pledged in Collateral.

(c)     On the Restatement Date, each Lender party to the Original Credit Agreement immediately prior to the Restatement Date (each, an “Existing Lender”) will automatically and without further act be deemed to have assigned to each Lender party to this Agreement as of the Restatement Date (each, a “Restatement Date Lender”), and each such Restatement Date Lender will automatically and without further act be deemed to have assumed, a portion of such Existing Lender’s Revolver Loans outstanding immediately prior to the Restatement Date (“Existing Revolver Loans”) and participations under the Original Credit Agreement in outstanding Letters of Credit (if any are outstanding on the Restatement Date) and Swingline Loans (if any are outstanding on the Restatement Date) such that, after giving effect to each such deemed assignment and assumption of Existing Revolver Loans and participations, the percentage of the aggregate outstanding (i) Revolver Loans, (ii) participations under this Agreement in Letters of Credit and (iii) participations under this Agreement in Swingline Loans held by each Lender (including each such Restatement Date Lender) will equal the percentage of the aggregate Revolver Commitments of all Lenders represented by such Lender’s Revolver Commitment as of the Restatement Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Restatement Date.

GENERAC HOLDINGS INC., as Parent (for purposes of Section 9.28(b) only),

By:
Name: York A. Ragen
Title: Chief Financial Officer

GENERAC ACQUISITION CORP., as Holdings

By:
Name: York A. Ragen
Title: Chief Financial Officer

GENERAC POWER SYSTEMS, INC., as Lead Borrower

By:
Name: York A. Ragen
Title: Chief Financial Officer

GENERAC HOLDINGS UK LIMITED, as U.K. Borrower

By:
Name: York A. Ragen
Title: Chief Financial Officer

MAC, INC.
ROUTE 22A & 1 MAIN LLC
CHP HOLDINGS, INC.
COUNTRY HOME PRODUCTS, INC.

By:
Name: York A. Ragen
Title: Chief Financial Officer

Signature Page to Second Amended and Restated Credit Agreement

GENERAC MOBILE PRODUCTS, LLC

By:
Name: York A. Ragen
Title: Secretary and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Lender and as Administrative Agent

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. (acting through its London branch), as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

[ ], as a Lender

By:
Name:
Title:

Signature Page to Second Amended and Restated Credit Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swingline Loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Affiliate of [Identify Lender]]

3.	Lead Borrower:	GENERAC POWER SYSTEMS, INC.

4.	Administrative Agent:	BANK OF AMERICA, N.A.,
as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of June 12, 2018, among the Lead Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time, the Administrative Agent and the other agents named therein.

6.	Assigned Interest:

Class of Commitment[1]	Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment[2]
	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________

_________________________

_________________________

Attention:

Telecopier:

with a copy to:

__________________________________________________

_________________________

Attention:

Telecopier:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_________________________

_________________________

_________________________

Attention:

Telecopier:

with a copy to:

_________________________

_________________________

_________________________

Attention:

Telecopier:

Wire Instructions:

1 U.S. Revolver Commitments and U.K. Revolver Commitments must be assigned pro rata.

2 Set forth, to at least 9 decimals, as a percentage of the Revolver Commitments of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]3 Accepted:

[BANK OF AMERICA, N.A.,
as Administrative Agent

By: _________________________________

Name:

Title:]

[Consented to:]4

[GENERAC POWER SYSTEMS, INC.

By: _________________________________

Name:

Title:]

[Consented to:]5

[BANK OF AMERICA, N.A.,
as Issuing Bank and/or Swingline Lender

By: _________________________________

Name:

Title:]

3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement.

5To be added only if the consent of each Issuing Bank and/or Swingline Lender is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender or Issuing Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender or Issuing Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or Issuing Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender or Issuing Bank, (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender or Issuing Bank.

2.           U.K. Revolver Commitment. Where this Assignment and Acceptance concerns, in full or in part, any U.K. Revolver Commitment or U.K. Revolver Loan, the assignee must confirm or delete the following (as appropriate):

2.1

The assignee confirms, for the benefit of the Administrative Agent and without any liability to any Loan Party that it is [a U.K. Qualifying Lender (other than a Treaty Lender)] / [a Treaty Lender] / [not a U.K. Qualifying Lender].[6]

2.2

[The assignee confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a U.K. Revolver Loan is either (a) a company resident in the U.K. for U.K. tax purposes, (b) a partnership each member of which is (A) a company so resident in the U.K., or (B) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] [7]

2.3

[The assignee confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and it is tax resident in [●][8], so that interest payable to it by borrowers is generally subject to full exemption from U.K. withholding tax, and requests that the Lead Borrower notify the U.K. Borrower that it wishes that scheme to apply to the Agreement.][9]

6 Delete as applicable – each assignee is required to confirm which of these three categories it falls within.

7 Include only if assignee is a non-bank Lender – i.e. falls within sub-section (a)(ii) of the definition of U.K. Qualifying Lender.

8 Insert jurisdiction of tax residence.

9 Include if assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

3.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

3.1

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

FORM OF Administrative Questionnaire

I. Name(s) of the Borrower(s):
II. Legal Name of Lender for Signature Page:
III. Name of Lender for any eventual tombstone:

IV. Legal Address:

V. Contact Information:
Credit Contact	Operations Contact	Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
Email: Address:

VI. Lender’s Wire Payment Instructions:

Pay to:
(Name of Lender)
(ABA#)	(City/State)
(Account #)	(Account Name)

VII. Organizational Structure:

Foreign Branch, organized under which laws etc.
Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)
[ ]	Form W-9
[ ]	Form W-8
[ ]	Form 4224 effective:

[ ]		Form 1001
[ ]		W/Hold % Effective
[___]		Form 4224 on file with Administrative Agent from previous current year’s transaction

VIII. Payment Instructions:
Servicing Site:

Pay To:

IX. Name of Authorized Officer:
Name:
Signature:
Date:

X. Institutional Investor Sub-Allocations
Institution Legal Name:
Fund Manager:
Sub-Allocations:
Exact Legal Name (for documentation purposes)	Sub-Allocation (Indicate US$)	Direct Signer to Credit Agreement (Yes / No)	Purchase by Assignment (Yes / No)	Date of Post Closing Assignment
1.
2.
3.
4.
5.
6.
7.
Total

Special Instructions

Please return this form, by fax, to the attention of [              ], fax [              ], no later than 5:00 p.m. New York City time, on [              ], 20[   ].

EXHIBIT C

FORM OF BORROWING REQUEST

Bank of America, N.A., as Administrative Agent for the lenders referred to below,

One Bryant Park

New York, New York 10036
Attention: [_______]

[_____] [__], [20__]

Ladies and Gentlemen:

The undersigned [GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”)][GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”)]10 refers to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), [GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”)][GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”)], [the Lead Borrower][the U.K. Borrower], the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [Lead][U.K.] Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection with that request sets forth below the terms on which such Borrowing is requested to be made:

(A)	Borrower

(B)	Date of Borrowing (which is a Business Day)

(C)	Aggregate Amount of Borrowing[11]

(D)	Type of Borrowing[12]

10 Insert applicable borrower.

11 For non-Swingline Loans, not less than $1,000,000 and in an integral multiple of $500,000, but in any event not exceeding the available Revolver Commitment at such time.  For Swingline Loans, not less than $250,000 and in an integral multiple of $250,000, but in any event not exceeding the available Revolver Commitment at such time.

12Specify Eurodollar Borrowing, European Base Rate Borrowing or ABR Borrowing.

(E)	Type of Loan[13]

(F)	Interest Period and the last day Thereof[14]

(G)	Funds are requested to be disbursed to a Borrower’s account with _____________ (Account No. _________________).

(H)	Currency of the Borrowing

[Remainder of page intentionally left blank]

The [Lead Borrower][U.K. Borrower] hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the requested Borrowing, the conditions to lending specified in Section[s] [4.01 and] 15 4.02 of the Credit Agreement have been satisfied.

[GENERAC POWER SYSTEMS, INC., as Lead Borrower] [GENERAC HOLDINGS UK LIMITED, as U.K. Borrower]

By:

Name:
Title:

13 Specify US Revolver Loans or U.K. Revolver Loan

14To be an Interest Period contemplated by definition of “Interest Period” in the Credit Agreement (with respect to Eurodollar Borrowings only).

15 Insert for Borrowing on the Restatement Date

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Reference is made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to Section 2.07 of the Credit Agreement, the [Lead Borrower][U.K. Borrower] desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of __/__/20__:

[Applicable Currency] [___,___,___]	Eurocurrency Base Rate Borrowing to be continued with Interest Period of 1 month.
$[___,___,___]	Eurodollar Borrowing to be continued with Interest Period of ____ month(s).

$[___,___,___]	ABR Borrowing to be converted to a Eurodollar Borrowing with Interest Period of ____ month(s).

$[___,___,___]	Eurodollar Borrowing to be converted to ABR Borrowing.

The [Lead Borrower][U.K. Borrower] hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

Date: __/__/20__	[GENERAC POWER SYSTEMS, INC., as Lead Borrower

By: __________________________ Name: Title: ]

[GENERAC HOLDINGS UK LIMITED, as U.K. Borrower

By: __________________________ Name: Title: ][16]

16 To be signed by Lead Borrower or U.K. Borrower, as applicable

EXHIBIT E

[Reserved]

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE
[_], 20[  ]

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF GENERAC POWER SYSTEMS, INC., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1.  I am the chief financial officer of GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”) and GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”).

2.  Reference is made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, Holdings, GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the Subsidiaries of the Lead Borrower from time to time party thereto, as guarantors (the “Guarantors”), the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3.  I have reviewed, or caused to be reviewed under my supervision, the terms of Article III and Article IV of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto.

4.  Based upon my review described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the Restatement Date and immediately following the making of the Revolver Loans on the Restatement Date and after giving effect to the application of the proceeds of the Revolver Loans, (i) the fair value of the assets of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Lead Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Date.

The foregoing certifications are made and delivered as of the date first written above.

GENERAC POWER SYSTEMS, INC.,
as Lead Borrower

By:
Name:
Title:

EXHIBIT G

FORM OF SUBORDINATION PROVISIONS

Reference is made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the Lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

A.	[Defined terms to be included]:

“Cash Management Agreement” shall mean any agreement evidencing Cash Management Obligations entered into by (i) the Lead Borrower or any of its Restricted Subsidiaries and (ii) a counterparty thereto that is designated by the Lead Borrower as a Lender Counterparty.

“Designated Senior Debt” means:

(1)     any Indebtedness outstanding under the Loan Documents, Cash Management Agreements, Swap Agreements and any Permitted Refinancing Indebtedness in respect thereof; and

(2)     any other Senior Debt permitted under the [applicable debt instrument], and that has been designated by the Lead Borrower as “Designated Senior Debt.”

“Obligations” means: any principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or its Subsidiaries whether or not a claim for post-filing interest is allowed in such proceedings, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof; but excluding contingent indemnification and reimbursement obligations which are not due and payable.

“Permitted Junior Securities” means:

(1)     Equity Interests in the Lead Borrower, Holdings, any Subsidiary Loan Party, or any other business entity provided for by a plan of reorganization with respect to such person which has been confirmed by a bankruptcy court of competent jurisdiction; or

(2)     debt securities of the Lead Borrower, Holdings, any Subsidiary Loan Party, or any other business entity provided for by a plan of reorganization with respect to such person which has been confirmed by a bankruptcy court of competent jurisdiction that (i) has a maturity date at least 180 days later than the Final Maturity Date and (ii) are subordinated, substantially the same extent as, or to a greater extent than, the Subordinated Debt is subordinated to Senior Debt under the these subordination provisions, to all Senior Debt and any debt securities issued in exchange for Senior Debt.

“Senior Debt” means:

(1)     all Indebtedness of the Lead Borrower, Holdings or any Subsidiary Loan Party outstanding under any of the Loan Documents, the Cash Management Agreements, and the Swap Agreements;

(2)     any other Indebtedness of the Lead Borrower, Holdings or any Subsidiary Loan Party permitted to be incurred under the terms of the [applicable debt instrument], unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subordinated Debt; and

(3)     all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Lead Borrower or its Subsidiaries whether or not a claim for post-filing interest is allowed in such proceedings).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)     any liability for federal, state, local or other taxes owed or owing by Lead Borrower, Holdings or any Subsidiary or Affiliate thereof;

(2)     any trade payables;

(3)     the portion of any Indebtedness that is incurred in violation of the [applicable debt instrument]; or

(4)     Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Subordinated Debt” means: indebtedness incurred under the [applicable debt instrument].

“Swap Agreements” shall mean any agreement evidencing obligations under Swap Agreements entered into by: (i) the Lead Borrower or any of its Restricted Subsidiaries and (ii) a counterparty thereto that is designated by the Lead Borrower as a Lender Counterparty.

B.	Subordination

The payment of principal, interest and premium and liquidated damages, if any, on the Subordinated Debt will be subordinated in right of payment to the indefeasible prior payment in full of all Senior Debt of the Lead Borrower, including Senior Debt incurred after the date of the [applicable debt instrument].

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for post petition interest is allowed in any such proceeding, and any make whole or prepayment premium regardless whether or not claims for such amounts are allowed in such proceeding) before the holders of Subordinated Debt will be entitled to receive any payment with respect to the Subordinated Debt (except that holders of Subordinated Debt may receive and retain Permitted Junior Securities or payments received from any trust established pursuant to [insert defeasance and/or discharge provisions under applicable debt instrument] if the subordination provisions described in this section and the terms of the Designated Senior Debt related thereto were not violated at the time the applicable amounts were deposited in trust or with the [trustee]/[agent]), in the event of any distribution to creditors of the Lead Borrower:

(1)     in a liquidation or dissolution of the Lead Borrower or any other Loan Party;

(2)     in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Lead Borrower [or any other Loan Party] and [their] respective properties;

(3)     in an assignment for the benefit of creditors; or

(4)     in any marshaling of the assets and liabilities of the Lead Borrower [or any other Loan Party].

The Lead Borrower also may not make any payment or distribution in respect of the Subordinated Debt (except in the form of Permitted Junior Securities or payments, on behalf of the Lead Borrower, from any trust established pursuant to [insert defeasance and/or discharge provisions under applicable debt instrument] if the subordination provisions described in this section and the terms of the Designated Senior Debt related thereto were not violated at the time the applicable amounts were deposited in trust or with the [trustee]/[agent]) if:

(1)     a default in the payment of any principal, premium, interest or any other amount payable in respect of Designated Senior Debt occurs and is continuing beyond any applicable grace period (including at maturity); or

(2)     any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee/agent receives a notice of such default (a “Payment Blockage Notice”) from the Lead Borrower or the holders of any Designated Senior Debt; provided, however, that the Lead Borrower may make such payments or distributions in respect of the Subordinated Debt without regard to the foregoing if the Lead Borrower and the [trustee]/[agent] receive written notice approving such payment from the representative of such issue of Designated Senior Debt.

Payments on the Subordinated Debt may and will be resumed:

(1)     in the case of a payment default, upon the date on which such default is cured or waived; and

(2)     in the case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the [trustee]/[agent] receives notice from the Lead Borrower or the holders of such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)     360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)     all scheduled payments of principal, interest and premium and liquidated damages, if any, on the Subordinated Debt that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the holders of Subordinated Debt (or any [trustee]/[agent] acting therefor) will be, or be made, the basis for a subsequent Payment Blockage Notice.

If any holder of Subordinated Debt (or any [trustee]/[agent] acting therefor) receives a payment or distribution in respect of the Subordinated Debt (except in Permitted Junior Securities or payments received from any trust established pursuant to [insert defeasance and/or discharge provisions under applicable debt instrument] if the subordination provisions described in this section and the terms of the Designated Senior Debt related thereto were not violated at the time the applicable amounts were deposited in trust or with the [trustee]/[agent]) when the payment is prohibited by these subordination provisions, then any such holder of Subordinated Debt (or any [trustee]/[agent] acting therefor), as the case may be, will hold the payment or distribution in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, any such holder of Subordinated Debt (or [trustee]/[agent] acting therefor), as the case may be, will deliver such payment or distribution in trust to the holders of Senior Debt or their proper representative.

The Lead Borrower must promptly notify holders of Senior Debt if payment on the Subordinated Debt is accelerated because of an Event of Default.

EXHIBIT H

FORM OF INTERCOMPANY NOTE

Note Number: [_]	Dated: [___], 20[ ]

FOR VALUE RECEIVED, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”), and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany note (this “Promissory Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, Holdings, GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the Lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and at such times as may be agreed upon in writing from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee who is a grantor under the Security Documents to the Administrative Agent, for the benefit of the Secured Parties, as security for such Payee’s Obligations, if any, under the Credit Agreement, the Collateral Agreement and the other Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that the Administrative Agent and the other Secured Parties may exercise all the rights of such Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee which is not a grantor under the Security Documents (a “Subordinated Payee”) agrees that any and all claims of such Subordinated Payee against any Payor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until all of the Obligations have been performed and paid in full in immediately available funds, no Letters of Credit are outstanding and the Revolver Commitments have been terminated; provided, that each Payor may make payments to the applicable Subordinated Payee so long as no Event of Default shall have occurred and be continuing. Notwithstanding any right of any Subordinated Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Subordinated Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Administrative Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent or any Secured Party in such assets until the payment in full of the Obligations (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)). Except as permitted by the Credit Agreement, if an Event of Default has occurred and is continuing, the Subordinated Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been performed and paid in full in immediately available funds (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), no Letters of Credit are outstanding and the Revolver Commitments under the Credit Agreement have been terminated.

If an Event of Default shall have occurred and be continuing, except as otherwise permitted under the Credit Agreement, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Subordinated Payee upon or with respect to Payor Indebtedness owing to such Subordinated Payee prior to such time as the Obligations have been performed and paid in full in immediately available funds (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), no Letters of Credit are outstanding and the Revolver Commitments have been terminated, such Subordinated Payee shall receive and hold the same in trust, as trustee, for the benefit of the Administrative Agent and the Secured Parties, and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Subordinated Payee where necessary or advisable in the Administrative Agent’s judgment), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Subordinated Payee and held in trust by such Subordinated Payee as the property of the Administrative Agent, for the benefit of the Secured Parties. If such Subordinated Payee fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.

Each Payee agrees that until the Obligations have been performed and paid in full in immediately available funds, no Letters of Credit are outstanding and the Revolver Commitments have been terminated, such Subordinated Payee will not otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(signature page follows)

IN WITNESS WHEREOF, each Payor has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GENERAC POWER SYSTEMS, INC.

By: __________________________________

Name:

Title:

GENERAC ACQUISITION CORP.

By: __________________________________

Name:

Title:

[subsidiaries]

By: __________________________________

Name:

Title:

SCHEDULE A

TRANSACTIONS
ON
INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to ___________________________________________ all of its right, title and interest in and to the Intercompany Note, dated [____], [__], 20__ (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”), and each other Subsidiary of Holdings or any other person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Loan Parties. From time to time after the date thereof, additional Subsidiaries of the Loan Parties shall become parties to the Promissory Note (each, an “Additional Payee”) and, if such Subsidiary is or becomes a Loan Party, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and, if applicable, a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and, if applicable, an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated: ________________

(signature page follows)

GENERAC ACQUISITION CORP.

By: __________________________________

Name:

Title:

GENERAC POWER SYSTEMS, INC.

By: __________________________________

Name:

Title:

[SUBSIDIARY LOAN PARTIES]

By: __________________________________

Name:

Title:

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

________, __, 20__

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF GENERAC POWER SYSTEMS, INC., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1.     I am a Financial Officer of GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”).

2.     I have reviewed the terms of that certain Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Lead Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above pursuant to Section 5.04(c) of the Credit Agreement.

GENERAC POWER SYSTEMS, INC.,
as Lead Borrower

By:
Name:
Title:

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [______, __] 20_

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) interest payments on the Loan(s) are not effectively connected with its conduct of a U.S. trade or business..

The undersigned has furnished the Administrative Agent and the Lead Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and deliver promptly to the Administrative Agent and the Lead Borrower an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Administrative Agent or the Lead Borrower) or promptly notify the Administrative Agent and the Lead Borrower in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT L-2

form of U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the payments with respect to such participation are not effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or such other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the interest portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments with respect to such participation are not effectively connected with the undersigned’s or its Applicable Partners’/Members’ conduct of a U.S. trade or business..

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its Applicable Partners/Members: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments on the Loan(s) are not effectively connected with the undersigned’s or its Applicable Partners’/Members’ conduct of a U.S. trade or business..

The undersigned has furnished the Administrative Agent and the Lead Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and promptly deliver to the Lead Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or the Administrative Agent) or promptly notify the Lead Borrower and the Administrative Agent of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT M-1

FORM OF U.S. Revolver NOTE

Date: [●]

FOR VALUE RECEIVED, the undersigned, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each U.S. Revolver Loan from time to time made by the Lender to the U.S. Borrowers under that certain Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Generac Power Systems, Inc., a Wisconsin corporation (the “Lead Borrower”), by and among GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the LENDERS party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and Wells Fargo Bank, N.A., as documentation agent (in such capacity, the “Documentation Agent”).

The U.S. Borrowers promise to pay interest on the aggregate unpaid principal amount of each U.S. Revolver Loan made by the Lender to the U.S. Borrowers under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This U.S. Revolver Note (this “Note”) is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement. U.S. Revolver Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

Each U.S. Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GENERAC POWER SYSTEMS, INC.,
as Lead Borrower

By:
Name:
Title:

EXHIBIT M-2

FORM OF U.K. Revolver NOTE

Date: [●]

FOR VALUE RECEIVED, the undersigned, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each U.K. Revolver Loan from time to time made by the Lender to the U.K. Borrower (as defined below) under that certain Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as the same may be amended, restated, extended, amended and restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Generac Power Systems, Inc., a Wisconsin corporation (the “Lead Borrower”)), by and among GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), the LENDERS party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and Wells Fargo Bank, N.A., as documentation agent (in such capacity, the “Documentation Agent”).

The U.K. Borrower promises to pay interest on the aggregate unpaid principal amount of each U.K. Revolver Loan made by the Lender to the U.K. Borrower under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This U.K. Revolver Note (this “Note”) is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement. U.K. Revolver Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

The U.K. Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GENERAC HOLDINGS U.K. LIMITED,
as U.K. Borrower

By:
Name:
Title:

EXHIBIT N

[Reserved]

EXHIBIT O

FORM OF BORROWING BASE CERTIFICATE

Date:     [        ]

Reference is made to the Second Amended and Restated Credit Agreement dated as of June 12, 2018 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Lead Borrower”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), GENERAC HOLDINGS UK LIMITED, a company incorporated in England and Wales (the “U.K. Borrower”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and the U.K. Borrower, collectively, the “Borrowers”), financial institutions party thereto as lenders from time to time (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for its own benefit and the benefit of the other Secured Parties and various other agents. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement

Pursuant to Section 5.12 of the Credit Agreement, the undersigned Financial Officer of the Lead Borrower hereby certifies that as of the close of business on the date set forth above, the applicable Borrowing Base of the Lead Borrower and the U.K. Borrower17 is computed as set forth on Exhibit A attached hereto.

[Signature Page Follows]

17 Cahill: Think the U.K. Borrowing Base is supposed to be designated in the Borrowing Base certificate delivered by Lead Borrower, yes?

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

GENERAC POWER SYSTEMS, INC.,
as Lead Borrower

By:
Name:
Title:

Exhibit A

EXHIBIT P

FORM OF APPLICABLE MARGIN CERTIFICATE

For the Fiscal Quarter ended ______________________

Average Availability for such Fiscal Quarter: ___________________________

Applicable Margin*

Level	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans	Applicable Margin for European Base Rate Loans

*based on pricing grid set forth in the definition of “Applicable Margin”

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________.

GENERAC POWER SYSTEMS, INC.

By:
Name:
Title:

[OTHER BORROWERS]

Schedule 2.01

Revolver Commitments

Lender	U.S. Revolver Commitments	U.K. Revolver Commitments
Bank of America, N.A.	$114,583,333.33	$22,916,666.67
JPMorgan Chase Bank, N.A.	$66,666,666.67	$13,333,333.33
Wells Fargo Bank, National Association	$47,916,666.67	$9,583,333.33
Goldman Sachs Bank USA	$20,833,333.33	$4,166,666.67

Total	$250,000,000	$50,000,000

Schedule 3.08(a)

Subsidiaries

Name	Jurisdiction	Percentage of each class of outstanding Equity Interests owned	Ownership
Generac Power Systems, Inc.	Wisconsin	100%	Generac Acquisition Corp.
Warehouse Development Group, LLC	Wisconsin	100%	Generac Power Systems, Inc.
Powermate, LLC	Delaware	100%	Generac Power Systems, Inc.
Generac Mobile Products, LLC	Wisconsin	100%	Generac Power Systems, Inc.
MAC, Inc.	Delaware	100%	Generac Mobile Products, LLC
MAC Holdings, LLC	North Dakota	100%	Generac Mobile Products, LLC
CHP Holdings, Inc.	Delaware	100%	Generac Power Systems, Inc.
Country Home Products, Inc.	Delaware	100%	CHP Holdings, Inc.
Route 22A & 1 Main LLC	Vermont	100%	Country Home Products, Inc.
MOTORTECH Americas, L.L.C.	Louisiana	100%	Generac Power Systems, Inc.
Generac Holdings UK Limited	UK	100%	Generac Power Systems, Inc.
Generac Global UK Limited	UK	100%	Generac Holdings UK Limited
Ottomotores Nominees Limited	UK	100%	Generac Global UK Limited
Ottomotores S.A. de C.V.	Mexico	99.999995%	Generac Global UK Limited
Ottomotores S.A. de C.V.	Mexico	0.000005%	Ottomotores Nominees Limited
Ottomotores Comercializadora S.A. de C.V.	Mexico	99.9999952%	Generac Global UK Limited
Ottomotores Comercializadora S.A. de C.V.	Mexico	0.0000048%	Ottomotores Nominees Limited
Selmec Equipos Industriales, S.A. de C.V.	Mexico	99.9999998%	Ottomotores Comercializadora S.A. de C.V.
Selmec Equipos Industriales, S.A. de C.V.	Mexico	0.0000002%	Ottomotores Nominees Limited

2

Operadora Selmec, S.A. de S.V.	Mexico	99.998%	Selmec Equipos Industriales, S.A. de C.V.
Operadora Selmec, S.A. de S.V.	Mexico	0.002%	Ottomotores Comercializadora S.A. de C.V.
Servicios Administrativos Selmec, S.A. de C.V.	Mexico	99.998%	Selmec Equipos Industriales, S.A. de C.V.
Servicios Administrativos Selmec, S.A. de C.V.	Mexico	0.002%	Ottomotores Comercializadora S.A. de C.V.
Generac do Brasil Ltda	Brazil	>99.999995%	Generac Global UK Limited
Generac do Brasil Ltda	Brazil	<0.000005%	Ottomotores Nominees Limited
MOTORTECH GmbH	Germany	100%	Generac Global UK Limited
MOTORTECH Polska sp. z.o.o.	Poland	100%	Generac Global UK Limited
MOTORTECH Shanghai Co., Ltd.	China	100%	Generac Global UK Limited
Suzhou Generac Power System Co., Ltd.	China	100%	Generac Global UK Limited
Generac Mobile Products S.r.l.	Italy	100%	Generac Holdings UK Limited
Generac Holdings Italy S.r.l.	Italy	100%	Generac Holdings UK Limited
PR Industrial S.r.l.	Italy	65%	Generac Holdings Italy S.r.l.
Pramac Europe SAS	France	100%	PR Industrial S.r.l.
Pramac (UK) Limited	UK	100%	PR Industrial S.r.l.
Generac Mobile Products UK LTD	UK	100%	Pramac (UK) Limited
Pramac Racing Limited	UK	50%	Pramac (UK) Limited
Pramac GmbH	Germany	100%	PR Industrial S.r.l.
PR-NA Industries Inc.	Florida	100%	PR Industrial S.r.l.
Pramac Iberica S.A.U.	Spain	100%	PR Industrial S.r.l.
Pramac Swiss S.A.in Liquidazione	Switzerland	100%	Pramac Iberica S.A.U.
SC Pramac Generators S.r.l.	Romania	99%	Pramac Iberica S.A.U.
SC Pramac Generators S.r.l.	Romania	1%	PR Industrial S.r.l.
Pramac RUS Ltd	Russia	99.9%	Pramac Iberica S.A.U.
Services & Gestion France Sarl	France	100%	Pramac Iberica S.A.U.
PR Middle East Fze	United Arab Emirates	100%	Pramac Iberica S.A.U.
Pramac Fu Lee Foshan Power Equipment Ltd	China	100%	Pramac Iberica S.A.U.
PR Australia PTY Ltd	Australia	100%	Pramac Iberica S.A.U.
GPR Brazil Equipamentos LTDA	Brazil	99.9%	PR Industrial S.r.l.
GPR Brazil Equipamentos LTDA	Brazil	0.1%	Ottomotores Nominees Limited
Pramac Sp. Zo.o.	Poland	100%	PR Industrial S.r.l.
Pramac Caribe Srl	Dominican Republic	50%	PR Industrial S.r.l.
Pramac Asia PTE Ltd	Singapore	100%	PR Industrial S.r.l.
Lifter China Ltd Company	China	50%	PR Industrial S.r.l.

3

Schedule 3.20

Insurance

SECTION 3.20.     Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Restricted Subsidiaries as of the Second Restatement Date. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of such date, such insurance is in full force and effect.

Property Casualty Insurance Policy Summary

Policy Year: (2) = 2/10/18-2/10/19, (8) = 8/1/17-8/1/18

Automobile (8):
Policy Carrier:	Sentry Insurance A Mutual Company
Policy Coverage:	Auto & truck accidents
Coverage Limits:	$1,000,000 per occurrence / aggregate
Deductible:	$1,000 per occurrence

Crime (2):
Policy Carrier:	Axis Insurance Company
Policy Coverage:	Employee dishonesty, depositor’s forgery, money & securities, etc.
Coverage Limits:	$3,000,000 per occurrence / aggregate
Deductible:	$50,000 per occurrence

Directors & Officers (2):
Policy Carrier:	ACE American Insurance Company (Chubb) (primary $10mm)
Policy Carrier:	Travelers Casualty & Surety Company of America ($10mm excess $10mm)
Policy Carrier:	Beazley Insurance Company ($10mm excess $20mm)
Policy Carrier:	National Union Fire Insurance Company (AIG) ($10mm excess $30mm)
Policy Carrier:	Old Republic Insurance Company ($10mm excess $40mm)
Policy Carrier:	Allianz Global Risks US Insurance Company ($10mm excess $50mm)
Policy Carrier:	Beazley Insurance Company ($10mm excess Side A)
Policy Coverage:	(Feb 10, 13-14) Covers directors & officers defense costs, settlements & judgments
Coverage Limits:	Combined $70,000,000 each loss / aggregate each policy period
Deductible:	$0 Non Indemnifiable Loss/$750K Indemnifiable Loss/$1M Securities Claim

Fiduciary (2):
Policy Carrier:	Chubb Group of Insurance Companies (Federal Insurance Company)
Policy Coverage:	Benefit programs
Coverage Limits:	$6,000,000 each loss / aggregate each policy period
Deductible:	$15,000 insuring Clause A / $0 voluntary settlement

Special Crime:
Policy Carrier:	Chubb Group of Insurance Companies (Federal Insurance Company)
Policy Coverage:	Kidnap, ransom & extortion
Coverage Limits:	$5,000,000 each loss / aggregate each policy period
Deductible:	$0
Policy Period:	8/1/16 – 8/1/19

Worker’s Compensation (8):
Policy Carrier:	Sentry Insurance A Mutual Company
Policy Coverage:	Statutory benefits
Coverage Limits:	by accident or disease $500,000 (CA $1mm) each employee / accident
Deductible:	$0

Commercial General and Pollution Legal Liability (8):
Policy Carrier:	AIG Specialty Insurance Company
Policy Coverage:	Products liability, premises, medical expenses, personal and advertising injury, pollution legal liability
Coverage Limits:	$1,000,000 each occurrence / $2,000,000 aggregate
Deductible:	$100,000 per occurrence / $300,000 aggregate

Umbrella (8):
Policy Carrier:	AIG Specialty Insurance Company
Policy Coverage:	Umbrella covering general liability, auto liability, workers compensation, employee benefits liability & foreign liability
Coverage Limits:	$10,000,000 each occurrence / $10,000,000 aggregate
Deductible:	$0 per occurrence

Excess Umbrella (8):
Policy Carrier:	Great American Insurance Company
Policy Coverage:	Excess umbrella covering general liability, auto liability, workers compensation, employee benefits liability & foreign liability
Coverage Limits:	$40,000,000 each occurrence / $40,000,000 aggregate (excess $10M)
Deductible:	$0

Excess Umbrella (8):
Policy Carrier:	Endurance American Insurance Company
Policy Coverage:	Excess umbrella covering general liability, auto liability, workers compensation, employee benefits liability & foreign liability
Coverage Limits:	$25,000,000 each occurrence / $25,000,000 aggregate (excess $50M)
Deductible:	$0

Foreign Liability (8):
Policy Carrier:	National Union Fire Insurance Company (AIG)
Policy Coverage:	International general liability, auto liability, voluntary workers compensation, and executive assistance
Coverage Limits:	$2,000,000 G/L, $1,000,000 all other per occurrence / $4,000,000 aggregate
Deductible:	$0

Global Property/BI/Inland Transit/Equipment Breakdown (8):
Policy Carrier:	American Home Assurance Company (AIG)
Policy Coverage:	Blanket buildings & personal property / blanket business income & extra expense / equipment breakdown (boiler & machinery) / foreign. tool & die
Coverage Limits:	$750,000,000 blanket property/equip breakdown/business interruption/sub limits on other misc.
Deductible:	$25,000 combined

Ocean Cargo (8):
Policy Carrier:	Travelers Property Casualty Company of America
Policy Coverage:	To/from all ports/places in the world, excludes countries on the “U.S. Enemies” list, includes Mexico inland transit
Coverage Limits:	$2,500,000 per vessel or aircraft / $25,000 per parcel post package and other / $250,000 per truck Mexico inland transit
Deductible:	$5,000 per occurrence

Employed Lawyers (2):
Policy Carrier:	Federal Insurance Company (Chubb)
Policy Coverage:	Covers employed attorney of GPS or other employee assisting attorney for “wrongful acts” – negligent, error, omission, misstatement, and breach of duty
Coverage Limits:	$1,000,000 per claim / aggregate
Deductible:	$0 non indemnifiable / $10,000 indemnifiable

Canadian Automobile Liability:
Policy Carrier:	Sentry Insurance A Mutual Company
Policy Coverage:	Auto & truck accidents
Coverage Limits:	$2,000,000 per occurrence
Deductible:	$250 Comp/$500 Col

Note: Constitutes all material insurance policies notwithstanding some smaller local admitted policies of the Restricted Subsidiaries may hold.

Schedule 5.12

Deposit Accounts

Owner	Bank	Account Number	Type of Account	Whether Account Will be Subject to a Control Agreement
Generac Power Systems, Inc.	J.P Morgan	127679618	Concentration	Yes
Generac Power Systems, Inc.	J.P Morgan	127680855	Collection ZBA	No
Generac Power Systems, Inc.	J.P. Morgan	127679915	Operating ZBA	No
Generac Power Systems, Inc.	J.P Morgan	127687371	Health Controlled Disbursement ZBA	No
Generac Power Systems, Inc.	J.P. Morgan	127687603	Controlled Disbursement ZBA	No
Generac Mobile Products, LLC	J.P. Morgan	127681069	Collection ZBA	Yes
Generac Mobile Products, LLC	J.P. Morgan	127680087	Operating ZBA	No
Generac Mobile Products, LLC	J.P. Morgan	127687827	Controlled Disbursement ZBA	No
Country Home Products, Inc.	J.P. Morgan	127680905	Collection ZBA	Yes
Country Home Products, Inc.	J.P. Morgan	127680673	Operating ZBA	No
Country Home Products, Inc.	J.P. Morgan	127687769	Controlled Disbursement ZBA	No